Exhibit 99.2

Item 15.	Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

HealthSouth Corporation:

We have completed integrated audits of HealthSouth Corporation’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows present fairly, in all material respects, the financial position of HealthSouth Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation.

Internal control over financial reporting

Also, we have audited management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A of the 2006 Annual Report on Form 10-K (not appearing herein), that HealthSouth Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the Company not maintaining effective controls over the accounting for income taxes, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment.

The Company did not maintain effective controls over the accounting for income taxes, including the accurate determination and reporting of income taxes receivable and payable, deferred income tax assets and liabilities and the related income tax provision. Specifically, the company did not maintain effective controls to review and monitor the accuracy of the components of the income tax provision calculations and related deferred income taxes and income taxes payable, and to monitor the differences between the income tax basis and the financial reporting basis of assets and liabilities to effectively reconcile the deferred income tax balances. This control deficiency resulted in audit adjustments to the 2006 consolidated financial statements and could result in a misstatement in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management's assessment that HealthSouth Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, HealthSouth Corporation has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 28, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial statements as discussed in Note 28, as to which the date is March 29, 2007

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2006	2005
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 40.6	$ 174.5
Current portion of restricted cash	99.6	151.4
Marketable securities	–	23.8
Current portion of restricted marketable securities	37.5	–
Accounts receivable, net of allowance for doubtful accounts of $144.3
in 2006 and $122.2 in 2005	367.4	392.0
Prepaid expenses	38.2	37.2
Other current assets	52.3	62.3
Insurance recoveries receivable	230.0	–
Deferred income tax assets	0.9	1.2
Current assets of discontinued operations	13.8	31.9
Total current assets	880.3	874.3
Property and equipment, net	1,096.0	1,179.3
Goodwill	896.9	911.4
Intangible assets, net	54.1	51.5
Investment in and advances to nonconsolidated affiliates	59.3	46.4
Assets of discontinued operations	8.9	69.8
Income tax refund receivable	218.8	240.8
Other long-term assets	145.3	218.7
Total assets	$ 3,359.6	$ 3,592.2

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets (Continued)

	As of December 31,
	2006	2005
	(In Millions,
	Except Share Data)
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 37.0	$ 33.8
Checks issued in excess of bank balance	13.5	30.0
Accounts payable	105.1	121.2
Accrued payroll	117.2	114.7
Accrued interest payable	49.9	45.6
Refunds due patients and other third-party payors	100.4	143.4
Other current liabilities	263.7	275.2
Current portion of government, class action, and related settlements	570.6	333.1
Current liabilities of discontinued operations	4.2	12.8
Total current liabilities	1,261.6	1,109.8
Long-term debt, net of current portion	3,365.3	3,368.1
Professional liability risks	148.6	165.6
Deferred income tax liabilities	80.0	47.5
Liabilities of discontinued operations	3.8	7.6
Government, class action, and related settlements, net of current portion	–	135.2
Other long-term liabilities	26.4	25.4
	4,885.7	4,859.2
Commitments and contingencies
Minority interest in equity of consolidated affiliates	271.1	273.7
Convertible perpetual preferred stock, $.10 par value; 1,500,000 shares authorized; issued: 400,000 in 2006; none issued and outstanding in 2005;
liquidation preference of $1,000 per share	387.4	–
Shareholders’ deficit
Common stock, $.01 par value; 200,000,000 shares authorized; issued:
87,999,513 in 2006 and 88,100,795 in 2005 (Note 1—Reverse Stock Split)	0.9	0.9
Capital in excess of par value	2,849.5	2,855.4
Accumulated deficit	(4,713.8)	(4,088.8)
Accumulated other comprehensive income (loss)	1.6	(0.9)
Treasury stock, at cost (9,320,001 shares in 2006 and 8,559,301 in 2005)	(322.7)	(307.1)
Notes receivable from shareholders, officers, and management employees	(0.1)	(0.2)
Total shareholders’ deficit	(2,184.6)	(1,540.7)
Total liabilities and shareholders’ deficit	$ 3,359.6	$ 3,592.2

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Operations

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions, Except Per Share Data)
Net operating revenues	$ 3,000.1	$ 3,117.0	$ 3,409.7
Operating expenses:
Salaries and benefits	1,398.4	1,386.1	1,571.8
Professional and medical director fees	72.0	71.6	72.3
Supplies	287.8	294.2	318.2
Other operating expenses	457.2	540.4	428.2
Provision for doubtful accounts	119.3	94.3	109.6
Depreciation and amortization	148.2	162.6	172.2
Occupancy costs	141.4	113.1	152.4
Recovery of amounts due from Richard M. Scrushy	(47.8)	–	–
Recovery of amounts due from Meadowbrook	–	(37.9)	–
(Gain) loss on disposal of assets	(4.5)	16.6	10.2
Impairment of intangible and long-lived assets	15.2	43.3	36.5
Government, class action, and related settlements expense	38.8	215.0	–
Professional fees—accounting, tax, and legal	163.6	169.8	206.2
Total operating expenses	2,789.6	3,069.1	3,077.6
Loss on early extinguishment of debt	365.6	–	–
Interest expense and amortization of debt discounts and fees	335.1	337.5	301.4
Interest income	(15.7)	(17.1)	(13.1)
Loss (gain) on sale of investments	1.9	0.1	(4.0)
Loss on interest rate swap	10.5	–	–
Equity in net income of nonconsolidated affiliates	(21.3)	(29.4)	(9.9)
Minority interests in earnings of consolidated affiliates	92.3	97.2	95.0
Loss from continuing operations before income tax expense	(557.9)	(340.4)	(37.3)
Provision for income tax expense	41.1	38.4	11.9
Loss from continuing operations	(599.0)	(378.8)	(49.2)
Loss from discontinued operations, net of income tax expense	(26.0)	(67.2)	(125.3)
Net loss	(625.0)	(446.0)	(174.5)
Convertible perpetual preferred dividends	(22.2)	–	–
Net loss available to common shareholders	$ (647.2)	$ (446.0)	$ (174.5)
Weighted average common shares outstanding:
Basic (Note 1—Reverse Stock Split)	79.5	79.3	79.3
Diluted (Note 1—Reverse Stock Split)	90.3	79.6	79.5
Basic and diluted loss per common share:
Loss from continuing operations available to common
shareholders	$ (7.81)	$ (4.77)	$ (0.62)
Loss from discontinued operations, net of tax	(0.33)	(0.85)	(1.58)
Net loss per share available to common shareholders	$ (8.14)	$ (5.62)	$ (2.20)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Deficit and Comprehensive Loss

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions)
NUMBER OF PREFERRED SHARES OUTSTANDING
Balance at beginning of year	–	–	–
Issuance of convertible perpetual preferred stock	0.4	–	–
Balance at end of year	0.4	–	–

CONVERTIBLE PERPETUAL PREFERRED STOCK
Balance at beginning of year	$ –	$ –	$ –
Issuance of convertible perpetual preferred stock	400.0	–	–
Preferred stock issuance costs	(12.6)	–	–
Balance at end of year	$ 387.4	$ –	$ –

NUMBER OF COMMON SHARES OUTSTANDING
Balance at beginning of year	79.5	79.3	79.2
Fractional share adjustment for reverse stock split	(0.2)	–	–
Receipt of treasury stock	(0.7)	–	–
Issuance of restricted stock	0.1	0.2	0.1
Balance at end of year	78.7	79.5	79.3

COMMON STOCK
Balance at beginning of year	$ 0.9	$ 0.9	$ 0.9
Fractional share adjustment for reverse stock split	–	–	–
Restricted stock and other plans, less cancellations	–	–	–
Balance at end of year	$ 0.9	$ 0.9	$ 0.9

CAPITAL IN EXCESS OF PAR VALUE
Balance at beginning of year	$2,855.4	$2,854.1	$2,826.3
Dividends declared on convertible perpetual preferred stock	(22.2)	–	–
Stock issued to employees exercising stock options	–	0.1	0.2
Stock warrants issued	–	–	27.5
Stock-based compensation	12.1	–	(0.5)
Reissuance of treasury stock	–	(0.8)	–
Restricted stock and other plans, less cancellations	0.8	–	–
Amortization of restricted stock	3.4	2.0	0.6
Balance at end of year	$2,849.5	$2,855.4	$2,854.1

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Deficit and Comprehensive Loss (Continued)

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions)
ACCUMULATED DEFICIT
Balance at beginning of year	$ (4,088.8)	$ (3,642.8)	$ (3,468.3)
Net loss	(625.0)	(446.0)	(174.5)
Balance at end of year	$ (4,713.8)	$ (4,088.8)	$ (3,642.8)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of year	$ (0.9)	$ 0.3	$ (1.0)
Net foreign currency translation adjustment, net of income
tax expense	0.1	(1.2)	1.3
Net change in unrealized gain on available-for-sale
securities, net of income tax expense	2.4	–	–
Net other comprehensive income (loss) adjustments	2.5	(1.2)	1.3
Balance at end of year	$ 1.6	$ (0.9)	$ 0.3

TREASURY STOCK
Balance at beginning of year	$ (307.1)	$ (307.9)	$ (307.8)
Receipt of treasury stock	(15.6)	–	(0.1)
Reissuance of treasury stock	–	0.8	–
Balance at end of year	$ (322.7)	$ (307.1)	$ (307.9)

NOTES RECEIVABLE FROM SHAREHOLDERS, OFFICERS, AND MANAGEMENT EMPLOYEES
Balance at beginning of year	$ (0.2)	$ (14.0)	$ (14.0)
Repayments	0.1	13.8	–
Balance at end of year	$ (0.1)	$ (0.2)	$ (14.0)

Total shareholders’ deficit	$ (2,184.6)	$ (1,540.7)	$ (1,109.4)

COMPREHENSIVE LOSS
Net loss	$ (625.0)	$ (446.0)	$ (174.5)
Net other comprehensive income (loss) adjustments	2.5	(1.2)	1.3
TOTAL COMPREHENSIVE LOSS	$ (622.5)	$ (447.2)	$ (173.2)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions)
Cash flows from operating activities:
Net loss	$ (625.0)	$ (446.0)	$ (174.5)
Loss from discontinued operations	26.0	67.2	125.3
Adjustments to reconcile net loss to net cash (used in) provided by operating activities—
Provision for doubtful accounts	119.3	94.3	109.6
Provision for government, class action, and related settlements	23.8	215.0	–
Depreciation and amortization	148.2	162.6	172.2
Amortization of debt issue costs, debt discounts, and fees	18.3	39.0	21.8
Impairment of intangible and long-lived assets	15.2	43.3	36.5
(Gain) loss on disposal of assets	(4.5)	16.6	10.2
Loss on early extinguishment of debt	365.6	–	–
Loss on interest rate swap	10.5	–	–
Equity in net income of nonconsolidated affiliates	(21.3)	(29.4)	(9.9)
Minority interests in earnings of consolidated affiliates	92.3	97.2	95.0
Distributions from nonconsolidated affiliates	14.1	22.5	17.0
Stock-based compensation	12.1	–	(0.5)
Deferred tax provision (benefit)	33.2	17.0	(5.4)
Other	5.2	1.5	(3.2)
(Increase) decrease in assets, net of acquisitions—
Accounts receivable	(95.6)	(74.7)	(65.1)
Prepaid expenses	(1.0)	6.5	(5.4)
Other assets	(18.1)	(16.4)	40.5
Income tax refund receivable	22.0	22.8	32.0
(Decrease) increase in liabilities, net of acquisitions—
Accounts payable	(15.9)	(28.4)	18.7
Accrued payroll	2.6	1.1	14.0
Accrued interest payable	4.2	0.3	2.7
Other liabilities	(53.6)	13.0	(30.3)
Refunds due patients and other third-party payors	(42.9)	(10.4)	12.7
Professional liability risks	(17.1)	(15.6)	15.8
Government, class action, and related settlements	(118.4)	(165.4)	(7.0)
Net cash used in operating activities of discontinued operations	(19.6)	(36.5)	(31.9)
Total adjustments	478.6	375.9	440.0
Net cash (used in) provided by operating activities	$ (120.4)	$ (2.9)	$ 390.8

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions)
Cash flows from investing activities:
Capital expenditures	$ (99.2)	$ (93.0)	$ (156.7)
Proceeds from disposal of assets	11.2	10.4	16.6
Proceeds from sale and maturities of marketable securities	32.1	47.2	–
Proceeds from sale and maturities of restricted marketable securities	10.0	–	–
Purchase of investments	(15.7)	(70.6)	–
Purchase of restricted investments	(77.5)	–	–
Proceeds from sale of equity interests of consolidated affiliates	22.7	18.8	4.5
Repurchases of equity interests of consolidated affiliates	(11.0)	(11.5)	(4.9)
Net change in restricted cash	137.8	(2.0)	(65.1)
Other	(10.4)	(1.2)	2.2
Net cash provided by investing activities of discontinued
operations	59.3	0.1	17.5
Net cash provided by (used in) investing activities	$ 59.3	$ (101.8)	$ (185.9)

Cash flows from financing activities:
Checks in excess of bank balance	$ (16.5)	$ 7.7	$ (9.1)
Principal borrowings on notes	3,050.0	200.1	–
Proceeds from bond issuance	1,000.0	–	327.6
Principal payments on debt	(4,454.0)	(252.0)	(359.4)
Borrowings on revolving credit facility	170.0	–	–
Principal payments under capital lease obligations	(19.4)	(27.7)	(26.2)
Issuance of convertible perpetual preferred stock	400.0	–	–
Dividends on convertible perpetual preferred stock	(15.7)	–	–
Preferred stock issuance costs	(12.6)	–	–
Debt issuance costs	(79.8)	(17.9)	(11.1)
Consent fees paid	–	–	(80.2)
Stock warrants issued	–	–	27.5
Proceeds from repayment of notes receivable from shareholders,
officers, and management employees	0.1	13.8	–
Distributions to minority interests of consolidated affiliates	(96.1)	(90.0)	(88.3)
Other	–	–	(0.1)
Net cash used in financing activities of discontinued operations	(1.3)	(6.0)	(5.4)
Net cash used in financing activities	$ (75.3)	$ (172.0)	$ (224.7)

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For The Year Ended December 31,
	2006	2005	2004
	(In Millions)
Effect of exchange rate changes on cash and cash
equivalents	$ 0.1	$ (1.2)	$ 1.3
Decrease in cash and cash equivalents	$ (136.3)	$ (277.9)	$ (18.5)
Cash and cash equivalents at beginning of year	174.5	450.1	462.0
Cash and cash equivalents of discontinued operations at
beginning of year	3.0	5.3	11.9
Less: Cash and cash equivalents of discontinued operations
at end of year	(0.6)	(3.0)	(5.3)
Cash and cash equivalents at end of year	$ 40.6	$ 174.5	$ 450.1

Supplemental cash flow information:
Cash paid (received) during the year for—
Interest, net of amounts capitalized	$ 312.5	$ 298.2	$ 276.8
Income tax refunds, net	(12.4)	(4.8)	(8.1)

Supplemental schedule of noncash investing and financing
activities:
Insurance recoveries receivable	230.0	–	–
Receipt of treasury stock	14.8	–	–
Unrealized gain on available-for-sale securities	3.8	–	–
Property and equipment acquired through capital leases	0.4	17.7	49.5
Termination of capital leases	14.9	27.4	–
Goodwill from repurchase of equity interests of joint venture
entities	7.2	3.6	7.1
Net investment in consolidated affiliates that became equity
method affiliates	(1.8)	4.0	1.8
Partnership settlements	34.7	–	–
Dividends on convertible perpetual preferred stock	6.5	–	–
Minority interest associated with conversion of consolidated
affiliates to equity method affiliates	22.3	–	–
Other	3.5	(0.1)	1.0

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies:

Organization and Description of Business—

HealthSouth Corporation, incorporated in Delaware in 1984, including its subsidiaries, is one of the largest providers of rehabilitative health care, ambulatory surgery, and diagnostic imaging services in the United States. References herein to “HealthSouth,” the “Company,” “we,” “our,” or “us” refer to HealthSouth Corporation and its subsidiaries unless otherwise stated or indicated by context. We provide these services through a national network of inpatient and outpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, and other health care facilities.

As of December 31, 2006, we operate 92 freestanding inpatient rehabilitation facilities (“IRFs”) with 6,305 licensed beds. We are the sole owner of 64 of these IRFs. We retain 50.0% to 97.5% ownership in the remaining 28 jointly owned IRFs. Our IRFs are located in 27 states, with a concentration of facilities in Texas, Pennsylvania, Florida, Alabama, and Tennessee, as well as a 32-bed rehabilitation facility in Puerto Rico. In addition to facilities in which we have an ownership interest, we operate 11 inpatient rehabilitation units and 2 gamma knife radiosurgery centers through management contracts.

We operate 10 long-term acute care hospitals (“LTCHs”) (7 freestanding and 3 hospital-within-hospital facilities), 9 of which we own and the other is a joint venture in which we have retained an 80% ownership interest.

We provide outpatient rehabilitative health care services through 582 locations in 35 states and the District of Columbia, with a concentration of centers in Florida, Texas, New Jersey, and Missouri. These facilities are freestanding outpatient centers. In addition, our inpatient segment provides outpatient services through 81 facilities located within IRFs or in satellite offices near IRFs. Our inpatient segment also operates 3 outpatient facilities under management agreements.

We provide ambulatory (i.e., outpatient) surgery services through 144 freestanding ambulatory surgery centers (“ASCs”) and 3 surgical hospitals in 35 states, with a concentration of centers in California, Texas, Florida, North Carolina, and Alabama. Our ASCs provide the facilities and medical support staff necessary for physicians to perform nonemergency surgical procedures. We operate our ASCs as general or limited partnerships or limited liability companies in which HealthSouth or one of our subsidiaries serves as the general partner, limited partner, member, or managing member. Our partners in these entities are generally licensed physicians and/or hospitals.

We operate 61 diagnostic centers in 19 states and the District of Columbia, with a concentration of centers in Texas, Alabama, Florida, and the Washington, D.C. area.

On August 14, 2006, we announced that we would begin exploring a range of strategic alternatives to enhance stockholder value and to reposition our primary focus on the post-acute care sector. These strategic alternatives include, but are not limited to, the spin-off, sale, or other disposition of our surgery centers and outpatient divisions, together with our previously announced determination with respect to our diagnostic division. The determination to explore strategic alternatives was based on a number of factors, including:

•	Our existing divisions compete in sectors with substantial growth potential;
•

Our significant debt burden, coupled with settlement obligations paid and to be paid with respect to settlements with the United States Securities and Exchange Commission (the “SEC”) and the United States Department of Justice (the “DOJ”), limits our ability to pursue such growth opportunities;

•

We have concluded there are very few strategic or financial synergies in operating our existing divisions as one company and, in some instances, the strategic interests of these divisions are at cross purposes with one another;

•	We believe that a “pure play” post-acute strategy builds on our core competencies in the area of inpatient rehabilitative care and is responsive to industry trends; and
•

The proceeds of any sale of the surgery centers, outpatient, and diagnostic divisions would be used to deleverage the Company, thereby allowing us to pursue growth opportunities in our inpatient division and complementary post-acute businesses under the HealthSouth name. There are no penalties associated with pre-paying our Term Loan Facility (as defined in Note 9, Long-term Debt), which is the debt we anticipate reducing.

We engaged Goldman Sachs & Co. and Deutsche Bank to assist us in this process which is expected to take approximately 12 months from our August 2006 announcement to complete. Also, we will need the consent of 51% of the holders of our Term Loan Facility in order to sell the assets of our surgery centers and outpatient divisions. Our debt

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

agreements already provide the flexibility to sell our diagnostic division in a deleveraging event at fair market value. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions. See Note 3, Subsequent Event—Divestiture.

2004 Out-of-Period Adjustments—

During the preparation of our financial statements for the year ended December 31, 2004, we identified errors in our financial statements for the year ended December 31, 2003 and for prior periods. These errors primarily related to (1) the overstatement of approximately $10.0 million of property and equipment from a 1993 acquisition; (2) the improper recording of a prepaid expense of approximately $5.4 million relating to a lease entered into in 1999; (3) bookkeeping errors relating to our accounting for partnership interests and the initial formation of two partnerships of approximately $4.4 million; (4) certain tax errors discussed below; and (5) certain other miscellaneous items amounting to approximately $0.7 million. We corrected these errors in our financial statements for the year ended December 31, 2004, which resulted in an overstatement of our Loss from continuing operations before income tax expense of approximately $20.5 million. In 2006 and 2005, as discussed below, certain facilities were classified as discontinued operations pursuant to Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, our originally reported 2004 Loss from continuing operations before income tax expense was reduced by approximately $104.7 million, and our originally reported 2004 Loss from discontinued operations, net of income tax expense was increased by the same amount. None of the errors discussed above related to 2006 or 2005 discontinued operations. In addition, we corrected in 2004 certain prior year tax errors relating primarily to the improper calculation of the deferred tax liability attributable to the book and tax basis differences in certain partnerships. The correction of these errors reduced our 2004 Provision for income tax expense by approximately $18.5 million. The net impact of these corrections increased our 2004 Net loss by approximately $2.0 million for the year ended December 31, 2004. We do not believe these adjustments are material to the consolidated financial statements for the year ended December 31, 2004 or to any prior years’ consolidated financial statements. As a result, we have not restated any prior period amounts.

Reclassifications—

Certain previously reported financial results have been reclassified to conform to the current year presentation. Such reclassifications relate to facilities we closed or sold in 2006 that qualify under FASB Statement No. 144 to be reported as discontinued operations. We reclassified our consolidated balance sheet for the year ended December 31, 2005 and our consolidated statements of operations and statements of cash flows for the years ended December 31, 2005 and 2004 to show the results of those qualifying facilities in 2006 as discontinued operations. We also reclassified rent associated with leased facilities, including common area maintenance and similar charges, from Other operating expenses to Occupancy costs in our consolidated statements of operations.

Basis of Presentation and Consolidation—

The accompanying consolidated financial statements of HealthSouth and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, revenues, and expenses of all wholly owned subsidiaries, majority-owned subsidiaries over which we exercise control and, when applicable, entities in which we have a controlling financial interest.

As of December 31, 2006, we had investments in 278 partially owned subsidiaries, of which 261 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, or joint venturer, as applicable. We evaluate partially owned subsidiaries and joint ventures held in partnership form in accordance with the provisions of American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 78-9, Accounting for Investments in Real Estate Ventures, and Emerging Issues Task Force (“EITF”) Issue No. 98-6, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Approval or Veto Rights,” to determine whether the rights held by other investors constitute “important rights” as defined therein.

For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements were modified on or subsequent to June 29, 2005, we evaluate partially owned subsidiaries and joint ventures held in partnership form using the guidance in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which includes a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate it. The framework includes the presumption that general-partner control

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

would be overcome only when the limited partners have certain rights. Such rights include kick-out rights, the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause,” or participating rights, the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business.

For partially owned subsidiaries or joint ventures held in corporate form, we consider the guidance of FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” and, in particular, whether rights held by other investors would be viewed as “participating rights” as defined therein. To the extent that any minority investor has important rights in a partnership or participating rights in a corporation that inhibit our ability to control the corporation, including substantive veto rights, we generally will not consolidate the entity.

We also consider the guidance in FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities. As of December 31, 2006, we do not have any arrangements or relationships where FASB Interpretation No. 46(R) is applicable.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income includes our share of the net earnings of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities compared to a one line presentation of equity method investments.

We use the cost method to account for our investments in entities that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at the lower of cost or fair value, as appropriate.

We eliminate from our financial results all significant intercompany accounts and transactions.

Use of Estimates and Assumptions—

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) asset impairments, including goodwill; (4) depreciable lives of assets; (5) useful lives of intangible assets; (6) economic lives and fair value of leased assets; (7) income tax valuation allowances; (8) fair value of stock options; (9) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; and (10) contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary. Actual results could differ from those estimates.

Risks and Uncertainties—

HealthSouth operates in a highly regulated industry and is required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,
•	coding and billing for services,
•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,
•	quality of medical care,
•	use and maintenance of medical supplies and equipment,
•	maintenance and security of medical records,

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

•	acquisition and dispensing of pharmaceuticals and controlled substances, and
•	disposal of medical and hazardous waste.

Many of these laws and regulations are expansive, and we do not have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our investment structure, facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and (3) exclusion or suspension of one or more of our facilities from participation in the Medicare, Medicaid, and other federal and state health care programs.

In addition, like other health care providers, we face a changing reimbursement environment. For example, on May 7, 2004, the United States Centers for Medicare and Medicaid Services (“CMS”) issued a final rule stipulating revised criteria for qualifying as an IRF under Medicare. This rule, known as the “75% Rule,” has created significant volume volatility in our inpatient segment. The 75% Rule, as revised, generally provides that to be considered an IRF, and to receive reimbursement for services under the unit pricing methodology applicable to IRFs (“IRF-PPS”), 75% of a facility’s total patient population must require treatment for at least one of 13 designated medical conditions. As a practical matter, this means that to maintain our current level of revenue from our IRFs we will need to reduce the number of nonqualifying patients treated at our IRFs and replace them with qualifying patients, establish other sources of revenues at our IRFs, or both. The Deficit Reduction Act of 2005, signed by President Bush on February 8, 2006 as Public Law 109-171, extended the phase-in schedule for the 75% Rule by one year and delayed implementation of the 65% compliance threshold until July 1, 2007.

The volume volatility created by the 75% Rule had a significantly negative impact on our inpatient segment’s Net operating revenues in 2006. Thus far, we have been able to partially mitigate the impact of the 75% Rule on our inpatient segment’s operating earnings by implementing various mitigation strategies such as reducing costs and increasing admission of compliant cases. However, the combination of volume volatility created by the 75% Rule and pricing pressure resulting from IRF-PPS changes reduced our operating earnings in 2006. Because we receive a significant percentage of our revenues from our inpatient segment, and because our inpatient segment receives a significant percentage of its revenues from Medicare, our inability to achieve continued compliance with or continue to mitigate the negative effects of the 75% Rule could have a material adverse effect on our business, financial position, results of operations, and cash flows.

As discussed in Note 25, Contingencies and Other Commitments, we are a party to a number of lawsuits. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.

As referenced earlier in this note, on August 14, 2006, we announced our intent to seek strategic alternatives for our surgery centers and outpatient divisions, along with our diagnostic division, which was previously designated as “non-core,” and to reposition the Company as a “pure play” provider of post-acute health care services, with an initial focus on rehabilitative health care. On January 29, 2007, we announced that we had entered into a Stock Purchase Agreement with Select Medical Corporation (“Select Medical”) to sell our outpatient division (as discussed in more detail in Note 3, Subsequent Event—Divestiture). However, we may be unable to complete the outpatient transaction or other transactions on satisfactory terms. In addition, the uncertainty and operational disruption resulting from these proposed transactions, including any interim period during which we are required to provide transition services to one or more divisions, could have a negative effect on our business, financial position, results of operations, and cash flows.

Self-Insured Risks—

We insure a substantial portion of our professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) underwritten by our consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd. (“HCS”), which we fund annually. HCS is an independent insurance company licensed by the Cayman Island Monetary Authority. We use HCS to fund part of our first layer of insurance coverage up to $60 million. Risks in excess of specified limits per claim and in excess of our aggregate SIR amount are covered by unrelated commercial carriers.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Reserves for professional liability, general liability, and workers’ compensation risks were $203.6 million and $214.9 million, at December 31, 2006 and 2005, respectively. The current portion of this reserve, $55.0 million and $49.3 million, at December 31, 2006 and 2005, respectively, is included in Other current liabilities in our consolidated balance sheets. Expenses related to retained professional and general liability risks were $3.8 million, $18.4 million, and $42.8 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Other operating expenses in our consolidated statements of operations. Expenses associated with retained workers’ compensation risks were $7.9 million, $12.4 million, and $24.0 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Salaries and benefits in our consolidated statements of operations.

We also maintain excess loss contracts with reinsurers for professional, general liability, and workers’ compensation risks. Premiums for professional and general liability excess loss contracts were approximately $8.1 million, $8.9 million, and $6.9 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Other operating expenses in our consolidated statements of operations. Premiums for workers’ compensation excess loss contracts were approximately $8.7 million, $8.6 million, and $8.3 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are classified in Salaries and benefits in our consolidated statements of operations.

Provisions for these risks are based upon actuarially determined estimates. Loss and loss expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. The changes to the estimated reserve amounts are included in current operating results. During 2006, we reduced our estimated reserves relating to the 2005 and prior loss periods by approximately $32.0 million due to favorable claim experience and industry-wide loss development trends. The reserves for these self-insured risks cover approximately 1,200 and 2,000 individual claims at December 31, 2006 and 2005, respectively, and estimates for potential unreported claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2006, 2005, and 2004, $36.5 million, $33.8 million and $34.4 million, respectively, of payments (net of reinsurance recoveries of $2.0 million, $6.0 million and $5.4 million, respectively) were made for liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in reserve estimates, management believes the reserves for losses and loss expenses are adequate; however, there can be no assurance that the ultimate liability will not exceed management’s estimates.

The obligations covered by excess contracts remain on the balance sheet, as the subsidiary or parent remains liable to the extent that the excess carriers do not meet their obligations under the insurance contracts. Amounts receivable under the excess contracts approximated $41.1 million and $25.7 million at December 31, 2006 and 2005, respectively. Approximately $10.6 million and $7.1 million are included in Other current assets in our consolidated balance sheets as of December 31, 2006 and 2005, respectively, with the remainder included in Other long-term assets.

Revenue Recognition—

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates. Other operating revenues, which include revenues from cafeteria, gift shop, rental income, conference center, and management and administrative fees, approximated 2.6%, 2.4%, and 2.1% of Net operating revenues for the years ended December 31, 2006, 2005, and 2004, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. All health care providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each facility to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to HealthSouth under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

at least a reasonable possibility that recorded estimates will change by a material amount in the near term. The estimated third-party settlements net liability as of December 31, 2006 was $1.4 million, and the estimated third-party settlements net receivable as of December 31, 2005 was $2.2 million. Third-party settlements liabilities are included in Refunds due patients and other third-party payors and third-party settlements receivables are included in Accounts receivable in the accompanying consolidated balance sheets.

CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information that an overpayment, fraud, or willful misrepresentation exists. If CMS suspects that payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing us with prior notice. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health and Human Services (“HHS”) Office of Inspector General (“HHS-OIG”) or the DOJ. Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position.

We provide care to patients who are financially unable to pay for the health care services they receive, and because we do not pursue collection of amounts determined to qualify as charity care, such amounts are not recorded as revenues.

Cash and Cash Equivalents—

Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. Carrying values of Cash and cash equivalents approximate fair value due to the short-term nature of these instruments. Certificates of deposit included in Cash and cash equivalents at December 31, 2006 and 2005 approximated $0.5 million and $1.5 million, respectively.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Restricted Cash—

As of December 31, 2006 and 2005, restricted cash consists of the following (in millions):

	As of December 31,
	2006	2005
Affiliate cash	$ 78.5	$ 98.2
Self-insured captive funds	17.5	135.4
Paid loss deposit funds	3.6	3.8
Total restricted cash	99.6	237.4
Less current portion	(99.6)	(151.4)
Noncurrent portion of restricted cash	$ –	$ 86.0

Affiliate cash accounts represent cash accounts maintained by partnerships in which we participate where one or more external partners requested, and we agreed, that the partnership’s cash not be commingled with other corporate cash accounts and be used only to fund the operations of those partnerships. Self-insured captive funds represent cash held at our wholly owned insurance captive, HCS, in the Cayman Islands. HCS handles professional liability, workers’ compensation, and other insurance claims on behalf of HealthSouth. These funds are committed to pay third-party administrators for claims incurred and are restricted by insurance regulations and requirements. These funds cannot be used for purposes outside HCS without the permission of the Cayman Islands Monetary Authority. Paid loss deposit funds represent cash held by third-party administrators to fund expenses and other payments related to claims.

The classification of restricted cash held by HCS as current or noncurrent depends on the classification of the corresponding claims liability. The noncurrent portion of restricted cash is included in Other long-term assets in the accompanying consolidated balance sheets. See also Note 5, Cash and Marketable Securities, for information related to restricted marketable securities.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Accounts Receivable—

HealthSouth reports accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation, employers, and patients. Our accounts receivable are geographically dispersed, but a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable as of the end of each of the reporting periods, is as follows:

	As of December 31,
	2006	2005
Medicare	40.5%	38.3%
Medicaid	3.1%	3.3%
Workers’ compensation	9.1%	11.5%
Managed care and other discount plans	37.9%	37.2%
Other third-party payors	7.5%	7.4%
Patients	1.9%	2.3%
	100.0%	100.0%

During the years ended December 31, 2006, 2005, and 2004, approximately 47.4%, 47.7%, and 48.0%, respectively, of our Net operating revenues related to patients participating in the Medicare program. While revenues and accounts receivable from government agencies are significant to our operations, we do not believe there are significant credit risks associated with these government agencies. Because Medicare traditionally pays claims faster than our other third-party payors, the percentage of our Medicare charges in accounts receivable is less than the percentage of our Medicare revenues. HealthSouth does not believe there are any other significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

Additions to the allowance for doubtful accounts are made by means of the Provision for doubtful accounts. We write off uncollectible accounts against the allowance for doubtful accounts after exhausting collection efforts and adding subsequent recoveries. Net accounts receivable include only those amounts we estimate we will collect.

For each of the three years ended December 31, 2006, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing our analysis, we considered the impact of any adverse changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental health care coverage. At December 31, 2006 and 2005, our allowance for doubtful accounts represented approximately 28.3% and 24.0%, respectively, of the $510.4 million and $509.8 million, respectively, total patient due accounts receivable balance.

Marketable Securities—

In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, we record all debt investments and equity securities with readily determinable fair values and for which we do not exercise significant influence as available-for-sale securities. We carry the available-for-sale securities at fair value and report unrealized holding gains or losses, net of income taxes, in Accumulated other comprehensive income (loss), which is a separate component of shareholders’ deficit. We recognize realized gains and losses in our consolidated statements of operations using the specific identification method.

As of December 31, 2006, we had approximately $71.1 million of restricted marketable securities included in our consolidated balance sheet, of which approximately $33.6 million is included in Other long-term assets. These marketable securities represent restricted assets held at our wholly owned insurance captive, HCS, in the Cayman Islands. HCS handles professional liability, workers’ compensation, and other insurance claims on behalf of HealthSouth. These funds are committed for payment of claims incurred, and the classification of these marketable securities as current or noncurrent depends on the classification of the corresponding claims liability. As of December 31, 2005, these funds were included in restricted cash.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Property and Equipment—

We report land, buildings, improvements, and equipment at cost, net of asset impairment. We report assets under capital lease obligations at the lower of fair value or the present value of the aggregate future minimum lease payments at the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Useful lives are as follows:

Years
Buildings	15 to 30
Leasehold improvements	3 to 30
Furniture, fixtures, and equipment	3 to 10
Assets under capital lease obligations:
Real estate	10 to 30
Equipment	3 to 5

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balance is removed from the respective account, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the consolidated statements of operations. However, if the sale, retirement, or disposal involves a discontinued operation, the resulting net amount, less any proceeds, is included in the results of discontinued operations.

We account for operating leases under the provisions of FASB Statement No. 13, Accounting for Leases, and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. These pronouncements require us to recognize escalated rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill and Other Intangible Assets—

We account for goodwill and other intangibles under the guidance in FASB Statement No. 141, Business Combinations, FASB Statement No. 142, Goodwill and Other Intangible Assets, and FASB Statement No. 144.

Under FASB Statement No. 142, we test goodwill for impairment using a fair value approach, at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by management at the component level. At HealthSouth, our reporting units are equal to our operating segments. We are required to test for impairment at least annually, absent some triggering event that would require an impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year.

We recognize an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. We present a goodwill impairment charge as a separate line item within income from continuing operations in the consolidated statements of operations, unless the goodwill impairment is associated with a discontinued operation. In that case, we include the goodwill impairment charge, on a net-of-tax basis, within the results of discontinued operations.

We use discounted cash flows to establish the fair value of our reporting units as of the testing dates. The discounted cash flow approach includes many assumptions related to future growth rates, discount factors, future tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When we dispose of a business within a reporting unit, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology, as prescribed in FASB Statement No. 142.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In accordance with FASB Statement No. 142, we amortize the cost of intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual value. As of December 31, 2006, none of our definite useful lived intangible assets has an estimated residual value. We also review those assets for impairment in accordance with FASB Statement No. 144 whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. As of December 31, 2006, we do not have any intangible assets with indefinite useful lives. The range of estimated useful lives of our other intangible assets is as follows:

Years
Certificates of need	10 to 30
Licenses	10 to 20
Noncompete agreements	5 to 10
Management contracts	10 to 20

Impairment of Long-Lived Assets and Other Intangible Assets—

Under the guidance in FASB Statement No. 144, we assess the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with definite useful lives, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with definite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with definite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows or appraised values. We present an impairment charge as a separate line item within income from continuing operations in our consolidated statements of operations, unless the impairment is associated with a discontinued operation. In that case, we include the impairment charge, on a net-of-tax basis, within the results of discontinued operations. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and cease depreciation.

Investment in and Advances to Nonconsolidated Affiliates—

Investments in entities we do not control but in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. We record equity method losses in excess of the carrying amount of an investment when we guarantee obligations or we are otherwise committed to provide further financial support to the affiliate.

We use the cost method to account for equity investments for which the equity securities do not have readily determinable fair values and for which we do not have the ability to exercise significant influence. Under the cost method of accounting, private equity investments are carried at cost and are adjusted only for other-than-temporary declines in fair value and additional investments.

Management periodically assesses the recoverability of our equity method and cost method investments and equity method goodwill for impairment. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. If an investment or equity method goodwill is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees—

We account for certain guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of certain obligations undertaken.

As of December 31, 2006 and 2005, we were liable for guarantees of indebtedness owed by third parties in the amount of $27.1 million and $30.8 million, respectively. We previously recognized these amounts as liabilities in our consolidated balance sheets because of existing defaults by the third parties under those agreements.

We are also secondarily liable for certain lease obligations associated with sold facilities. See Note 6, Property and Equipment, for additional information.

Financing Costs—

We amortize financing costs using the effective interest method over the life of the related debt. The related expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

We accrete discounts and amortize premiums using the effective interest method over the life of the related debt, and we report discounts or premiums as a direct deduction from, or addition to, the face amount of the financing. The related income or expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

Fair Value of Financial Instruments—

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Our financial instruments consist mainly of cash and cash equivalents, certificates of deposit, restricted cash, marketable securities, restricted marketable securities, accounts receivable, notes receivable from shareholders, officers, and employees, accounts payable, letters of credit, long-term debt, and an interest rate swap agreement. The carrying amounts of cash and cash equivalents, certificates of deposit, restricted cash, accounts receivable, notes receivable from shareholders, officers, and employees, and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of our marketable securities, both restricted and non-restricted, is generally determined using quoted market prices. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third-party financial institutions. We determine the fair value of our long-term debt based on various factors, including maturity schedules, call features, and current market rates. We also use quoted market prices, when available, or discounted cash flows to determine fair values of long-term debt. The fair value of our interest rate swap is determined using information provided by a third-party financial institution and discounted cash flows.

Refunds due Patients and Other Third-Party Payors—

Refunds due patients and other third-party payors of approximately $100.4 million and $143.4 million as of December 31, 2006 and 2005, respectively, consist primarily of overpayments received from our patients and other third-party payors. In instances where we are unable to determine the party due the refund, these amounts can become subject to escheat property laws and payable to various tax jurisdictions.

During 2005, we completed a substantive reconstruction process so that we could prepare consolidated financial statements as of and for the years ended December 31, 2004, 2003, and 2002 and restate our previously issued financial statements for the years ended December 31, 2001 and 2000. As of December 31, 2006 and 2005, approximately $84.0 million and $101.7 million, respectively, of amounts included in Refunds due patients and other third-party payors represent refunds and overpayments that originated in periods prior to December 31, 2004. These amounts were originally estimated during our reconstruction process based on collection history and other available patient receipt data. We continue to review these estimates based on updated information with respect to settlements and developments in tax regulations and rulings. During 2006 and 2005, this process resulted in a reduction to Refunds due patients and other third-party payors of approximately $16.7 million and $14.5 million, respectively. We are negotiating the settlement of these amounts with third-party payors and various tax jurisdictions. The result of these ongoing settlement negotiations may impact the carrying value of these liabilities.

Asset Retirement Obligation—

We record certain obligations associated with the retirement of tangible long-lived assets under the guidance in FASB Statement No. 143, Accounting for Asset Retirement Obligations. Under this standard, we recognize the fair value of a

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

liability for an asset retirement obligation in the period in which the obligation is incurred if we can make a reasonable estimate of the liability’s fair value. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset and depreciated over the remaining life of the underlying asset, and the associated liability is accreted to the estimated fair value of the obligation at the settlement date through periodic accretion charges to the consolidated statement of operations. When the obligation is settled, any difference between the final cost and the recorded amount is recognized as income or loss on settlement.

Derivative Instruments—

We account for derivative instruments under the guidance in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendments in FASB Statement No. 137, Deferral of the Effective Date of FASB Statement No. 133, FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No.133, and FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FASB Statement No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship.

As of December 31, 2006, we hold only one derivative instrument, an interest rate swap, that is not designated as a hedge. Therefore, in accordance with FASB Statement No. 133, all changes in the fair value of this interest rate swap are reported in current-period earnings. Net cash settlements on our interest rate swap are included in investing activities in our consolidated statements of cash flows. For additional information regarding this interest rate swap, see Note 9, Long-term Debt.

Minority Interests in Consolidated Affiliates—

The consolidated financial statements include all assets, liabilities, revenues, and expenses of less-than-100%-owned affiliates that we control. Accordingly, we have recorded minority interests in the earnings and equity of such entities. We record adjustments to minority interest for the allocable portion of income or loss to which the minority interest holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of minority interests are adjusted to the respective minority interest holders’ balance.

We suspend allocation of losses to minority interest holders when the minority interest balance for a particular minority interest holder is reduced to zero and the minority interest holder does not have an obligation to fund such losses. Any excess loss above the minority interest holders’ balance is not charged to minority interest but rather is recognized by us until the affiliate begins earning income again. We resume adjusting minority interest for the subsequent profits earned by a subsidiary only after the cumulative income exceeds the previously unrecorded losses.

Litigation Reserve—

Pursuant to FASB Statement No. 5, Accounting for Contingencies, we accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $5.0 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length or complexity of outstanding litigation changes.

Advertising Costs—

We expense costs of print, radio, television, and other advertisements as incurred. Advertising expenses, included in Other operating expenses within the accompanying consolidated statements of operations, approximated $6.3 million in 2006, $8.3 million in 2005, and $5.1 million in 2004.

Reverse Stock Split—

On October 18, 2006, at a special meeting of our stockholders, our stockholders approved a proposal to amend our Restated Certificate of Incorporation to (1) effect a one-for-five reverse stock split of our common stock, whereby each issued and outstanding five shares of common stock were combined into and became one share of common stock, and

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(2) decrease the number of authorized shares of common stock from 600 million shares to 200 million shares. At the close of business on October 25, 2006, the reverse stock split became effective. Stockholders who would otherwise be entitled to receive fractional shares of our common stock as a result of the reverse stock split received a cash payment in lieu thereof. All common stock shares and per share data (except par value) for all periods presented have been adjusted to reflect the reverse stock split, including all share-based payments and settlements discussed elsewhere in these notes to consolidated financial statements.

Convertible Perpetual Preferred Stock—

We classify our Convertible perpetual preferred stock on the balance sheet using the guidance in SEC Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks,” and EITF Topic D-98, “Classification and Measurement of Redeemable Securities.” Our Convertible perpetual preferred stock contains fundamental change provisions that allow the holder to require us to redeem the preferred stock for cash if certain events occur. As redemption under these provisions is not solely within our control, we have classified our Convertible perpetual preferred stock as temporary equity.

We also examined whether the embedded conversion option in our Convertible perpetual preferred stock should be bifurcated under the guidance in FASB Statement No. 133 and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and we determined that bifurcation is not necessary.

Stock-Based Compensation—

HealthSouth has various shareholder- and non-shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors, which are described more fully in Note 16, Stock-Based Compensation. Prior to January 1, 2006, we accounted for those stock-based compensation plans using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and applied the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, we recognized compensation expense on the date of grant only if the current market price of the underlying stock on the grant date exceeded the exercise price of the stock-based award.

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share-Based Payment, which revises FASB Statement No. 123 and supersedes APB Opinion No. 25. FASB Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under FASB Statement No. 123 are no longer an alternative to financial statement recognition.

In March 2005, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment. SAB No. 107 expresses the view of the SEC Staff regarding the interaction between FASB Statement No. 123(R) and certain SEC rules and regulations and provides the SEC Staff’s views regarding the valuation of share-based payment arrangements for public companies. The SEC Staff believes the guidance in SAB No. 107 will assist public companies in their initial implementation of FASB Statement No. 123(R) beginning with the first interim or annual period of the first fiscal year that begins after June 15, 2005.

Effective January 1, 2006, we adopted FASB Statement No. 123(R) using the modified prospective method. Under this method, compensation cost recognized during 2006 includes: (1) compensation cost for the portions of all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123 amortized on a straight-line basis over the options’ remaining vesting period beginning January 1, 2006, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FASB Statement No. 123(R) amortized on a straight-line basis over the options’ requisite service period. Pro forma results for prior periods have not been restated. We calculated the historical pool of windfall tax benefits using the short cut method allowed under FASB Staff Position No  FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As a result of adopting FASB Statement No. 123(R) on January 1, 2006, our Loss from continuing operations before income tax expense and our Net loss are $12.1 million higher for the year ended December 31, 2006 than had we continued to account for stock-based compensation under APB Opinion No. 25. The impact on basic and diluted Net loss per share available to common shareholders of adopting FASB Statement No. 123(R) was an increase in Net loss per share available to common shareholders for year ended December 31, 2006 of $0.15 per common share. The adoption of FASB Statement No. 123(R) had no impact on cash flows from operations or financing activities. There were no material recognized tax benefits during the year ended December 31, 2006 related to our adoption of FASB Statement No. 123(R).

The following table illustrates the effect on Net loss available to common shareholders and Net loss per share available to common shareholders had we applied the fair value recognition provisions of FASB Statement No. 123 to account for our stock-based compensation during the years ended December 31, 2005 and 2004, since stock-based compensation was not accounted for using the fair value recognition method during those periods. For purposes of pro forma disclosure, the estimated fair value of the stock awards, as prescribed by FASB Statement No. 123, is amortized to expense over the vesting period of such awards (in millions, except per share amounts):

	For The Year Ended December 31,
	2005	2004
Net loss available to common shareholders, as reported	$ (446.0)	$ (174.5)
Add: Stock-based employee compensation expense included in
reported net loss	2.0	0.6
Deduct: Total stock-based employee compensation expense determined
under fair value based method for all awards	(10.6)	(8.7)
Pro forma net loss available to common shareholders	$ (454.6)	$ (182.6)
Net loss per share available to common shareholders:
Basic and diluted—as reported	$ (5.62)	$ (2.20)
Basic and diluted—pro forma	$ (5.73)	$ (2.30)

The historical pro forma impact of applying the fair value method prescribed by FASB Statement No. 123 is not representative of the impact that may be expected in the future due to changes in option grants in future years and changes in assumptions such as volatility, interest rates, and expected life used to estimate the fair value of future grants.

Discontinued Operations—

We account for discontinued operations under FASB Statement No. 144, which requires that a component of an entity that has been disposed of or is classified as held for sale and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as discontinued operations. In the period that a component of an entity has been disposed of or classified as held for sale, we reclassify the results of operations for current and prior periods into a single caption titled Loss from discontinued operations, net of income tax expense. In addition, we classify the assets and liabilities of those components as current and noncurrent assets and liabilities of discontinued operations in our consolidated balance sheets. We also classify cash flows related to discontinued operations as one line item within each category of cash flows in our consolidated statements of cash flows.

Income Taxes—

We provide for income taxes using the asset and liability method as required by FASB Statement No. 109, Accounting for Income Taxes. This approach recognizes the amount of federal, state, and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under FASB Statement No. 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

HealthSouth and its corporate subsidiaries file a consolidated federal income tax return. State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations. Partnerships, limited liability partnerships, limited liability companies, and other pass-through entities that we consolidate or account for using the equity method of accounting file separate federal and state income tax returns. We include the allocable portion of

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

each pass-through entity’s income or loss in our federal income tax return. We allocate the remaining income or loss of each pass-through entity to the other partners or members who are responsible for their portion of the taxes.

Comprehensive Loss—

Comprehensive loss is reported in accordance with the provisions of FASB Statement No. 130, Reporting Comprehensive Income. FASB Statement No. 130 establishes the standard for reporting comprehensive loss and its components in financial statements. Comprehensive loss is comprised of net loss, changes in unrealized gains or losses on available-for-sale securities, and foreign currency translation adjustments and is included in the consolidated statements of shareholders’ deficit and comprehensive loss.

Foreign Currency Translation—

The financial statements of foreign subsidiaries whose functional currency is not the U.S. dollar have been translated to U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts, which are translated at historical exchange rates. Gains and losses from foreign currency translations are reported as a component of Accumulated other comprehensive (loss) income within shareholders’ deficit. Exchange gains and losses from foreign currency transactions are recognized in the consolidated statements of operations and historically have not been material.

Restructuring Activities—

We assess the need to record restructuring charges in accordance with FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. FASB Statement No. 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and requires a company to recognize costs associated with exit or disposal activities when they are incurred. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with restructuring activities, discontinued operations, facility closings, or other exit or disposal activities.

We recognize liabilities that primarily include one-time termination benefits, or severance, and contract termination costs, primarily related to equipment and facility lease obligations. These amounts are based on the remaining amounts due under various contractual agreements, adjusted for any anticipated or unanticipated events or changes in circumstances that would reduce these obligations. The settlement of these liabilities could differ materially from recorded amounts.

Loss Per Common Share—

The calculation of loss per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted loss per common share recognizes the effect of all potential dilutive common shares that were outstanding during the respective periods, unless their impact would be antidilutive.

Professional Fees—Accounting, Tax, and Legal—

Professional fees—accounting, tax, and legal for the year ended December 31, 2006 related primarily to professional services to support the preparation of our Form 10-K for the year ended December 31, 2005, professional services to support the preparation of our Form 10-Qs for the first, second, and third quarters of 2006 (including the preparation of quarterly information for 2005, which had never been presented), tax preparation and consulting fees related to various tax projects, and legal fees for continued litigation defense and support matters (including $32.5 million of fees to the derivative plaintiffs’ attorneys to resolve the amount owed to them as a result of the award given to us under the claim for restitution of incentive bonuses Mr. Scrushy received in previous years and the Securities Litigation Settlement) discussed in Note 25, Contingencies and Other Commitments. During the year ended December 31, 2005, these fees primarily related to the preparation of our comprehensive Form 10-K for the years ended December 31, 2003 and 2002, including the restatement of our previously issued 2001 and 2000 consolidated financial statements, as well as professional services to support the preparation of our Form 10-K for the year ended December 31, 2004. Professional fees—accounting, tax, and legal for the year ended December 31, 2004 related primarily to professional fees resulting from the steps taken to stabilize our business and operations, provide vital management assistance, and coordinate our legal strategy after the financial fraud perpetrated by certain members of our prior management team was uncovered. These fees in 2004 also included professional services associated with the reconstruction and restatement of our previously issued consolidated financial statements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements—

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. FASB Statement No. 109 does not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. FASB Interpretation No. 48 clarifies the application of FASB Statement No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements. Additionally, FASB Interpretation No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

FASB Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. We will adopt FASB Interpretation No. 48 on January 1, 2007. We are currently evaluating the impact of adopting FASB Interpretation No. 48 on our consolidated financial statements. The cumulative effect of applying FASB Interpretation No. 48, when determined, will be recorded as an adjustment to Accumulated deficit as of January 1, 2007.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The changes to current practice resulting from the application of FASB Statement No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. FASB Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of FASB Statement No. 157 should be applied prospectively as of the beginning of the fiscal year of adoption, with exceptions for certain financial instruments listed in the Statement. We will adopt the provisions of FASB Statement No. 157 on January 1, 2008. We are currently evaluating the potential impact of FASB Statement No. 157 on our financial position, results of operations, and cash flows, as well as evaluating the necessary disclosures that will need to be made within our financial statements for interim and annual periods after adoption.

In September 2006, the SEC staff issued SAB No. 108, Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, to address diversity in practice regarding the quantification of financial statement misstatements under the two methods most commonly used by companies and auditors—the “rollover” and “iron curtain” methods. The rollover method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. SAB No. 108 requires registrants to quantify and analyze misstatements using both approaches.

The guidance in SAB No. 108 must be followed by registrants in their annual financial statements covering the first fiscal year ending after November 15, 2006. We have applied the provisions of SAB No. 108 to our consolidated financial statements as of and for the year ended December 31, 2006. Such application did not have an impact on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of the new standard is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The new standard establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires companies to provide additional information that will help investors and other users of financial statements more easily understand the effect of a company’s choice to use fair value on its earnings. The Statement also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. FASB Statement No. 159 does not eliminate disclosure requirements included in other accounts standards, including requirements for disclosures about fair value measurements included in FASB Statements No. 157 and FASB Statement No. 107.

FASB Statement No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157. We have not begun

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

evaluating the potential impact, if any, the adoption of FASB Statement No. 159 could have on our consolidated financial position, results of operations, and cash flows.

We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our consolidated financial position, results of operations, or cash flows.

2.	Liquidity:

We are highly leveraged. As of December 31, 2006, we had approximately $3.4 billion of long-term debt outstanding. Although we are highly leveraged, we believe the recapitalization transactions, as discussed in Note 9, Long-term Debt, improved our financial position by reducing our refinancing risk, improving our operational flexibility, increasing our liquidity, and improving our credit profile.

As of December 31, 2006, approximately $170.0 million was drawn under our $400 million revolving credit facility (excluding approximately $32.3 million utilized under the revolving letter of credit subfacility) due to seasonal borrowing needs, the timing of interest payments, and government settlement payments (as discussed in Note 22, Medicare Program Settlement and Note 23, SEC Settlement). Based on our current borrowing capacity and leverage ratio required under our Credit Agreement (see Note 9, Long-term Debt), we do not believe there is significant risk in our ability to make additional draws under our revolving credit facility, if needed.

The biggest risk relating to our high leverage is the possibility that a substantial down-turn in earnings could jeopardize our ability to service our debt payment obligations. See Note 1, Summary of Significant Accounting Policies, for a discussion of risks and uncertainties facing us. Changes in our business or other factors may occur that might have a material adverse impact on our financial position, results of operations, and cash flows.

3.	Subsequent Event—Divestiture:

As discussed in Note 1, Summary of Significant Accounting Policies, on August 14, 2006, we announced that we would begin exploring a range of strategic alternatives to enhance stockholder value and to reposition our primary focus on the post-acute care sector. As a result of the exploration of such alternatives, on January 29, 2007, we announced that we have entered into a definitive agreement with Select Medical, a privately owned operator of specialty hospital and outpatient rehabilitation facilities, to sell our outpatient division for approximately $245 million in cash, subject to certain adjustments. The closing of this transaction is anticipated to occur on or before April 30, 2007, and is subject to customary closing conditions, including regulatory approval.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Based on the criteria of FASB Statement No. 144, our outpatient division did not qualify as an asset held for sale as of December 31, 2006. However, as a result of this agreement and the approval of our board of directors to sell the division, our outpatient division is expected to be classified as discontinued operations in the first quarter of 2007. As of December 31, 2006, the assets and liabilities of our outpatient division consist of the following (in millions):

As of December 31, 2006
Assets:
Cash and cash equivalents	$ 0.6
Accounts receivable, net	37.0
Other current assets	1.6
Total current assets	39.2
Property and equipment, net	32.7
Goodwill	28.4
Intangible assets, net	3.7
Other long-term assets	0.4
Total long-term assets	65.2
Total assets	$ 104.4
Liabilities:
Current portion of long-term debt	$ 0.7
Checks issued in excess of bank balance	3.1
Accounts payable	2.8
Accrued payroll	11.8
Refunds due patients and other third-party payors	46.8
Other current liabilities	81.5
Total current liabilities	146.7
Long-term debt, net of current portion	2.2
Other long-term liabilities	3.1
Total long-term liabilities	5.3
Total liabilities	$ 152.0

Approximately $45.4 million of the amount recorded as Refunds due patients and other third-party payors for our outpatient division as of December 31, 2006 is expected to remain with HealthSouth after the transaction closes. This liability will remain as part of continuing operations within our corporate and other segment.

As a result of the disposition of our outpatient division, we expect to record an approximate $120 million to $155 million pre-tax gain on disposal in the first half of 2007.

4.	Accounts Receivable:

Accounts receivable consists of the following (in millions):

	As of December 31,
	2006	2005
Patient accounts receivable	$ 510.4	$ 509.8
Less: Allowance for doubtful accounts	(144.3)	(122.2)
Patient accounts receivable, net	366.1	387.6
Other accounts receivable	1.3	4.4
Accounts receivable, net	$ 367.4	$ 392.0

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following is the activity related to our allowance for doubtful accounts (in millions):

For the Year Ended December 31,	Balance at Beginning of Period	Additions and Charges to Expense	Deductions and Accounts Written Off	Balance at End of Period
2006	$ 122.2	$ 119.3	$ (97.2)	$ 144.3
2005	$ 211.5	$ 94.3	$ (183.6)	$ 122.2
2004	$ 272.3	$ 109.6	$ (170.4)	$ 211.5

During 2006, we increased our Allowance for doubtful accounts due primarily to current collection activities and payment trends in our inpatient and diagnostic segments.

5.	Cash and Marketable Securities:

As of December 31, 2006 and 2005, our investments consist of cash and cash equivalents and marketable securities. Our investments in marketable securities are classified as available-for-sale.

The components of our investments as of December 31, 2006 are as follows (in millions):

	Cash and Cash Equivalents	Restricted Cash	Marketable Securities	Restricted Marketable Securities	Total
Cash	$ 40.1	$ 99.6	$ –	$ –	$ 139.7
Certificates of deposit	0.5	–	–	–	0.5
Equity securities	–	–	–	71.1	71.1
Total	$ 40.6	$ 99.6	$ –	$ 71.1	$ 211.3

Approximately $33.6 million of restricted marketable securities in the above chart is noncurrent (See Note 1, Summary of Significant Accounting Policies). Restricted marketable securities represent restricted assets held at HCS, as discussed in Note 1, Summary of Significant Accounting Policies, “Restricted Cash.” The classification of these marketable securities as current or noncurrent depends on the classification of the corresponding claims liability. As of December 31, 2005, these funds were part of restricted cash.

The components of our investments as of December 31, 2005 are as follows (in millions):

	Cash and Cash Equivalents	Restricted Cash	Marketable Securities	Restricted Marketable Securities	Total
Cash	$ 160.8	$ 237.4	$ –	$ –	$ 398.2
Commercial paper	8.0	–	2.0	–	10.0
Certificates of deposit	1.5	–	–	–	1.5
U.S. Government and agency
securities	4.2	–	21.3	–	25.5
Corporate bonds and notes	–	–	0.1	–	0.1
Equity securities	–	–	0.4	–	0.4
Total	$ 174.5	$ 237.4	$ 23.8	$ –	$ 435.7

Approximately $86.0 million of restricted cash in the above chart is noncurrent (See Note 1, Summary of Significant Accounting Policies).

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A summary of our restricted marketable securities as of December 31, 2006 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$ 67.3	$ 4.3	$ (0.5)	$ 71.1
Total	$ 67.3	$ 4.3	$ (0.5)	$ 71.1

A summary of our marketable securities as of December 31, 2005 is as follows (in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$ 10.0	$ –	$ –	$ 10.0
U.S. Government and agency securities	25.5	–	–	25.5
Corporate bonds and notes	0.1	–	–	0.1
Equity securities	0.4	0.1	(0.1)	0.4
Total	$ 36.0	$ 0.1	$ (0.1)	$ 36.0

Investing information related to our marketable securities is as follows (in millions):

For the Year Ended December 31,
	2006	2005	2004
Proceeds from sales of available-for-sale securities	$ 42.1	$ 47.2	$ –
Gross realized gains	$ 0.1	$ –	$ –
Gross realized losses	$ (0.4)	$ –	$ –
6.	Property and Equipment:

Property and equipment consists of the following (in millions):

	As of December 31,
	2006	2005
Land	$ 102.2	$ 102.3
Building	1,151.2	1,173.1
Leasehold improvements	163.9	202.2
Furniture, fixtures, and equipment	790.2	780.0
	2,207.5	2,257.6
Less: Accumulated depreciation and amortization	(1,145.7)	(1,122.8)
	1,061.8	1,134.8
Construction in progress	34.2	44.5
Property and equipment, net	$ 1,096.0	$ 1,179.3

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The amount of fully depreciated assets, depreciation expense, amortization expense and accumulated amortization relating to assets under capital lease obligations, interest capitalized on construction projects, and rent expense under operating leases is as follows (in millions):

	As of and For the Year Ended December 31,
	2006	2005	2004
Fully depreciated assets	$ 462.4	$ 359.0	$ 305.3
Depreciation expense	$ 126.1	$ 133.1	$ 134.7
Assets under capital lease obligations:
Buildings	$ 239.7	$ 288.5	$ 318.8
Equipment	1.1	6.6	29.2
	240.8	295.1	348.0
Accumulated amortization	(126.1)	(148.5)	(156.5)
Assets under capital lease obligations, net	$ 114.7	$ 146.6	$ 191.5
Amortization expense	$ 15.6	$ 21.0	$ 25.8
Interest capitalized	$ –	$ –	$ 8.4
Rent expense:
Minimum rent payments	$ 103.7	$ 107.0	$ 113.6
Contingent and other rents	66.8	36.7	72.1
Total rent expense	$ 170.5	$ 143.7	$ 185.7

In 2005, contingent and other rents include an approximate $30.5 million net gain on lease termination associated with certain facilities owned by the landlord of our former Braintree and Woburn inpatient facilities. See Note 25, Contingencies and Other Commitments.

Leases—

We lease certain land, buildings, and equipment under non-cancelable operating leases generally expiring at various dates through 2027. We also lease certain buildings and equipment under capital leases also expiring at various dates through 2027. Operating leases generally have 3- to 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require the Company to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred. Some facilities are subleased to other parties. Rental income from subleases approximated $13.0 million, $11.2 million, and $11.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on the straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Other long-term liabilities in the accompanying consolidated balance sheets, as follows (in millions):

	As of December 31,
	2006	2005
Straight-line rental accrual	$ 18.0	$ 18.6

Future minimum lease payments at December 31, 2006, for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in millions):

Year Ending December 31,	Operating Leases	Capital Lease Obligations	Total
2007	$ 101.5	$ 26.9	$ 128.4
2008	85.1	26.6	111.7
2009	67.1	25.2	92.3
2010	51.5	23.4	74.9
2011	37.7	20.9	58.6
2012 and thereafter	130.8	84.1	214.9
	$ 473.7	207.1	$ 680.8
Less: interest portion		(57.6)
Obligations under capital leases		$ 149.5

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Obligations Under Lease Guarantees—

In conjunction with the sale of certain facilities in prior years, HealthSouth assigned the leases of certain properties to certain purchasers and, as a condition of the lease, agreed to act as a guarantor of the purchaser’s performance on the lease. Should the purchaser fail to pay the rent due on these leases, the lessor would have contractual recourse against us.

As of December 31, 2006, we had entered into eight such lease guarantee arrangements. The remaining terms of these leases range from 7 months to 150 months. If we were required to perform under all such guarantees, the maximum amount we would be required to pay approximates $22.6 million.

We have not recorded a liability for these guarantees, as we do not believe it is probable we will have to perform under these agreements. If we are required to perform under these guarantees, we could potentially have recourse against the purchaser for recovery of any amounts paid. These guarantees are not secured by any assets under the leases. As of December 31, 2006, we have not been required to perform under any such lease guarantees.

Construction in Progress—

In 2001, we began construction of a 219-bed general acute care hospital (the “Digital Hospital”) on property adjacent to our corporate campus in Birmingham, Alabama. In connection with the construction of the Digital Hospital, we incurred significant costs and included those capitalized costs in Construction in Progress (“CIP”). Amounts in CIP at December 31, 2006 and 2005 relate principally to the Digital Hospital.

Asset Impairments—

For the years ended December 31, 2006, 2005, and 2004, we recognized long-lived asset impairment charges of approximately $15.0 million, $43.3 million, and $35.5 million, respectively. Of these total amounts, approximately $8.6 million, $24.4 million and $30.2 million, respectively, relate to the 19-acre tract of land that includes an incomplete 13-story building formerly called the “Digital Hospital” and represent the excess of costs incurred during the construction of the “Digital Hospital” over the estimated fair value of the property, including the RiverPoint facility, a 60,000 square foot office building, which shares the construction site and would be included with any sale of the “Digital Hospital.” The impairment of the “Digital Hospital” in each year was determined using a weighted-average fair value approach that considered an alternative use appraisal and other potential scenarios.

The remainder of the 2006, 2005, and 2004 impairment charges relate to long-lived assets at various facilities that were examined for impairment due to facility closings and facilities experiencing negative cash flow from operations. In 2006 and 2005, we determined the fair value of the impaired long-lived assets at a facility primarily based on the assets’ estimated fair value using valuation techniques that included discounted future cash flows and third-party appraisals. These 2006 and 2005 charges primarily relate to our surgery centers, diagnostic, and corporate and other segments. In 2004, the remainder of the charge represents our write-down of long-lived assets, primarily in our surgery centers and outpatient segments, based on a valuation of future cash flows. We wrote these assets down to zero, or their estimated fair value, based on expected negative operating cash flows of these facilities in future years.

See Note 26, Segment Reporting, for the amount of impairment charges by operating segment.

7.	Goodwill and Other Intangible Assets:

Goodwill represents the unallocated excess of purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Other definite-lived intangibles consist primarily of certificates of need, licenses, noncompete agreements, and management agreements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows changes in the carrying amount of goodwill for the years ended December 31, 2006, 2005, and 2004, by operating segment (in millions):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Total
Goodwill as of December 31, 2003	$ 402.3	$ 475.7	$ 25.0	$ –	$ –	$ 903.0
Acquisitions	–	–	0.6	–	–	0.6
Acquisition of equity interests in
joint venture entities	–	7.1	–	–	–	7.1
Other	(0.4)	0.9	(0.1)	–	–	0.4
Goodwill as of December 31, 2004	$ 401.9	$ 483.7	$ 25.5	$ –	$ –	$ 911.1
Acquisition of equity interests in
joint venture entities	1.2	2.4	–	–	–	3.6
Conversion of consolidated
facilities to equity method
facilities	–	(3.3)	–	–	–	(3.3)
Goodwill as of December 31, 2005	$ 403.1	$ 482.8	$ 25.5	$ –	$ –	$ 911.4
Acquisitions	0.4	–	2.9	–	–	3.3
Acquisition of equity interests in
joint venture entities	3.4	3.8	–	–	–	7.2
Minority interest associated with
conversion of consolidated facilities
to equity method facilities	(0.9)	(21.4)	–	–	–	(22.3)
Goodwill attributable to sale
of surgery center	–	(2.7)	–	–	–	(2.7)
Goodwill as of December 31, 2006	$ 406.0	$ 462.5	$ 28.4	$ –	$ –	$ 896.9

We performed impairment reviews as required by FASB Statement No. 142 as of October 1, 2006, 2005, and 2004 and concluded that no goodwill impairment existed.

The following table provides information regarding our other intangible assets (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net
Certificates of need:
2006	$ 8.5	$ 5.1	$ 3.4
2005	8.6	4.8	3.8
Licenses:
2006	$ 95.4	$ 59.0	$ 36.4
2005	97.9	56.0	41.9
Noncompete agreements:
2006	$ 50.9	$ 40.7	$ 10.2
2005	43.6	41.9	1.7
Management agreements:
2006	$ 7.1	$ 3.0	$ 4.1
2005	6.6	2.5	4.1
Total intangible assets:
2006	$ 161.9	$ 107.8	$ 54.1
2005	156.7	105.2	51.5

Amortization expense for other intangible assets is as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Amortization expense	$ 6.5	$ 8.5	$ 11.7

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Total estimated amortization expense for our other intangible assets for the next five fiscal years is as follows (in millions):

Year Ended December 31,	Estimated Amortization Expense
2007	$ 6.1
2008	5.3
2009	4.9
2010	4.6
2011	4.3
8.	Investment in and Advances to Nonconsolidated Affiliates:

Investment in and advances to nonconsolidated affiliates represents our investment in 52 partially owned subsidiaries, of which 42 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, member, or venturer, as applicable. We do not control these affiliates, but have the ability to exercise significant influence over the operating and financial policies of certain of these affiliates. Our ownership percentages in these affiliates generally range from 4% to 52%. HealthSouth’s investment in these affiliates is an integral part of our operations. We account for these investments using the cost and equity methods of accounting. Our investments consist of the following (in millions):

	As of December 31,
	2006	2005
Equity method investments:
Capital contributions	$ 40.1	$ 41.8
Cumulative share of income	165.4	144.1
Cumulative share of distributions	(155.5)	(141.4)
	$ 50.0	$ 44.5
Cost method investments:
Capital contributions, net of partnership distributions and
impairments	9.3	1.9
Total investment in and advances to nonconsolidated affiliates	$ 59.3	$ 46.4

The following summarizes the combined assets, liabilities, and equity and the combined results of operations of our equity method affiliates (on a 100% basis, in millions):

	As of December 31,
	2006	2005
Assets—
Current	$ 40.7	$ 32.8
Noncurrent	94.9	87.4
Total assets	$ 135.6	$ 120.2
Liabilities and equity—
Current liabilities	$ 12.9	$ 6.3
Noncurrent	15.0	14.5
Partners’ capital and shareholders’ equity—
HealthSouth	50.0	44.5
Outside partners	57.7	54.9
Total liabilities and equity	$ 135.6	$ 120.2

Condensed statements of operations (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Net operating revenues	$ 154.8	$ 142.7	$ 119.7
Operating expenses	(107.0)	(88.4)	(84.8)
Income from continuing operations	47.8	54.3	34.9
Net income	$ 45.5	$ 41.3	$ 34.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

During 2006, two surgery centers became equity method investments rather than consolidated affiliates as a result of changes of control of these entities. During 2005, five surgery centers became equity method investments rather than consolidated affiliates as a result of changes of control of these entities. These changes in each year decreased 2006 and 2005 consolidated Net operating revenues by approximately $16.1 million and $25.6 million, respectively.

Source Medical—

In April 2001, we established Source Medical Solutions, Inc. (“Source Medical”) to continue development and allow commercial marketing of a wireless clinical documentation system originally developed by HealthSouth. This proprietary software was referred to internally as “HCAP” and was later marketed by Source Medical under the name “TherapySource.” At the time of our initial investment, certain of our directors, executive officers, and employees also purchased shares of Source Medical’s common stock. Our current ownership has been diluted to less than 7% as part of various recapitalizations of Source Medical and to accommodate new investments from unrelated parties. Through December 2005, we held two of five seats on Source Medical’s board of directors. In December 2005, we gave up these seats but retained certain observation rights into Source Medical’s operations.

Historically, we made working capital advances to Source Medical, primarily to continue to develop HCAP. We also guaranteed certain Source Medical borrowings with unrelated third parties. Over the years, these amounts were called by the unrelated third parties, and we were required to perform under these guarantees. We previously accrued these working capital advances and guarantees as uncollectible amounts due from Source Medical.

In the fourth quarter of 2005, we received a $5.0 million payment from Source Medical related to one of the third-party loans we guaranteed. As a result of a March 2006 dismissal of certain matters related to litigation between Source Medical and an unrelated third party involved in an acquisition, in the first quarter of 2006, we reversed a $6.0 million liability (through a reduction of Other operating expenses) we had recorded for a promissory note executed by Source Medical as part of the acquisition that was subject to litigation. Additionally, in May 2006, we received a payment of $6.9 million in full satisfaction of all the then outstanding notes receivable and accrued interest due from Source Medical. This payment was included as a reduction of Other operating expenses in our consolidated statement of operations for the year ended December 31, 2006.

We continue to lease HCAP software from Source Medical and pay them for custom software development and other miscellaneous services. During 2006, 2005, and 2004, we paid approximately $5.0 million, $6.1 million, and $5.4 million, respectively, to Source Medical for these types of services.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

9.	Long-term Debt:

Our long-term financing obligations outstanding consist of the following (in millions):

	As of December 31,
	2006	2005
Advances under $400 million revolving credit facility	$ 170.0	$ –
Senior Term Loans	–	313.4
Term Loans	–	200.0
Term Loan Facility	2,039.8	–
Bonds payable—
7.000% Senior Notes due 2008	5.0	249.2
10.750% Senior Subordinated Notes due 2008	30.2	318.3
8.500% Senior Notes due 2008	9.4	343.0
8.375% Senior Notes dues 2011	0.3	347.4
7.375% Senior Notes due 2006	–	180.3
7.625% Senior Notes due 2012	1.5	904.8
6.500% Convertible Subordinated Debentures due 2011	–	6.3
8.750% Convertible Subordinated Notes due 2015	–	10.1
10.375% Senior Subordinated Credit Agreement due 2011	–	332.4
Floating Rate Senior Notes	375.0	–
10.75% Senior Notes due 2016	615.9	–
Hospital revenue bond	–	0.5
Notes payable to banks and others at interest rates from 6.0% to 12.9%	5.1	6.2
Noncompete agreements	0.6	0.2
Capital lease obligations	149.5	189.8
	3,402.3	3,401.9
Less current portion	(37.0)	(33.8)
Long-term debt, less current portion	$ 3,365.3	$ 3,368.1

The following chart shows scheduled payments due on long-term debt for the next five years and thereafter (in millions):

Year Ending December 31,	Face Amount	Net Amount
2007	$ 37.6	$ 37.0
2008	83.4	82.7
2009	39.8	39.1
2010	40.6	39.8
2011	36.1	35.2
Thereafter	3,173.9	3,168.5
Total	$ 3,411.4	$ 3,402.3

The following table provides information regarding our Interest expense and amortization of debt discounts and fees presented in our consolidated statements of operations (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Interest expense	$ 316.8	$ 298.5	$ 279.6
Amortization of debt discount	1.4	5.6	3.6
Amortization of consent fees/bond issue costs	6.3	27.3	15.9
Amortization of loan fees	10.6	6.1	2.3
	$ 335.1	$ 337.5	$ 301.4

Recapitalization Transactions—

On March 10, 2006, we completed the last of a series of recapitalization transactions (the “Recapitalization Transactions”) enabling us to prepay substantially all of our prior indebtedness and replace it with approximately $3 billion of new long-term debt. The Recapitalization Transactions included (1) entering into credit facilities that provide for credit of

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

up to $2.55 billion of senior secured financing, (2) entering into an interim loan agreement that provides us with $1.0 billion of senior unsecured financing, (3) completing a $400 million offering of convertible perpetual preferred stock, (4) completing cash tender offers to purchase substantially all $2.03 billion of our previously outstanding senior notes and $319 million of our previously outstanding senior subordinated notes and consent solicitations with respect to proposed amendments to the indentures governing each outstanding series of notes, and (5) prepaying and terminating our 10.375% Senior Subordinated Credit Agreement, our Amended and Restated Credit Agreement, and our Term Loan Agreement. In order to complete the Recapitalization Transactions, we also entered into consents, amendments, and waivers to our Amended and Restated Credit Agreement, $200 million Term Loan Agreement, and $355 million 10.375% Senior Subordinated Credit Agreement (all as defined later in this note).

We used a portion of the proceeds of the loans under the new senior secured credit facilities, the proceeds of the interim loan, and the proceeds of the $400 million offering of convertible perpetual preferred stock, along with cash on hand and cash obtained from liquidation of available-for-sale marketable securities, to prepay substantially all of our prior indebtedness and to pay fees and expenses related to such prepayment and the Recapitalization Transactions. The remainder of the proceeds and availability under the senior secured credit facilities are being used for general corporate purposes. In addition, the letters of credit issued under the revolving letter of credit subfacility and the synthetic letter of credit facility will be used in the ordinary course of business to secure workers’ compensation and other insurance coverages and for general corporate purposes.

As a result of the Recapitalization Transactions, we recorded an approximate $361.1 million Loss on early extinguishment of debt in the first quarter of 2006.

Offers to Purchase and Consent Solicitations—

On February 2, 2006, we announced that we were offering to purchase, and soliciting consents seeking approval of proposed amendments to the indentures governing our 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012, and our 10.750% Senior Subordinated Notes due 2008 (collectively, the “Notes”). On February 15, 2006, we announced that a majority in principal amount of the holders of our Notes had delivered consents under the indentures governing these Notes, thereby approving proposed amendments to the indentures.

Consents, Amendments, and Waivers—

On February 15, 2006, we entered into a consent and waiver (the “Consent”) to our 10.375% Senior Subordinated Credit Agreement. Pursuant to the terms of the Consent, the lenders consented to the prepayment of all outstanding loans in full (together with all accrued and unpaid interest) on or prior to March 20, 2006 and waived certain provisions of the 10.375% Senior Subordinated Credit Agreement to the extent such provisions prohibited such prepayment. In connection with the Consent, we paid to each lender a prepayment premium equal to 15.0% of the principal amount of such lender’s loans.

Also on February 15, 2006, we entered into an amendment and waiver (the “Amendment”) to our Term Loan Agreement. Pursuant to the terms of the Amendment, the lenders amended certain provisions of the Term Loan Agreement to the extent such provisions prohibited a prepayment of the loans thereunder prior to June 15, 2006. In connection with the Amendment, we paid a consent fee equal to 1.0% of the principal amount of such lender’s loans. We also paid a prepayment fee equal to 2.0% of the aggregate principal amount of the prepayment.

On February 22, 2006, we entered into an amendment and waiver (the “Waiver”) to our Amended and Restated Credit Agreement. Pursuant to the terms of the Waiver, the lenders waived, in the event the recapitalization did not occur substantially simultaneously with the issuance of the convertible preferred stock, certain provisions of the Amended and Restated Credit Agreement to the extent required to permit us to apply 100% of the net proceeds of the issuance of the Convertible perpetual preferred stock to the prepayment or repayment of other existing indebtedness. In connection with the Waiver, we paid to each lender executing the Waiver a waiver fee equal to 0.05% of the principal amount of such lender’s loans.

Senior Credit Facility—

On March 10, 2006, we entered into a credit agreement (the “Credit Agreement”) with a consortium of financial institutions (collectively, the “Lenders”). The Credit Agreement provides for credit of up to $2.55 billion of senior secured

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

financing. The $2.55 billion available under the Credit Agreement includes (1) a six-year $400 million revolving credit facility (the “Revolving Loans”), with a revolving letter of credit subfacility and swingline loan subfacility, (2) a six-year $100 million synthetic letter of credit facility, and (3) a seven-year $2.05 billion term loan facility (the “Term Loan Facility”). The Term Loan Facility amortizes in quarterly installments, commencing with the quarter ending on September 30, 2006, equal to 0.25% of the original principal amount thereof, with the balance payable upon the final maturity. Loans under the Credit Agreement bear interest at a rate of, at our option, (1) LIBOR, adjusted for statutory reserve requirements (“Adjusted LIBOR”) or (2) the higher of (a) the federal funds rate plus 0.5% and (b) JPMorgan Chase Bank, N.A.’s (“JPMorgan”) prime rate, in each case, plus an applicable margin that varies depending upon our leverage ratio and corporate credit rating. We are also subject to a commitment fee of 0.5% per annum on the daily amount of the unutilized commitments under the Revolving Loans and synthetic letter of credit facility.

Our interest rate under the Credit Agreement was 8.6% at December 31, 2006. As of December 31, 2006, approximately $170.0 million was drawn in Revolving Loans, excluding approximately $32.3 million utilized under the revolving letter of credit subfacility. Approximately $100.0 million was utilized under the synthetic letter of credit facility as of December 31, 2006.

Pursuant to a Collateral and Guarantee Agreement (the “Collateral and Guarantee Agreement”), dated as of March 10, 2006, between us, our subsidiaries defined therein (collectively, the “Subsidiary Guarantors”) and JPMorgan, our obligations under the Credit Agreement are (1) secured by substantially all of our assets and the assets of the Subsidiary Guarantors and (2) guaranteed by the Subsidiary Guarantors. In addition to the Collateral and Guarantee Agreement, we and the Subsidiary Guarantors agreed to enter into mortgages with respect to certain of our material real property (excluding real property owned by the surgery centers segment or otherwise subject to preexisting liens and/or mortgages) in connection with the Credit Agreement. Our obligations under the Credit Agreement will be secured by the real property subject to such mortgages.

The Credit Agreement contains affirmative and negative covenants and default and acceleration provisions, including a minimum interest coverage ratio and a maximum leverage ratio that changes over time.

On February 20, 2007, we announced that we are seeking certain amendments to our existing Credit Agreement. The amendments sought include a reduction in the margin over LIBOR that we currently pay and approval for our divestiture activities.

Interim Loan Agreement—

On March 10, 2006, we and the Subsidiary Guarantors also entered into the Interim Loan Agreement (the “Interim Loan Agreement”) with a consortium of financial institutions (collectively, the “Interim Lenders”). The Interim Loan Agreement provided us with $1.0 billion of senior unsecured interim financing. The loans under the Interim Loan Agreement had an initial maturity date of March 10, 2007, but were paid off on June 14, 2006 with the proceeds from our private offering of $1.0 billion of senior notes discussed below. The proceeds of the loans under the Interim Loan Agreement were used to refinance a portion of our prior indebtedness and to pay fees and expenses related to such refinancing. Our obligations under the Interim Loan Agreement were guaranteed by the Subsidiary Guarantors. At the time the Interim Loan Agreement was repaid, interest under the Interim Loan Agreement was priced at Prime plus 3.5%, which was 11.5%.

The Interim Loan Agreement contained affirmative and negative covenants and default and acceleration provisions that were substantially similar to the Credit Agreement.

Interest Rate Swap—

Under the Credit Agreement, we are required to enter into and maintain, for a period of at least three years after the effective date of the Credit Agreement, one or more swap agreements to effectively convert at least 50% of our consolidated total indebtedness (as defined in the Credit Agreement and excluding the Interim Loan Agreement) to fixed rates. Therefore, on March 23, 2006, we entered into an interest rate swap.

The notional amount of the interest rate swap as of December 31, 2006 was $2.0 billion, but is subject to adjustment in accordance with an amortization schedule that correlates to required and expected payments under the Credit Agreement. We pay a fixed rate of 5.2% under the swap agreement. Net settlements are made quarterly on each March 10, June 10, September 10, and December 10, commencing on June 10, 2006. The above counterparties pay a floating rate based on 3-month LIBOR, which was 5.4% at December 10, 2006, which is the most recent interest rate set date. The termination date of the swap is March 10, 2011.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

We entered into this swap based on the requirements under our Credit Agreement to effectively convert the floating rate of the Credit Agreement to the fixed rate of the swap in an effort to limit our exposure to variability in interest payments caused by changes in LIBOR. As of December 31, 2006, we had not designated the relationship between the Credit Agreement and interest rate swap as a hedge under FASB Statement No. 133. Therefore, changes in the fair value of the interest rate swap during the year ended December 31, 2006 have been included in current-period earnings as Loss on interest rate swap. The fair market value of the swap as of December 31, 2006 was approximately ($9.9) million and is included in Other current liabilities in our consolidated balance sheet. During the year ended December 31, 2006, we made net cash settlement payments of approximately $0.6 million to our counterparties.

Private Offering of $1.0 Billion of Senior Notes—

On June 14, 2006, we completed a private offering of $1.0 billion aggregate principal amount of senior notes, which included $375.0 million in aggregate principal amount of floating rate senior notes due 2014 (the “Floating Rate Notes”) at par and $625.0 million aggregate principal amount of 10.75% senior notes due 2016 (the “2016 Notes”) at 98.505% of par (collectively, the “Senior Notes”). The offering and sale of the Senior Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Senior Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements.

The Senior Notes were issued pursuant to separate indentures dated June 14, 2006 (each an “indenture” and together, the “Indentures”) among HealthSouth, the Subsidiary Guarantors (as defined in the Indentures), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). Pursuant to the terms of the Indentures, the Senior Notes are senior unsecured obligations of HealthSouth and will rank equally with our senior indebtedness, senior to any of our subordinated indebtedness, and effectively junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Our obligations under the Senior Notes are jointly and severally guaranteed by all of our existing and future subsidiaries that guarantee (1) borrowings under our Credit Agreement or (2) certain of our debt.

We used the net proceeds from the private offering of the Senior Notes, along with cash on hand, to repay all borrowings outstanding under our Interim Loan Agreement.

Interest on the Senior Notes is payable in arrears on June 15 and December 15 of each year, commencing on December 15, 2006. We pay interest on overdue principal at the rate of 1.0% per annum in excess of the applicable rates described below and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Floating Rate Notes—

The Floating Rate Notes mature on June 15, 2014 and bear interest at a per annum rate, reset semiannually, of LIBOR plus 6.0%, as determined by the calculation agent, which is initially the Trustee. Our interest rate as of December 31, 2006 was 11.4%.

On or after June 15, 2009, we will be entitled, at our option, to redeem all or a portion of the Floating Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, plus accrued interest to the redemption date, if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

Period	Redemption Price*
2009	103.0%
2010	102.0%
2011	101.0%
2012 and thereafter	100.0%

* Expressed in percentage of principal amount

Prior to June 15, 2009, we are entitled, at our option, to redeem Floating Rate Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Floating Rate Notes issued at a redemption price of 100%, plus a premium equal to the interest rate per annum on the Floating Rate Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from certain equity offerings, provided however, that at least 65% of such aggregate principal amount of the Floating Rate Notes remains outstanding after giving effect to such redemption and each such redemption occurs within 90 days after the date of the related equity offering.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2016 Notes—

The 2016 Notes mature on June 15, 2016 and bear interest at a per annum rate of 10.75%.

On or after June 15, 2011, we will be entitled, at our option, to redeem all or a portion of the 2016 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, plus accrued interest to the redemption date (subject to the right of holders of the 2016 Notes of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

Period	Redemption Price*
2011	105.375%
2012	103.583%
2013	101.792%
2014 and thereafter	100.000%

* Expressed in percentage of principal amount

Prior to June 15, 2009, we are entitled, at our option, to redeem 2016 Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2016 Notes issued at a redemption price of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from certain equity offerings, provided however, that at least 65% of the aggregate principal amount of 2016 Notes remains outstanding after giving effect to such redemption and each such redemption occurs within 90 days after the date of the related equity offering.

Floating Rate Notes and 2016 Notes—

Notwithstanding the foregoing, prior to June 15, 2009 (in the case of the Floating Rate Notes) and June 15, 2011 (in the case of the 2016 Notes), we are entitled, at our option, to redeem all, but not less than all, of the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes plus a premium, and accrued and unpaid interest. The premium is equal to the greater of (1) 1.0% of the principal amount of the Senior Notes and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of such Senior Notes on June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the 2016 Notes), plus (ii) all required remaining scheduled interest payments due on such Senior Notes through June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the 2016 Notes), computed using a discount rate equal to the applicable Adjusted Treasury Rate (as defined in the documents governing the Senior Notes), over (b) the principal amount of such Senior Notes on such redemption date.

Repurchase Upon a Change of Control—

Upon the occurrence of a change in control (as defined in the Indentures), each holder of the Senior Notes may require us to repurchase all or a portion of the Senior Notes in cash at a price equal to 101% of the principal amount of the Senior Notes to be repurchased, plus accrued and unpaid interest. However, subject to certain exceptions, our Credit Agreement limits our ability to repurchase the Senior Notes prior to their maturity.

Covenants—

The Senior Notes contain covenants that, among other things, limit our and certain of our subsidiaries’ ability to (1) incur additional debt, (2) make certain restricted payments, (3) consummate specified asset sales, (4) enter into transactions with affiliates, (5) incur liens, (6) pay dividends or make payments to us and our restricted subsidiaries, (7) enter into sale leaseback transactions, (8) merge or consolidate with another person, and (9) dispose of all or substantially all of our assets. The Indentures provide for events of default (subject in certain cases to grace and cure periods), which include nonpayment, breach of covenants in the Indentures, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Senior Notes of a series may declare the principal of and accrued but unpaid interest on all the Senior Notes of such series to be due and payable.

Registration Rights Agreement—

In connection with the offering of the Senior Notes, we agreed to file a registration statement, within 30 days after we are required to file this report on Form 10-K for the fiscal year ended December 31, 2006, with the SEC with respect to a registered offer to exchange each series of the Senior Notes for new notes having terms substantially identical in all material

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

respects to such series of Senior Notes and to register the corresponding guarantees. We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than 180 days after we file this report on Form 10-K for the fiscal year ended December 31, 2006. The new notes will generally be freely transferable under the Securities Act. In addition, we have agreed under certain circumstances to file one or more shelf registration statements to cover resales of the Senior Notes and to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within a specified period of time and keep effective the shelf registration statement until two years after its effective date (subject to certain exceptions).

If we fail to satisfy these obligations, we will be required to pay additional interest to the holders of the Senior Notes. The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates.

$1.25 Billion Revolving Credit Facility, $250 Million Revolving Credit Facility, and Senior Term Loans—

On June 14, 2002, we entered into a five-year, $1.25 billion revolving credit facility, as amended on August 20, 2002 (the “2002 Credit Agreement”), with JPMorgan, which served as administrative agent, Wachovia Bank, N.A. (“Wachovia”), UBS Warburg LLC, Scotiabanc, Inc., Deutsche Bank AG, and Bank of America, N.A. (“Bank of America”). Interest on the 2002 Credit Agreement was paid based on LIBOR plus a predetermined margin or base rate. We were required to pay a fee based on the unused portion of the revolving credit facility ranging from .275% to .500% depending on our debt ratings. The principal amount was payable in full on June 14, 2007. In March 2003, our line of credit was frozen under the 2002 Credit Agreement. On March 27, 2003, we received notice that we were in default under the 2002 Credit Agreement. As of December 31, 2004, we had drawn $315.0 million under the 2002 Credit Agreement.

On March 21, 2005, we entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with a consortium of financial institutions (collectively, the “2005 Lenders”), JPMorgan, as Administrative Agent and Collateral Agent, Wachovia, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Documentation Agent. The Amended and Restated Credit Agreement amended and restated the 2002 Credit Agreement.

Pursuant to the Amended and Restated Credit Agreement, the 2005 Lenders converted $315 million in aggregate principal amount of the loans outstanding under the 2002 Credit Agreement into a senior secured term facility with a scheduled maturity date of June 14, 2007 (the “Senior Term Loans”). The Senior Term Loans amortized in quarterly installments, commencing with the quarter ending on September 30, 2005, equal to 0.25% of the original principal amount thereof, with the balance payable upon the final maturity. Until we obtained ratings from Moody’s and S&P, the Senior Term Loans bore interest, at our option, at a rate of (1) Adjusted LIBOR, plus 2.5% or (2) 1.5% plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate. After we obtained such ratings, the Senior Term Loans bore interest, at our option, (1) at a rate of Adjusted LIBOR plus a spread ranging from 2.0% to 2.5%, depending on our ratings with such institutions or (2) at a rate of a spread ranging from 1.0% to 1.5%, depending on our ratings with such institutions, plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate. The effective interest rate on the outstanding balance under the Amended and Restated Credit Agreement was 6.2% for the year ended December 31, 2005 compared to the average prime rate of 6.1% during the same period.

In addition, the Amended and Restated Credit Agreement made available to us a senior secured revolving credit facility in an aggregate principal amount of $250 million (the “Revolving Facility”) and a senior secured revolving letter of credit facility in an aggregate principal amount of $150 million (the “LC Facility”). The commitments under the Revolving Facility and the LC Facility would have expired, and all borrowings under such facilities would have matured, on March 21, 2010. At December 31, 2005, no money was drawn on the Revolving Facility, and approximately $123.8 million of the LC Facility was utilized.

The Revolving Facility accrued interest at our option, at a rate of (1) Adjusted LIBOR plus 2.75% or (2) 1.75% plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate to December 2, 2005, which is the date we filed audited consolidated financial statements with the SEC for the year ended December 31, 2004. After that filing, the interest rates and commitment fees on the Revolving Facility were determined based upon our net leverage ratio (as defined in the Amended and Restated Credit Agreement). During such period, the Revolving Facility bore interest, at our option, (1) at a rate of Adjusted LIBOR plus a spread ranging from 1.75% to 2.75%, depending on our net leverage ratio or (2) at a

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

rate of a spread ranging from 0.75% to 1.75%, depending on our net leverage ratio, plus the higher of (a) the Federal Funds Rate plus 0.5% and (b) JPMorgan’s prime rate.

We were subject to commitment fees of 0.75% per annum on the daily amount of the unutilized commitments under the Revolving Facility and the LC Facility to December 2, 2005. After our 2004 filing with the SEC on that date, the commitment fees ranged between 0.5% and 0.75%, depending on our net leverage ratio. At December 31, 2005, the commitment fee rate was 0.75%.

A letter of credit participation fee equal to the LIBOR interest rate spread (as applicable at such time to loans outstanding under the Revolving Facility) was payable to the Lenders under the LC Facility. In addition, we paid, for our own account, (1) a fronting fee of 0.25% per annum on the aggregate face amount of the letters of credit outstanding under the LC Facility upon the later of the termination of the commitments under the LC Facility and the date on which the Lenders’ letters of credit exposure for such commitment ceased, and (2) customary issuance and administration fees relating to the letters of credit.

We were allowed to use the proceeds of the loans under the Revolving Facility for general corporate purposes, and we were allowed to use the letters of credit under the LC Facility in the ordinary course of business to secure workers’ compensation and other insurance coverage and for general corporate purposes.

Pursuant to a Collateral and Guarantee Agreement, dated as of March 21, 2005, between the Company and JPMorgan, our obligations under the Amended and Restated Credit Agreement were secured (1) by substantially all of the assets of HealthSouth and (2) from and after the date on which the Restrictive Indentures (as defined in the Amended and Restated Credit Agreement) and the Senior Subordinated Credit Agreement permitted the obligations (or an amount thereof) to be guaranteed by or secured by the assets of existing and subsequently acquired or organized subsidiaries of HealthSouth by substantially all of the assets of such subsidiaries.

The Amended and Restated Credit Agreement contained affirmative and negative covenants and default and acceleration provisions. As of December 31, 2005, negative covenants included a minimum interest expense coverage ratio of 1.75 to 1.00 and a maximum leverage ratio of 5.75 to 1.00. The negative covenants also included restrictions on our ability to increase indebtedness, restricted the use of proceeds from asset sales, and limited the amount of capital expenditures that could be made in any year. As of December 31, 2005, we were in compliance with all covenants contained within the Amended and Restated Credit Agreement.

See Recapitalization Transactions section previously discussed in this disclosure.

Term Loans—

On June 15, 2005, we obtained a new senior unsecured term facility consisting of term loans (the “Term Loans”) in an aggregate principal amount of $200 million under a term loan agreement (the “Term Loan Agreement”). The Term Loans bore interest, at our option, at a rate of (1) Adjusted LIBOR plus 5.0% or (2) 4.0% per year plus the higher of (a) JPMorgan’s prime rate and (b) the Federal Funds Rate plus 0.50%. At December 31, 2005, our interest rate was 9.4%. The Term Loans would have matured in full on June 15, 2010. The Term Loan Agreement contained affirmative and negative covenants and default and acceleration provisions. As of December 31, 2005, we were in compliance with all covenants contained within the Term Loan Agreement. We used the proceeds of the Term Loans, together with cash on hand, to repay our $245 million 6.875% Senior Notes due June 15, 2005 and to pay fees and expenses related to the Term Loans. See Recapitalization Transactions section previously discussed in this disclosure.

Bonds Payable—

6.875% and 7.000% Senior Notes—

On June 22, 1998, we issued $250 million in 6.875% Senior Notes due 2005 and $250 million in 7.000% Senior Notes due 2008 (collectively, the “1998 Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 6.875% Senior Notes was 7.1%, while the effective interest rate is 7.3% on the 7.000% Senior Notes. Interest is payable on June 15 and December 15. The 1998 Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 1998 Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 6.875% Senior Notes matured on June 15, 2005. We used the proceeds from the $200 million Term Loans, as discussed above, and available cash to repay the 6.875% Senior Notes. The 7.000% Senior Notes mature on June 15, 2008. We may redeem the 7.000% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

amount of the notes to be redeemed plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. Each holder of the 7.000% Senior Notes had the right to require us to purchase all outstanding notes held by such holder on January 15, 2007 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. However, this put was not exercised by the holders. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

10.750% Senior Subordinated Notes—

On September 25, 2000, we issued $350 million in 10.750% Senior Subordinated Notes due 2008 (the “10.750% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 10.750% Senior Notes is 11.4%. Interest is payable on April 1 and October 1. The 10.750% Senior Notes are senior subordinated obligations of HealthSouth and also are effectively subordinated to all existing and future liabilities of our subsidiaries and partnerships. We used the net proceeds from the issuance of the 10.750% Senior Notes to redeem our then-outstanding 9.500% Notes due 2001 and to pay down indebtedness outstanding under our then-existing credit facilities. The 10.750% Senior Notes mature on October 1, 2008.

As of December 31, 2006, we may redeem the 10.750% Senior Notes, in whole or in part, at our option and at any time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

The indenture contains affirmative and negative covenants including limits on incurring indebtedness and certain financial covenants. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

8.500% Senior Notes—

On February 1, 2001, we issued $375 million in 8.500% Senior Notes due 2008 (the “8.500% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.500% Senior Notes is 9.0%. Interest is payable on February 1 and August 1. The 8.500% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.500% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.500% Senior Notes mature on February 1, 2008. We may redeem the 8.500% Senior Notes, in whole or in part, at our option, and at any time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

8.375% Senior Notes—

On September 28, 2001, we issued $400 million in 8.375% Senior Notes due 2011 (the “8.375% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.375% Senior Notes is 8.7%. Interest is payable on April 1 and October 1. The 8.375% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.375% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.375% Senior Notes mature on October 1, 2011. We may redeem the 8.375% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. Each holder of the 8.375% Senior Notes shall have the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

7.375% Senior Notes—

On September 28, 2001, we issued $200 million in 7.375% Senior Notes due 2006 (the “7.375% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.375% Senior Notes was 7.7%. Interest was payable on April 1 and October 1. The 7.375% Senior Notes were unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.375% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 7.375% Senior Notes matured on October 1, 2006 and were repaid using available cash on hand. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

7.625% Senior Notes—

On May 17, 2002, we issued $1 billion in 7.625% Senior Notes due 2012 at 99.3% of par value (the “7.625% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.625% Senior Notes is 8.0%. Interest is payable on June 1 and December 1. The 7.625% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.625% Senior Notes to pay down indebtedness outstanding under our credit facilities and for other corporate purposes. The 7.625% Senior Notes mature on June 1, 2012. We may redeem the 7.625% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. The indenture contains affirmative and negative covenants including limits on incurring indebtedness. Each holder of the 7.625% Senior Notes shall have the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. See Recapitalization Transactions section previously discussed in this disclosure and 2004 Consent Solicitation section of this disclosure below.

6.500% Convertible Subordinated Debentures—

Effective October 29, 1997, we acquired the obligor of $30 million par value 6.500% Convertible Subordinated Debentures due 2011 (the “6.500% Convertible Subordinated Debentures”) as part of the Horizon/ CMS Healthcare Corporation acquisition. Due to financing costs, the effective interest rate on the 6.500% Convertible Subordinated Debentures was 6.7%. Interest was payable on June 15 and December 15. The 6.500% Convertible Subordinated Debentures were convertible into common stock of HealthSouth at the option of the holder at a conversion price of $410.95 per share. See Recapitalization Transactions section previously discussed in this disclosure.

8.750% Convertible Senior Subordinated Notes—

Effective October 29, 1997, we acquired the obligor of $25 million par value 8.750% Convertible Senior Subordinated Notes due 2015 (the “8.750% Convertible Subordinated Debentures”) as part of the Horizon/CMS Healthcare Corporation acquisition. Due to financing costs, the effective interest rate on the 8.750% Convertible Subordinated Debentures was 9.1%. Interest was payable on April 1 and October 1. The 8.750% Convertible Subordinated Debentures provided for an annual sinking fund payment equal to 5% of the aggregate principal amount originally issued. The sinking fund was paid annually, commencing April 1, 2000. The 8.750% Convertible Subordinated Debentures were convertible into common stock of HealthSouth at the option of the holder at a conversion price of $320.15 per share. See Recapitalization Transactions section previously discussed in this disclosure.

10.375% Senior Subordinated Credit Agreement—

On January 16, 2004, we issued $355 million in a senior subordinated term loan arranged by Credit Suisse First Boston (the “10.375% Senior Subordinated Credit Agreement”). This loan had an interest rate of 10.375% per annum, payable quarterly, with a seven-year maturity and was callable after the third year with a premium. Due to discounts and financing costs, the effective interest rate was 12.8%. We used the net proceeds from the issuance of the 10.375% Senior Subordinated Credit Agreement to redeem our then-outstanding 3.25% Convertible Subordinated Debentures due 2003. This agreement contained affirmative and negative covenants including limitations on additional indebtedness by HealthSouth and limitations on asset sales.

We also issued warrants to the lender to purchase two million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share. These warrants remain outstanding as of December 31, 2006.

We accounted for these warrants under the guidance provided in APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. APB Opinion No. 14 requires that separate amounts attributable to the debt and the purchase warrants be computed and accounting recognition be given to each component. We based our allocation to each component on the relative market value of the two components at the time of issuance. The portion allocable to the warrants was accounted for as additional paid in capital.

2004 Consent Solicitation—

On March 16, 2004, we announced that we were soliciting consents seeking approval of proposed amendments to, and waivers under, the indentures governing our 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012, and our

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

10.750% Senior Subordinated Notes due 2008 on, among other things, issues relating to our inability to provide current financial statements, our ability to incur indebtedness under certain circumstances and to obtain waivers of all alleged and potential defaults under the respective indentures. The expiration periods for these solicitations were extended from time to time.

On June 24, 2004, we announced that we had closed all of our consent solicitations for our outstanding public debt. The total consent fees paid for all of our debt issues was approximately $80 million, which we are amortizing to interest expense over the remaining term of the debt.

Hospital Revenue Bond—

We had one Hospital Revenue Bond that was issued in 1993 for $20 million maturing in December 2014. The purpose of the bond was to help finance the construction and improvements to the applicable hospital. The bond had a variable interest rate (effective interest rate at December 31, 2005 was 4.3%) with required semiannual redemptions of $0.5 million. The outstanding balance for the Hospital Revenue Bond at December 31, 2005 was $0.5 million, with the final semiannual redemption paid in 2006.

Notes Payable to Banks and Others—

We have numerous notes payable agreements outstanding. These agreements are used for various purposes such as equipment purchases, real estate purchases, and repurchases of limited partner interests. The terms on these notes vary by agreement, but range in length from 48 to 300 months. Most of the agreements have fixed interest rates ranging from 6.0% to 12.9%. In the case of equipment and real estate purchases, the notes are collateralized by the specific purchased equipment or real estate. The limited partner interests repurchased do not secure these notes.

Some of these agreements are subject to certain financial, positive, and negative covenants. As of December 31, 2006 and 2005, we were in compliance with all such covenants.

Noncompete Agreements—

Noncompete agreements range in length from 24 to 120 months. The noncompete agreements have no stated interest rate and are recorded at a discounted rate. The discount rate applied is based on our revolving credit facility interest rate at the time we entered into such agreements and ranges from 6.2% to 9.3%.

Capital Lease Obligations—

We engage in a significant number of leasing transactions including real estate, medical equipment, computer equipment, and other equipment utilized in operations. Certain leases that meet the lease capitalization criteria in accordance with FASB Statement No. 13 have been recorded as an asset and liability at the lower of fair value or the net present value of the aggregate future minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments generally ranged from 4.5% to 12.2% based on our incremental borrowing rate at the inception of the lease. Our leasing transactions include arrangements for equipment with major equipment finance companies and manufacturers who retain ownership in the equipment during the term of the lease and with a variety of both small and large real estate owners.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

10.	Asset Retirement Obligation:

Our asset retirement obligation primarily relates to equipment in our diagnostic division. The following is an analysis of our asset retirement obligation for the years ended December 31, 2006, 2005, and 2004 (in millions):

Amount
Asset retirement obligation as of December 31, 2003	$ 4.1
Liability accrued upon capital expenditures	0.1
Liability settled	(0.3)
Accretion of discount	0.2
Asset retirement obligation as of December 31, 2004	4.1
Liability accrued upon capital expenditures	–
Liability settled	(0.1)
Accretion of discount	0.1
Asset retirement obligation as of December 31, 2005	4.1
Liability accrued upon capital expenditures	0.2
Liability settled	(1.5)
Accretion of discount	0.1
Asset retirement obligation as of December 31, 2006	$ 2.9
11.	Restructuring Charges:

In our continuing efforts to streamline operations, we closed underperforming facilities or consolidated similar facilities within the same market in 2006, 2005, and 2004. As a result of these facility closures and consolidations, we recorded certain restructuring charges for one-time termination benefits and contract termination costs under the guidance in FASB Statement No. 146. One-time termination benefits relate to severance costs provided to employees who were involuntarily terminated as a result of the facility closings. Contract termination costs primarily relate to costs to terminate operating leases or other contracts before the end of their term due to the closure of these facilities or costs that will continue to be incurred under these contracts for their remaining term without economic benefit to the entity.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following chart presents the detail of our restructuring expenses and liabilities by segment (in millions):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Total
One-Time Termination Benefits:
Liability as of December 31, 2003	$ –	$ -	$ –	$ –	$ –	$ –
Costs incurred and charged to expense	–	0.1	0.8	–	–	0.9
Costs paid or otherwise settled	–	(0.1)	(0.8)	–	–	(0.9)
Liability as of December 31, 2004	$ –	$ –	$ –	$ –	$ –	$ –
Costs incurred and charged to expense	–	0.3	1.4	–	–	1.7
Costs paid or otherwise settled	–	(0.2)	(1.4)	–	–	(1.6)
Liability as of December 31, 2005	$ –	$ 0.1	$ –	$ –	$ –	$ 0.1
Costs incurred and charged to expense	–	–	1.3	0.1	–	1.4
Costs paid or otherwise settled	–	(0.1)	(1.3)	(0.1)	–	(1.5)
Liability as of December 31, 2006	$ –	$ –	$ –	$ –	$ –	$ –

Contract Termination Costs:
Liability as of December 31, 2003	$ –	$ 0.2	$ 1.5	$ 0.1	$ –	$ 1.8
Costs incurred and charged to expense	0.1	0.2	2.8	–	–	3.1
Costs paid or otherwise settled	(0.1)	(0.3)	(2.0)	–	–	(2.4)
Liability as of December 31, 2004	$ –	$ 0.1	$ 2.3	$ 0.1	$ –	$ 2.5
Costs incurred and charged to expense	–	0.5	5.9	–	–	6.4
Costs paid or otherwise settled	–	(0.3)	(6.6)	(0.1)	–	(7.0)
Liability as of December 31, 2005	$ –	$ 0.3	$ 1.6	$ –	$ –	$ 1.9
Costs incurred and charged to expense	0.3	2.2	1.2	–	–	3.7
Costs paid or otherwise settled	–	(1.3)	(1.9)	–	–	(3.2)
Liability as of December 31, 2006	$ 0.3	$ 1.2	$ 0.9	$ –	$ –	$ 2.4

Total Restructuring Costs:
Liability as of December 31, 2003	$ –	$ 0.2	$ 1.5	$ 0.1	$ –	$ 1.8
Costs incurred and charged to expense	0.1	0.3	3.6	–	–	4.0
Costs paid or otherwise settled	(0.1)	(0.4)	(2.8)	–	–	(3.3)
Liability as of December 31, 2004	$ –	$ 0.1	$ 2.3	$ 0.1	$ –	$ 2.5
Costs incurred and charged to expense	–	0.8	7.3	–	–	8.1
Costs paid or otherwise settled	–	(0.5)	(8.0)	(0.1)	–	(8.6)
Liability as of December 31, 2005	$ –	$ 0.4	$ 1.6	$ –	$ –	$ 2.0
Costs incurred and charged to expense	0.3	2.2	2.5	0.1	–	5.1
Costs paid or otherwise settled	–	(1.4)	(3.2)	(0.1)	–	(4.7)
Liability as of December 31, 2006	$ 0.3	$ 1.2	$ 0.9	$ –	$ –	$ 2.4

Amounts included in the above chart represent the total amounts expected to be incurred in connection with these restructuring activities. For most of these facility closures or consolidations, the restructuring activities have been completed by December 31, 2006, but we have payments remaining under lease agreements as of that date. Scheduled payments under these arrangements are as follows (in millions):

Amount
2007	$ 1.5
2008	0.6
2009	0.2
2010	0.1
2011	–
2012 and thereafter	–
Total	$ 2.4

Expenses related to one-time termination benefits are included in Salaries and benefits in our consolidated statements of operations. Expenses related to contract termination costs are included in Occupancy costs in our consolidated statements of operations.

12.	Convertible Perpetual Preferred Stock:

On March 7, 2006, we completed the sale of 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock has an initial liquidation preference of $1,000 per share of Series A Preferred Stock, which is contingently subject to accretion. Holders of Series A Preferred Stock are entitled to

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

receive, when and if declared by our Board of Directors, cash dividends at the rate of 6.50% per annum on the accreted liquidation preference per share, payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on July 15, 2006. Dividends on Series A Preferred Stock are cumulative. If we are prohibited by the terms of our credit facilities, debt indentures, or other debt instruments from paying cash dividends on the Series A Preferred Stock, we may pay dividends in shares of our common stock, or a combination of cash and shares of our common stock, if the shares of our common stock delivered as payment are freely transferable by the recipient thereof (other than by reason of the fact that the recipient is our affiliate) or if a shelf registration statement relating to that common stock is effective to permit the resale thereof. Shares of our common stock delivered as dividends will be valued at 95% of their market value. Unpaid dividends will accrete at an annual rate of 8.0% per year for the relevant dividend period and will be reflected as an accretion to the liquidation preference of the Series A Preferred Stock. The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion price of $30.50 per share, which is equal to an initial conversion rate of approximately 32.7869 shares of common stock per share of Series A Preferred Stock, subject to specified adjustments. On or after July 20, 2011, we may cause the shares of Series A Preferred Stock to be automatically converted into shares of our common stock at the conversion rate then in effect if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the notice of forced conversion exceeds 150% of the conversion price of the Series A Preferred Stock. If we are subject to a fundamental change, as defined in the Certificate of Designation of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock has the right, subject to certain limitations, to require us to purchase any or all of its shares of Series A Preferred Stock at a purchase price equal to 100% of the accreted liquidation preference, plus any accrued and unpaid dividends to the date of purchase. In addition, if holders of the Series A Preferred Stock elect to convert shares of Series A Preferred Stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for such shares of Series A Preferred Stock. As redemption of the Series A Preferred Stock is contingent upon the occurrence of a fundamental change, and since we do not deem a fundamental change probable of occurring, accretion of our Convertible perpetual preferred stock is not necessary.

Each holder of Series A Preferred Stock has one vote for each share of Series A Preferred Stock held by the holder on all matters voted upon by the holders of our common stock, as well as voting rights specifically provided for in our restated certificate of incorporation or as otherwise from time to time required by law. In addition, if we fail to repurchase shares of Series A Preferred Stock following a fundamental change, then the holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to call a special meeting of our board of directors and, at the special meeting, vote for the election of two additional directors to our board of directors. The term of office of all directors so elected will terminate immediately upon our repurchase of those shares of Series A Preferred Stock.

The Series A Preferred Stock will be, with respect to dividend rights and rights upon liquidation, winding-up, or dissolution: (1) senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock (which we will refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution; (2) on a parity with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution; (3) junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution; and (4) junior to all our existing and future debt obligations and other liabilities, including claims of trade creditors.

We are required to use our reasonable best efforts to file on or prior to the day that is 30 days after we are required under the Exchange Act, as amended, to file our Report on Form 10-K with the SEC for the fiscal year ending December 31, 2006 (giving effect to any extensions under the Exchange Act) and have declared effective no later than 180 days after such date a shelf registration statement registering the Series A Preferred Stock and the common stock issuable upon the conversion of the Series A Preferred Stock, and to use our reasonable best efforts to cause such registration statement to remain effective until the earliest of two years following the date of issuance of the Series A Preferred Stock, the sale of all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock under such registration statement and the date on which all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock cease to be outstanding or have been resold pursuant to Rule 144 under the Securities Act. If we fail to comply with any of the foregoing requirements, then, in each case, we will pay additional dividends to all holders of

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Series A Preferred Stock equal to the applicable dividend rate or accretion rate for the relevant period plus (1) 0.25% per annum for the first 90 days after such registration default and (2) thereafter, 0.50% per annum.

During the year ended December 31, 2006, we declared $22.2 million in dividends on our Series A Preferred Stock. As of December 31, 2006, accrued dividends of approximately $6.5 million were included in Other current liabilities on our balance sheet. These dividends were paid in January 2007.

13.	Shareholders’ Deficit:

Common Stock Warrants—

In connection with the repayment of our 3.25% Convertible Subordinated Debentures on January 16, 2004, we also issued warrants to the lender to purchase two million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share. See also Note 9, Long-term Debt.

1999 Executive Equity Loan Plan—

In May 1999, HealthSouth established the 1999 Executive Equity Loan Plan (the “Loan Plan”) for the Company’s executives and other key employees of the Company and its subsidiaries. Under the Loan Plan, HealthSouth executives borrowed approximately $39.3 million to purchase 1,354,352 shares of the Company’s common stock. Richard M. Scrushy, our former chairman and chief executive officer, borrowed approximately $25.2 million to purchase 872,459 shares of our common stock. As of December 31, 2004, Mr. Scrushy owed us approximately $13.7 million on his original loan, which we classified as a component of shareholders’ deficit. We recognized interest income of $3.0 million in 2004 related to this loan. Mr. Scrushy satisfied the balance of the loan during 2005 through a combination of cash and HealthSouth common stock. We have discontinued the Loan Plan.

14.	Comprehensive Loss:

Accumulated other comprehensive income (loss), net of income tax effect, consists of the following (in millions):

	As of December 31,
	2006	2005
Foreign currency translation adjustment	$ (0.8)	$ (0.9)
Unrealized gain on available-for-sale-securities	2.4	–
Total	$ 1.6	$ (0.9)

A summary of the components of other comprehensive loss is as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Net change in foreign currency translation adjustment	$ 0.1	$ (1.2)	$ 1.3
Net change in unrealized loss on available-for-sale securities:
Unrealized net holding gain arising during the year	3.8	–	–
Net other comprehensive loss adjustments, before income tax
expense	3.9	(1.2)	1.3
Income tax expense	(1.4)	–	–
Net other comprehensive income (loss) adjustment	$ 2.5	$ (1.2)	$ 1.3

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

15.	Fair Value of Financial Instruments:

The following table presents the carrying amounts and estimated fair values of our financial instruments that are classified as long-term in our consolidated balance sheets (in millions). The carrying value equals fair value for our financial instruments that are classified as current in our consolidated balance sheets. The hospital revenue bond and noncompete agreements approximate fair value because of the short-term maturity of these instruments. The carrying amounts of a portion of our long-term debt approximate fair value due to various characteristics of those issues including short-term maturities, call features, and rates that are reflective of current market rates. For our long-term debt without such characteristics, we determined the fair market value by using quoted market prices, when available, or discounted cash flows to calculate their fair values.

	As of December 31, 2006		As of December 31, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Notes receivable from shareholders, officers, and
management employees	$ 0.1	$ 0.1	$ 0.2	$ 0.2
Interest rate swap agreement	9.9	9.9	–	–
Long-term debt:
Advances under $400 million revolving
credit facility	170.0	163.2	–	–
Senior Term Loans	–	–	313.4	314.2
Term Loans	–	–	200.0	199.8
Term Loan Facility	2,039.8	2,052.1	–	–
7.000% Senior Notes due 2008	5.0	5.0	249.2	249.8
10.750% Senior Subordinated Notes due 2008	30.2	30.2	318.3	316.7
8.500% Senior Notes due 2008	9.4	9.4	343.0	345.6
8.375% Senior Notes due 2011	0.3	0.3	347.4	349.5
7.375% Senior Notes due 2006	–	–	180.3	181.2
7.625% Senior Notes due 2012	1.5	1.5	904.8	906.0
6.500% Convertible Subordinated Debentures
due 2011	–	–	6.3	6.3
8.750% Convertible Subordinated Notes due
2015	–	–	10.1	10.1
10.375% Senior Subordinated Credit
Agreement due 2011	–	–	332.4	349.5
Floating Rate Senior Notes	375.0	397.7	–	–
10.75% Senior Notes due 2016	615.9	659.8	–	–
Hospital revenue bond	–	–	0.5	0.5
Notes payable to banks and others	5.1	5.1	6.2	6.2
Noncompete agreements	0.6	0.6	0.2	0.2
Financial commitments:
Letters of credit	–	132.3	–	123.8

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

16.	Stock-Based Compensation:

Employee Stock-Based Compensation Plans—

As of December 31, 2006, we had outstanding options from the 1995, 1997, 1999, and 2002 Stock Option Plans, the Key Executive Incentive Program, the 2005 Equity Incentive Plan, and several other stock option plans assumed from various acquisitions that occurred in prior years (collectively, the “Option Plans”). The Option Plans are designed to provide a performance incentive by issuing options to purchase shares of HealthSouth common stock to certain members of our board of directors, officers, and employees. The Option Plans provide for the granting of both incentive stock options and nonqualified stock options. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the Compensation Committee of the Board of Directors; however, no options are exercisable beyond approximately ten years from the date of grant and granted options vest over the awards’ requisite service periods, which can be up to five years depending on the type of award granted. As of December 31, 2006, the following Option Plans have authorized shares available to grant (in thousands):

Authorized Shares Available
Plan
1997	614
2002	1,061
2005 Equity Incentive Plan	3,250
Total authorized shares	4,925

Restricted Stock—

We issue restricted common stock under the 1998 Restricted Stock Plan (the “Restricted Stock Plan”) to executives and key employees of HealthSouth. The terms of the Restricted Stock Plan make available up to 600,000 shares of common stock to be granted beginning in 1998 through 2008. Awards made under the Restricted Stock Plan vest over a three-year requisite service period. Fair value is determined by the market price of our common stock on the grant date. A summary of our restricted share awards from the Restricted Stock Plan is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2005	165	$ 26.32
Granted	105	26.29
Vested	–	–
Forfeited	(24)	24.39
Nonvested shares at December 31, 2006	246	$ 26.49

The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2005 and 2004 was $27.05 and $24.63 per share, respectively. As of December 31, 2006, 319,000 shares had not been awarded and were available for future grants. Unrecognized compensation expense related to unvested shares was $2.9 million at December 31, 2006. We expect to recognize this expense over the next 34 months.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In November 2005, we also issued restricted common stock to our key executives under the Key Executive Incentive Program. Total issued grants consisted of 115,548 shares of restricted stock. The weighted-average fair value of the restricted shares was $19.35 per share, and the shares are subject to a three-year requisite service period with 25% of the shares vesting on January 1, 2007, 25% of the shares vesting on January 1, 2008, and 50% of the shares vesting on January 1, 2009. A summary of our restricted share awards from the Key Executive Incentive Program is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2005	116	$ 19.35
Granted	–	–
Vested	–	–
Forfeited	(11)	19.35
Nonvested shares at December 31, 2006	105	$ 19.35

Unrecognized compensation expense related to the unvested shares was $0.8 million at December 31, 2006. We expect to recognize this expense over the next 25 months.

We recognized compensation expense under the Restricted Stock Plan and the Key Executive Incentive Program, which is included in Salaries and benefits in the accompanying consolidated statements of operations, as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Compensation expense:
Restricted Stock Plan	$ 1.6	$ 1.3	$ 0.4
Key Executive Incentive Program	0.9	0.1	–
	$ 2.5	$ 1.4	$ 0.4

Stock Options—

The fair values of the options granted during the years ended December 31, 2006, 2005, and 2004 have been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2006	2005	2004
Expected volatility	46.4%	50.2%	70.2%
Risk-free interest rate	4.6%	4.3%	3.0%
Expected life (years)	4.6	4.7	4.5
Dividend yield	0.0%	0.0%	0.0%

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. We estimate our expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by our employees and projected post-vesting activity of outstanding options. We calculate volatility based on the historical volatility of our common stock over the period commensurate with the expected life of the options, excluding a distinct period of extreme volatility between 2002 and 2003. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option-pricing model. We do not pay a dividend, and we do not include a dividend payment as part of our pricing model. We estimate forfeitures through an analysis of actual, historical pre-vesting option cancellations. Under the Black-Scholes option-pricing model, the weighted- average fair value per share of employee stock options granted during the years ended December 31, 2006, 2005, and 2004 was $11.71, $12.35, and $12.90, respectively.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A summary of our stock option activity and related information is as follows (in thousands, except price per share and remaining life):

	Shares	Weighted- Average Exercise Price	Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2005	3,197	33.50
Granted	1,312	26.36
Exercised	–	–
Forfeitures	(354)	25.44
Cancellations	(537)	50.27
Expirations	(30)	91.17
Outstanding, December 31, 2006	3,588	28.88	7.6	$ 1,331
Exercisable, December 31, 2006	1,488	33.44	6.2	$ 813

In light of the potential divestiture discussed in Note 3, Subsequent Event—Divestiture, we expect approximately 83.3% of the nonvested options outstanding as of December 31, 2006 to vest as scheduled. We recognized approximately $12.1 million of compensation expense related to our stock options in the year ended December 31, 2006. During the years ended December 31, 2005 and 2004, we followed the disclosure-only provisions of FASB Statement No. 123 and did not recognize any compensation expense. As of December 31, 2006, there was $14.0 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of 1.3 years.

Non-Employee Stock-Based Compensation Plans—

We maintain the 2004 Director Incentive Plan, as amended and restated, to provide incentives to our non-employee members of our board of directors. Up to 400,000 shares may be granted pursuant to the 2004 Director Incentive Plan through the award of shares of unrestricted common stock, restricted shares of common stock (“restricted stock”), and/or through the award of a right to receive shares of common stock (“RSUs”). Restricted awards are subject to a three-year graded vesting period, while the RSUs are fully vested when awarded.

A summary of our restricted share awards activity from the 2004 Director Incentive Plan is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2005	19	$ 29.65
Granted	–	–
Vested	(7)	29.25
Forfeited	(2)	29.00
Nonvested shares at December 31, 2006	10	$ 30.05

During the year ended December 31, 2006, we issued 30,510 RSUs with a fair value of $26.55 per unit. These RSUs were fully vested on the grant date. Therefore, we recognized approximately $0.8 million of compensation expense upon their issuance. As of December 31, 2006, 27,120 RSUs were still outstanding. No RSUs were issued prior to January 1, 2006.

As of December 31, 2006, 346,182 shares had not been awarded and were available for future grants under the 2004 Director Incentive Plan. Unrecognized compensation related to unvested shares was less than $0.1 million and was $0.2 million as of December 31, 2006 and 2005, respectively. We expect to recognize this expense over the next 12 months.

We recognized compensation expense under the 2004 Director Incentive Plan and other individual restricted stock agreements, which is included in Salaries and benefits in the accompanying consolidated statements of operations, as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
2004 Director Incentive Plan and other individual agreements	$ 0.9	$ 0.6	$ 0.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to any of our stock-based compensation plans until we comply with the registration requirements of the federal securities laws, unless an exemption from registration is available with respect to such shares.

17.	Employee Benefit Plans:

Substantially all HealthSouth employees are eligible to enroll in HealthSouth sponsored health care plans, including coverage for medical and dental benefits. Our primary health care plans are national plans administered by third-party administrators. We are self-insured for these plans. During 2006, 2005, and 2004, costs associated with these plans, net of amounts paid by employees, approximated $81.4 million, $87.5 million, and $95.7 million, respectively.

The HealthSouth Retirement Investment Plan is a qualified 401(k) savings plan. The plan allows eligible employees to contribute up to 100% of their pay on a pre-tax basis into their individual retirement account in the plan subject to the normal maximum limits set annually by the Internal Revenue Service (“IRS”). Effective January 1, 2006, HealthSouth’s employer matching contribution increased to 50% of the first 4% of each participant’s elective deferrals. Prior to 2006, the Company match was 15% of the first 4% of each participant’s elective deferrals. All contributions to the plan are in the form of cash. Employees who are at least 21 years of age are eligible to participate in the plan. Prior to January 1, 2006, employees were also required to complete 90 days of service with the Company before becoming eligible to participate in the plan. Employer contributions vest gradually over a 6-year service period. Participants are always fully vested in their own contributions.

Employer contributions to the HealthSouth Retirement Investment Plan approximated $10.4 million, $2.7 million, and $3.2 million in 2006, 2005, and 2004, respectively.

Senior Management Bonus Program—

In 2006, 2005, and 2004, we adopted the 2006 Senior Management Bonus Program, the 2005 Senior Management Bonus Program, and the 2004 Senior Management Bonus Program, respectively, to reward senior management for performance based on a combination of corporate goals, divisional or regional goals, and individual goals. The corporate goals are dependent upon the Company meeting a pre-determined financial goal. The divisional or regional goals are determined in accordance with the specific plans agreed upon between each division and our board of directors as part of our routine budgeting and financial planning process. The individual goals, which are weighted according to importance and include some objectives common to all eligible persons, are determined between each participant and his or her immediate supervisor. The program applies to persons who join the Company in, or are promoted to, senior management positions. In 2007, we expect to pay approximately $10.0 million under the program for the year ended December 31, 2006. In February 2006, we paid approximately $7.1 million under the program for the year ended December 31, 2005. In March 2005, we paid approximately $6.2 million under the program for the year ended December 31, 2004.

Key Executive Incentive Program—

On November 17, 2005, the Special Committee of our board of directors approved, upon the recommendation of the Compensation Committee and our chief executive officer (who is not a participant), the HealthSouth Corporation Key Executive Incentive Program. The Key Executive Incentive Program is a supplement to the Company’s overall compensation program for executives and is intended to incentivize key senior executives with equity awards that vest and cash bonuses that are payable, in each case through January 2009.

Eight executive officers (each a “Key Executive” and, collectively, the “Key Executives”) are entitled to receive incentive awards under the Key Executive Incentive Program. The Key Executives will receive approximately 50% – 60% of their awards in equity and 40% – 50% in cash. The equity component was comprised of approximately one-third stock options and two-thirds restricted stock.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. These awards are separate from, and in addition to, the normal equity grants awarded in March of most years and generally are equivalent to the Key Executive’s normal annual grant. The stock options have an exercise price equal to $19.35 per share, the fair market value on the date of grant. The stock options and restricted stock will vest according to the following schedule: twenty-five percent in January 2007, twenty-five percent in January 2008, and the remaining fifty percent in January 2009.

The cash component of the award will be a one-time cash incentive payment payable twenty-five percent in January 2007, twenty-five percent in January 2008, and the remaining fifty percent in January 2009. This cash bonus will be equivalent to between approximately 80% and 110% of the Key Executive’s base salary. In order for each Key Executive to

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

receive each installment of the cash award, he or she must be employed in good standing on a full-time basis at the time of each payment, and the company must have attained certain performance goals based on liquidity.

Change in Control Benefits Plan—

We maintain the HealthSouth Corporation Change in Control Benefits Plan (the “Change in Control Plan”) to allow for payments to be made to participating employees (as designated by our chief executive officer) in the event of a change in control of the Company. Amounts payable under the Change in Control Plan are in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with HealthSouth.

Under the Change in Control Plan, Participants are divided into three different tiers as designated by the Compensation Committee of our Board of Directors. Tier 1 is comprised of certain executive officers of HealthSouth; Tier 2 is comprised of HealthSouth’s division presidents and certain other officers of HealthSouth; and Tier 3 will be comprised of officers of the Company subsequently determined. Upon the occurrence of a Change in Control, each outstanding option to purchase common stock of HealthSouth held by participants in the Change in Control Plan will become automatically vested and exercisable. In addition, the vesting restrictions on all other awards relating to HealthSouth’s common stock held by a Participant will immediately lapse and will, in the case of restricted stock units and stock appreciation rights, become immediately payable.

In the event that a Participant’s employment is terminated either (1) by the Participant for Good Reason (as defined in the Change in Control Plan) or (2) by HealthSouth without Cause (as defined in the Change in Control Plan) within twenty-four months following a Change in Control or within three months of a Potential Change in Control (as defined in the Change in Control Plan), then such Participant shall receive a lump sum severance payment calculated in accordance with the terms of the Change in Control Plan and dependent upon the Participant’s Tier.

Following a termination upon a Change in Control, each Participant will continue to be covered by certain health and welfare benefit plans (excluding disability) maintained by HealthSouth under which the Participant was covered immediately prior to termination. The length of such coverage is dependent upon the Participant’s Tier. HealthSouth’s obligation to provide such benefits will cease if and when a Participant becomes employed by a third party that provides the Participant with substantially comparable health and welfare benefits.

Transitional Severance Plans—

On October 18, 2006, the Compensation Committee of our Board of Directors approved the HealthSouth Corporation Transitional Severance Plan – Executive Employees (the “Executive Transitional Severance Plan”) and the HealthSouth Corporation Transitional Severance Plan – Corporate Office Employees (the “Corporate Transitional Severance Plan” and, together with the Executive Plan, the “Transitional Severance Plans”). The Transitional Severance Plans provide severance and other post-termination benefits to certain employees who are designated by the Compensation Committee. The Transitional Severance Plans are set to terminate upon disposition of the surgery centers, outpatient, and diagnostic divisions.

Under the Transitional Severance Plans, if a participant’s employment is terminated by HealthSouth other than for cause, then the participant shall be entitled to receive a cash severance payment, health benefits, and such other benefits as may be determined by the plan’s administrator. The cash severance payment is in an amount equal to the participant’s monthly salary then in effect multiplied by the number of months of severance applicable to the participant. This amount is to be paid in either substantially equal installments or in a lump sum at our discretion. The number of months of severance to be received is based on the participant’s severance classification, as determined by our Board of Directors, and the executive’s termination date. If the participant is offered employment by any operating division’s successor that the Compensation Committee, in its sole discretion, determines to be comparable to, or better than, the participant’s employment with HealthSouth, then the participant will not be entitled to receive any benefits under the Transitional Severance Plans.

Pursuant to the Executive Transitional Severance Plan, certain executives designated by the Compensation Committee may also be eligible to receive a closing bonus following the disposition of the division for which the executive is employed. As determined by the Compensation Committee, the closing bonus will consist of a fixed and discretionary portion equal to a percentage of the executive’s annual base salary. For those executives that are corporate employees of HealthSouth, 80% of the closing bonus will be payable upon the disposition of our surgery centers division and 20% of such bonus will be payable upon the disposition of our outpatient division. Benefits to be received under the Executive Transitional Severance Plan will replace any severance or other post-termination benefits participants would have been entitled to receive under any employment agreement between any such executive participant and us.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

18.	Discontinued Operations:

During 2006, 2005, and 2004, we identified 10 entities in our inpatient segment, 272 outpatient rehabilitation facilities, 30 surgery centers, 40 diagnostic centers, and 14 other facilities that met the requirements of FASB Statement No. 144 to be reported as discontinued operations.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For the facilities identified in 2006 that met the requirements of FASB Statement No. 144, we reclassified our consolidated balance sheet for the year ended December 31, 2005 and our consolidated statements of operations and consolidated statements of cash flows for the years ended December 31, 2005 and 2004 to show the results of those facilities as discontinued operations. The operating results of discontinued operations, by operating segment and in total, are as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Inpatient:
Net operating revenues	$ 29.2	$ 41.4	$ 45.6
Costs and expenses	30.7	37.0	44.2
Impairments	1.8	0.5	–
(Loss) income from discontinued operations	(3.3)	3.9	1.4
(Loss) gain on disposal of assets of discontinued operations	(0.8)	0.4	(0.6)
Income tax expense	(0.2)	(1.4)	–
(Loss) income from discontinued operations	$ (4.3)	$ 2.9	$ 0.8
Surgery Centers:
Net operating revenues	$ 12.9	$ 36.8	$ 67.5
Costs and expenses	19.6	52.0	82.3
Impairments	–	0.5	2.5
Loss from discontinued operations	(6.7)	(15.7)	(17.3)
Gain on disposal of assets of discontinued operations	7.5	6.3	1.8
Income tax expense	–	–	–
Income (loss) from discontinued operations	$ 0.8	$ (9.4)	$ (15.5)
Outpatient:
Net operating revenues	$ 4.9	$ 22.3	$ 60.1
Costs and expenses	6.8	27.0	64.0
Impairments	–	–	0.8
Loss from discontinued operations	(1.9)	(4.7)	(4.7)
Gain (loss) on disposal of assets of discontinued operations	0.1	0.1	(1.2)
Income tax expense	–	–	–
Loss from discontinued operations	$ (1.8)	$ (4.6)	$ (5.9)
Diagnostic:
Net operating revenues	$ 11.2	$ 23.2	$ 38.0
Costs and expenses	20.9	32.3	50.6
Impairments	2.7	1.1	0.1
Loss from discontinued operations	(12.4)	(10.2)	(12.7)
Gain on disposal of assets of discontinued operations	5.0	2.0	3.1
Income tax expense	–	–	–
Loss from discontinued operations	$ (7.4)	$ (8.2)	$ (9.6)
Corporate and other:
Net operating revenues	$ 18.3	$ 76.7	$ 153.7
Costs and expenses	25.5	118.3	232.3
Impairments	–	6.6	16.7
Loss from discontinued operations	(7.2)	(48.2)	(95.3)
(Loss) gain on disposal of assets of discontinued operations	(6.1)	0.3	0.2
Income tax expense	–	–	–
Loss from discontinued operations	$ (13.3)	$ (47.9)	$ (95.1)
Total:
Net operating revenues	$ 76.5	$ 200.4	$ 364.9
Costs and expenses	103.5	266.6	473.4
Impairments	4.5	8.7	20.1
Loss from discontinued operations	(31.5)	(74.9)	(128.6)
Gain on disposal of assets of discontinued operations	5.7	9.1	3.3
Income tax expense	(0.2)	(1.4)	–
Loss from discontinued operations	$ (26.0)	$ (67.2)	$ (125.3)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The assets and liabilities of discontinued operations consist of the following (in millions):

	As of December 31,
	2006	2005
Assets:
Cash and cash equivalents	$ 0.6	$ 3.0
Restricted cash	3.9	5.0
Accounts receivable, net	7.4	20.0
Prepaid expenses and other current assets	1.9	3.9
Total current assets	13.8	31.9
Property and equipment, net	2.6	61.6
Intangible assets, net	0.7	3.5
Other long-term assets	5.6	4.7
Total long-term assets	8.9	69.8
Total assets	$ 22.7	$ 101.7
Liabilities:
Current portion of long-term debt	$ –	$ 2.2
Accounts payable and other current liabilities	4.2	10.6
Total current liabilities	4.2	12.8
Long-term debt, net of current portion	–	6.4
Other long-term liabilities	3.8	1.2
Total long-term liabilities	3.8	7.6
Total liabilities	$ 8.0	$ 20.4

On July 20, 2005, we executed an asset purchase agreement with The Board of Trustees of the University of Alabama (the “University of Alabama”) for the sale of the real property, furniture, fixtures, equipment and certain related assets associated with our 219 licensed-bed acute care hospital located in Birmingham, Alabama (the “Birmingham Medical Center”) for $33.0 million. Simultaneously with the execution of this purchase agreement with the University of Alabama, we executed an agreement with an affiliate of the University of Alabama whereby this entity provided certain management services to the Birmingham Medical Center. On December 31, 2005, we executed an amended and restated asset purchase agreement with the University of Alabama. This amended and restated agreement provided that the University of Alabama will purchase the Birmingham Medical Center and associated real and personal property as well as our interest in the gamma knife partnership associated with this hospital. This transaction closed on March 31, 2006 and resulted in a net loss on disposal of assets of approximately $7.3 million.

We have transferred the hospital and associated real and personal property, including the transfer of our interest in the gamma knife partnership. Both the certificate of need under which the hospital operated and the licensed beds operated by us at the hospital were transferred as part of the sale of the hospital under the amended and restated agreement. The transaction also required that we acquire and convey title to the University of Alabama or its affiliate for certain professional office buildings that we leased. During the course of negotiations with the landlord of these properties, we agreed to continue certain rent payment obligations related to the terminated lease. The costs to terminate the lease associated with the professional office buildings approximated $29 million. These lease termination costs are the primary factor that contributed to the $7.3 million net loss on disposal of assets.

After consummation of this agreement with the University of Alabama, we no longer have the ability to operate or sell the incomplete 13-story building formerly known as the “Digital Hospital” as an acute care hospital without obtaining an additional certificate of need or specific exception.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The assets and liabilities of the Birmingham Medical Center included in discontinued operations consist of the following (in millions):

	As of December 31,
	2006	2005
Assets:
Accounts receivable, net	$ 3.0	$ 5.3
Other current assets	2.7	2.0
Total current assets	5.7	7.3
Property and equipment, net	–	26.1
Total long-term assets	–	26.1
Total assets	$ 5.7	$ 33.4
Liabilities:
Accounts payable and other current liabilities	$ 2.3	$ 3.7
Other long-term liabilities	3.5	4.8
Total liabilities	$ 5.8	$ 8.5

The operating results of the Birmingham Medical Center included in discontinued operations consist of the following (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Net operating revenues	$ 17.6	$ 70.7	$ 131.0
Loss from discontinued operations, before provision for
income tax expense	(13.8)	(34.7)	(49.7)
19.	Income Taxes:

HealthSouth is subject to U.S. federal, state, and local income taxes. The Loss from continuing operations before income tax expense is as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Loss from continuing operations before income tax expense	$ (557.9)	$ (340.4)	$ (37.3)

The significant components of the provision for income taxes related to continuing operations are as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Current:
Federal	$ (0.2)	$ 4.2	$ 2.7
State and local	8.1	17.2	14.6
Total current expense	7.9	21.4	17.3
Deferred:
Federal	31.4	17.2	(5.1)
State and local	1.8	(0.2)	(0.3)
Total deferred expense (benefit)	33.2	17.0	(5.4)
Total income tax expense related to continuing operations	$ 41.1	$ 38.4	$ 11.9

We received net income tax refunds of $12.4 million in 2006, $4.8 million in 2005, and $8.1 million in 2004. Net income tax refunds were attributable to payments for estimated income taxes offset by payments that exceeded the actual tax liabilities, net operating loss carryback claims received, settlements of previous audits, and certain amended state income tax returns.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A reconciliation of differences between the federal income tax at statutory rates and our actual income tax expense on loss from continuing operations, which include federal, state, and other income taxes, is as follows:

	For the Year Ended December 31,
	2006	2005	2004
Tax benefit at statutory rate	(35.0%)	(35.0%)	(35.0%)
Increase (decrease) in tax rate resulting from:
State income taxes, net of federal tax benefit	0.6%	3.3%	25.4%
Indefinite-lived assets	6.3%	6.0%	(14.3%)
Interest, net	(0.6%)	0.0%	0.0%
Other, net	(0.1%)	(0.6%)	0.8%
Increase in valuation allowance	36.2%	37.6%	55.0%
Income tax expense	7.4%	11.3%	31.9%

The income tax benefit at the statutory rate is the expected tax benefit resulting from the loss due to continuing operations. However, we had income tax expense in 2006 due to state income taxes associated with certain subsidiaries that file separate state income tax returns, corporate joint ventures that file separate federal income tax returns, an increase in taxes associated with certain indefinite-lived assets, and an increase in the valuation allowance. In 2005, we had income tax expense due to state income taxes associated with certain subsidiaries that file separate state income tax returns, corporate joint ventures that file separate federal income tax returns, an increase in taxes associated with certain indefinite-lived assets, and an increase in the valuation allowance. We had income tax expense in 2004 primarily due to state income taxes associated with certain subsidiaries that file separate state income tax returns and an increase in the valuation allowance.

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss (“NOL”) carryforwards. The significant components of HealthSouth’s deferred tax assets and liabilities are as follows (in millions):

	As of December 31,
	2006	2005
Deferred income tax assets:
Net operating loss	$ 740.5	$ 405.5
Allowance for doubtful accounts	98.9	27.6
Accrual for government, class action, and related settlements	93.1	139.5
Insurance reserve	39.0	42.8
Other accruals	–	9.2
Property, net	125.0	143.1
Intangibles	105.2	121.1
Carrying value of partnerships	9.2	–
Other	16.1	0.2
Total deferred income tax assets	1,227.0	889.0
Less: Valuation allowance	(1,220.7)	(879.4)
Net deferred income tax assets	6.3	9.6
Deferred income tax liabilities:
Intangibles	(83.1)	(49.3)
Carrying value of partnerships	–	(5.8)
Other	(2.3)	(0.8)
Total deferred income tax liabilities	(85.4)	(55.9)
Net deferred income tax liabilities	(79.1)	(46.3)
Less: Current deferred tax assets	0.9	1.2
Noncurrent deferred tax liabilities	$ (80.0)	$ (47.5)

FASB Statement No. 109 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. We based our decision to establish a valuation allowance primarily on negative evidence of cumulative losses in recent years. After consideration of all evidence, both positive and negative, management concluded that it is more likely than not that we will not realize a portion of our deferred tax assets and that a valuation allowance of $1.2 billion and $879.4 million is necessary for the years ended December 31, 2006 and 2005,

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

respectively. For the years ended December 31, 2006, 2005, and 2004, the net increases in our valuation allowance were $341.3 million, $135.1 million, and $192.9 million, respectively. The valuation allowance for all years increased in part as a result of certain deferred tax liabilities that are indefinite-lived, which inherently means that the reversal period of these liabilities is unknown. Therefore, for scheduling the expected utilization of deferred tax assets as required by FASB Statement No. 109, these indefinite-lived liabilities cannot be looked upon as a source of future taxable income, and an additional valuation allowance must be established. An additional liability was established as a result of carrying value differences in partnerships resulting from accounting adjustments for past years in which we are precluded from filing amended partnership returns due to the statute of limitations being closed. The IRS is currently examining our originally filed 1996 through 1998 federal consolidated income tax returns.

At December 31, 2006, HealthSouth had unused federal net operating loss carryforwards of approximately $1.6 billion. Such losses expire in various amounts at varying times through 2026. These NOL carryforwards result in a deferred tax asset of approximately $568.9 million at December 31, 2006. A valuation allowance is being taken against our net deferred tax assets, exclusive of indefinite-lived intangibles discussed above, including these loss carryforwards.

Based on the operating results through 2006, we anticipate filing amended income tax returns for the years 2000 through 2004, which will result in significant tax net operating losses. Such losses may be carried back to reclaim any available U.S. federal income taxes paid in prior years or carried forward to mitigate future tax liabilities.

Pursuant to FASB Statement No. 5, we evaluated the recovery of federal and state income taxes in anticipation of filing amended income tax returns for all open years where income has been adjusted or restated. Additionally, HealthSouth and its subsidiaries’ federal and state income tax returns are periodically examined by various regulatory taxing authorities. In connection with such examinations, taxing authorities, including the IRS and various state departments of revenue, have raised issues and proposed tax deficiencies. In connection with such examinations, we have settled our federal income tax liabilities with the IRS for the years 1994 through 1995. During 2006, we received income tax refunds and interest in the amount of $22.4 million as a result of this settlement. In May 2006, we received the IRS’s report and assessment of additional income taxes for the years 1996 through 1998. We filed a formal reply in July 2006 and are currently working to resolve the matters from this report and assessment. We fully expect to have all remaining open restatement years under audit by the IRS in the near future.

Amounts related to these tax deficiencies and other contingencies have been considered by management in its estimate of our potential net recovery of prior income taxes. This potential net recovery is included in our consolidated balance sheet as Income tax refund receivable and has a balance of $218.8 million as of December 31, 2006. During 2006, this receivable was decreased by a refund from the IRS of approximately $22.4 million, which represents the settlement of the Company’s 1994 through 1995 examination. The receivable has also been reduced by approximately $92.9 million of tentative refunds already received as of the end of 2006 based upon carryback claims previously filed by the Company. The assumptions and computations used to determine this estimate have not yet been reviewed by federal or state examiners, and are subject to reduction and/or elimination. Resolution of the amount of taxes recoverable will not be made until a future date when HealthSouth and the taxing authorities agree to the appropriate adjustments. Management believes it has provided the best estimate of this probable recovery based upon the information available at this time and believes that the ultimate resolution of these amounts is not expected to materially affect our consolidated financial position, results of operations, or cash flows.

On May 18, 2006, the State of Texas enacted a new law that substantially changes the state’s business franchise tax system, replacing the existing franchise tax with a new franchise tax that is based upon modified gross revenue. This new tax regime, known as the “Margin Tax,” expands the tax base while reducing tax rates. The Margin Tax will take effect beginning with our 2007 calendar year. The Texas Legislature and the Texas State’s Comptroller’s office are still reviewing certain provisions of the new law which could have an impact on how we compute our current and deferred tax accounts associated with our Texas operations. We will continue to monitor guidance from Texas regarding the application of this change in the tax law. We do not believe this law change will have a material impact on our financial position, results of operations, or cash flows.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

20.	Loss Per Common Share:

The calculation of loss per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted loss per common share recognizes the effect of all dilutive potential common shares that were outstanding during the respective periods, unless their impact would be antidilutive. The following table sets forth the computation of basic and diluted loss per share (in millions, except per share amounts):

	For the Year Ended December 31,
	2006	2005	2004
Numerator:
Loss from continuing operations	$ (599.0)	$ (378.8)	$ (49.2)
Less: Convertible perpetual preferred dividends	(22.2)	–	–
Loss from continuing operations available to common
shareholders	(621.2)	(378.8)	(49.2)
Loss from discontinued operations, net of tax	(26.0)	(67.2)	(125.3)
Net loss available to common shareholders	$ (647.2)	$ (446.0)	$ (174.5)
Denominator:
Basic—weighted average common shares outstanding	79.5	79.3	79.3
Diluted—weighted average common shares outstanding	90.3	79.6	79.5
Basic and diluted loss per share:
Loss from continuing operations available to common
shareholders	$ (7.81)	$ (4.77)	$ (0.62)
Loss from discontinued operations, net of tax	(0.33)	(0.85)	(1.58)
Net loss per share available to common shareholders	$ (8.14)	$ (5.62)	$ (2.20)

Diluted earnings per share report the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. These potential shares include dilutive stock options, restricted stock awards, convertible debentures, restricted stock units, and convertible perpetual preferred stock. For the years ended December 31, 2006, 2005, and 2004, the number of potential shares approximated 10.8 million, 0.3 million, and 0.2 million, respectively. Including these potential common shares in the denominator resulted in an antidilutive per share amount due to our Net loss available to common shareholders. Therefore, no separate computation of diluted earnings per share is presented.

Options to purchase approximately 3.4 million, 2.0 million, and 1.2 million shares of common stock were outstanding as of December 31, 2006, 2005, and 2004, respectively, but were not included in the computation of diluted weighted-average shares because to do so would have been antidilutive.

As discussed within Note 9, Long-term Debt, we repaid our 3.25% Convertible Subordinated Debentures which were due April 1, 2003, from the net proceeds of a loan arranged by Credit Suisse First Boston, on January 16, 2004. In connection with this transaction, we issued warrants to the lender to purchase two million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share. The warrants were not assumed exercised for dilutive shares outstanding because they were antidilutive in the period.

As discussed in more detail in Note 12, Convertible Perpetual Preferred Stock, in March 2006, we issued 400,000 shares of convertible perpetual preferred stock as part of a recapitalization of HealthSouth. We use the if-converted method to include the convertible perpetual preferred stock in our computation of diluted loss per share.

In September 2006, we agreed to issue approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock to settle our class action securities litigation. This agreement received final court approval on January 11, 2007. For additional information, see Note 24, Securities Litigation Settlement.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

21.	Related Party Transactions:

The Company has entered into certain transactions involving former directors, officers and employees. We have summarized material related party transactions, not disclosed elsewhere (see Note 8, Investment in and Advances to Nonconsolidated Affiliates), as follows:

Meadowbrook Healthcare, Inc.—

In 2001 and 2002, we reserved approximately $38.0 million related to amounts due from Meadowbrook Healthcare, Inc. (“Meadowbrook”), an entity formed by one of our former chief financial officers, related to net working capital advances made to Meadowbrook during 2001 and 2002. In August 2005, we received a cash payment of $37.9 million from Meadowbrook. This cash payment is included as Recovery of amounts due from Meadowbrook in our 2005 consolidated statement of operations. See Note 25, Contingencies and Other Commitments, for information regarding litigation between HealthSouth and Meadowbrook.

U.S. HealthWorks, Inc.—

In March 2001, we sold our occupational medicine business to U.S. HealthWorks, Inc. for approximately $43.1 million. The purchase price consisted of approximately $30.1 million in cash at closing and two notes ($7.0 million and $6.0 million) for the balance. One of our former chief financial officers was appointed to the board of directors of U.S. HealthWorks, Inc. as a condition to the sale. In 2002, we forgave the then-remaining balance of $4.0 million of the $6.0 million note. We forgave the $7.0 million note in 2004 through a charge to Other operating expenses.

22.	Medicare Program Settlement:

The Civil DOJ Settlement—

On January 23, 2002, the United States intervened in four lawsuits filed against us under the federal civil False Claims Act. These so-called “qui tam” (i.e. whistleblower) lawsuits were transferred to the Western District of Texas and were consolidated under the caption United States ex rel. Devage v. HealthSouth Corp., et al., No. 98-CA-0372 (DWS) (W.D. Tex. San Antonio). On April 10, 2003, the United States informed us that it was expanding its investigation to review whether fraudulent accounting practices affected our previously submitted Medicare cost reports.

On December 30, 2004, we entered into a global settlement agreement (the “Settlement Agreement”) with the United States. This settlement was comprised of (1) the claims consolidated in the Devage case, which related to claims for reimbursement for outpatient physical therapy services rendered to Medicare, the TRICARE Management Activity (“TRICARE”), or United States Department of Labor (the “DOL”) beneficiaries, (2) the submission of claims to Medicare for costs relating to our allegedly improper accounting practices, (3) the submission of other unallowable costs included in our Medicare Home Office Cost Statements and in our individual provider cost reports, and (4) certain other conduct (collectively, the “Covered Conduct”). The parties to this global settlement include us and the United States acting through the DOJ’s civil division, HHS-OIG, the DOL through the Employment Standards Administration’s Office of Workers’ Compensation Programs, Division of Federal Employees’ Compensation (“OWCP-DFEC”), TRICARE, and certain other individuals and entities which had filed civil suits against us and/or our affiliates (those other individuals and entities, the “Relators”).

Pursuant to the Settlement Agreement, we agreed to make cash payments to the United States in the aggregate amount of $325 million, plus accrued interest from November 4, 2004 at an annual rate of 4.125%. The United States agreed, in turn, to pay the Relators the portion of the settlement amount due to the Relators pursuant to the terms of the Settlement Agreement. Through December 31, 2006, we have made payments of approximately $238.3 million (excluding interest), with the remaining balance of $86.7 million (plus interest), to be paid in quarterly installments ending in the fourth quarter of 2007. As of December 31, 2006 and 2005, approximately $86.7 million and $83.3 million, respectively, of the cash settlement amount were included in Current portion of government, class action, and related settlements in our consolidated balance sheets.

The Settlement Agreement provides for our release by the United States from any civil or administrative monetary claim the United States had or may have had relating to Covered Conduct that occurred on or before December 31, 2002 (with the exception of Covered Conduct for certain outlier payments, for which the release date is extended to September 30, 2003). The Settlement Agreement also provides for our release by the Relators from all claims based upon any transaction or

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

incident occurring prior to December 30, 2004, including all claims that have been or could have been asserted in each Relator’s civil action, and from any civil monetary claim the United States had or may have had for the Covered Conduct that is pled in each Relator’s civil action.

The Settlement Agreement also provides for the release of HealthSouth by the HHS-OIG and OWCP-DFEC, and the agreement by the HHS-OIG and OWCP-DFEC to refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, the FECA Program, the TRICARE Program and other federal health care programs, as applicable, for the Covered Conduct. The DOJ continues to review certain other matters, including self-disclosures made by us to the HHS-OIG.

The Administrative Settlement Agreement—

In connection with the Settlement Agreement, we entered into a separate settlement agreement (the “Administrative Settlement Agreement”) with CMS acting on behalf of HHS, to resolve issues associated with various Medicare cost reporting practices.

Subject to certain exceptions and the terms and conditions of the Administrative Settlement Agreement, the Administrative Settlement Agreement provides for the release of HealthSouth by CMS from any obligations related to any cost statements or cost reports that had, or could have been submitted to CMS or its fiscal intermediaries by HealthSouth for cost reporting periods ended on or before December 31, 2003. The Administrative Settlement Agreement provides that all covered cost reports be closed and considered final and settled.

The December 2004 Corporate Integrity Agreement—

On December 30, 2004, we entered into a new corporate integrity agreement (the “CIA”) with the HHS-OIG. This new CIA has an effective date of January 1, 2005 and a term of five years from that effective date. It incorporates a number of compliance program changes already implemented by us and requires, among other things, that not later than 90 days after the effective date, we:

•

form an executive compliance committee (made up of our chief compliance officer and other executive management members), which shall participate in the formulation and implementation of HealthSouth’s compliance program;

•	require certain independent contractors to abide by our Standards of Business Conduct;
•

provide general compliance training to all HealthSouth personnel as well as specialized training to personnel responsible for billing, coding, and cost reporting relating to federal health care programs;

•	report and return overpayments received from federal health care programs;
•	notify the HHS-OIG of any new investigations or legal proceedings initiated by a governmental entity involving an allegation of fraud or criminal conduct against HealthSouth;
•	notify the HHS-OIG of the purchase, sale, closure, establishment, or relocation of facilities furnishing items or services that are reimbursed under federal health care programs; and
•	submit annual reports to the HHS-OIG regarding our compliance with the CIA.

The CIA also requires that we engage an Independent Review Organization (“IRO”) to assist us in assessing and evaluating: (1) our billing, coding, and cost reporting practices with respect to our inpatient rehabilitation facilities, (2) our billing and coding practices for outpatient items and services furnished by outpatient departments of our inpatient facilities and through other HealthSouth outpatient rehabilitation facilities; and (3) certain other obligations pursuant to the CIA and the Settlement Agreement. We engaged PricewaterhouseCoopers LLP to serve as our IRO.

On April 28, 2005, we submitted an implementation report to the HHS-OIG stating that we had, within the 90-day time frame, materially complied with the initial requirements of this new CIA. In addition, on April 28, 2006, we submitted our first annual report under the CIA, which included a report by our IRO.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As discussed in Note 25, Contingencies and Other Commitments, we entered into an addendum to our CIA which requires additional compliance training and annual audits of billing practices relating to prosthetic and orthotic devices. The addendum has a term of three years and will run concurrently with our existing five-year CIA.

Failure to meet our obligations under our CIA could result in stipulated financial penalties. Failure to comply with material terms, however, could lead to exclusion from further participation in federal health care programs, including Medicare and Medicaid, which currently account for a substantial portion of our revenues.

23.	SEC Settlement:

On June 6, 2005, the SEC approved a settlement (the “SEC Settlement”) with us relating to the action filed by the SEC on March 19, 2003 captioned SEC v. HealthSouth Corporation and Richard M. Scrushy, No. CV-03-J-0615-S (N.D. Ala.) (the “SEC Litigation”). That lawsuit alleges that HealthSouth and our former chairman and chief executive officer, Richard M. Scrushy, violated and/or aided and abetted violations of the antifraud, reporting, books-and-records, and internal controls provisions of the federal securities laws. The civil claims against Mr. Scrushy are still pending.

Under the terms of the SEC Settlement, we agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws. We also agreed to:

•

pay a $100 million civil penalty and disgorgement of $100 to the SEC in the following installments: $12,500,100 by October 15, 2005, $12.5 million by April 15, 2006, $25.0 million by October 15, 2006; $25.0 million by April 15, 2007, and $25.0 million by October 15, 2007;

•	retain a qualified governance consultant to perform a review of the adequacy and effectiveness of our corporate governance systems, policies, plans, and practices;
•

either (1) retain a qualified accounting consultant to perform a review of the effectiveness of our material internal accounting control structure and policies, as well as the effectiveness and propriety of our processes, practices, and policies for ensuring our financial data is accurately reported in our filed consolidated financial statements, or (2) within 60 days of filing with the SEC audited consolidated financial statements for the fiscal year ended December 31, 2005, including our independent auditor’s attestation on internal control over financial reporting, provide to the SEC all communications between our independent auditor and our management and/or Audit Committee from the date of the judgment until such report concerning our internal accounting controls;

•	provide reasonable training and education to certain of our officers and employees to minimize the possibility of future violations of the federal securities laws;
•	continue to cooperate with the SEC and the DOJ in their respective ongoing investigations; and
•

create, staff, and maintain the position of Inspector General within HealthSouth, which position shall have the responsibility of reporting any indications of violations of law or of HealthSouth’s procedures, insofar as they are relevant to the duties of the Audit Committee, to the Audit Committee.

We retained a qualified governance consultant to perform a review of the adequacy and effectiveness of our corporate governance systems, policies, plans, and practices, which review is now complete. The consultant’s report of that review concluded, among other things, that “[t]he company’s current practices, created by the new directors and executives, meet contemporary standards of corporate governance.” In addition, we have chosen to provide the SEC all communications between our independent auditor and our management and/or Audit Committee rather than retaining an accounting consultant to review the effectiveness of our internal controls. Further, we hired an experienced internal audit professional to serve as our Inspector General and to lead our internal audit department. We continue to comply with the other terms of the SEC Settlement.

The SEC Settlement also provides that we must treat the amounts ordered to be paid as civil penalties as penalties paid to the government for all purposes, including all tax purposes, and that we will not be able to be reimbursed or indemnified for such payments through insurance or any other source, or use such payments to set off or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against us.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In connection with the SEC Settlement, we consented to the entry of a final judgment in the SEC Litigation (which judgment was entered by the United States District Court for the Northern District of Alabama, Southern Division) to implement the terms of the SEC Settlement. However, Mr. Scrushy remains a defendant in the SEC Litigation.

As of December 31, 2006, the remaining amount of $50.0 million due under the SEC Settlement was included in Current portion of government, class action, and related settlements in our consolidated balance sheet.

24.	Securities Litigation Settlement:

On June 24, 2003, the United States District Court for the Northern District of Alabama consolidated a number of separate securities lawsuits filed against us under the caption In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S (the “Consolidated Securities Action”). The Consolidated Securities Action included two prior consolidated cases (In re HealthSouth Corp. Securities Litigation, CV-98-J-2634-S and In re HealthSouth Corp. 2002 Securities Litigation, Consolidated File No. CV-02-BE-2105-S) as well as six lawsuits filed in 2003. Including the cases previously consolidated, the Consolidated Securities Action comprised over 40 separate lawsuits. The court divided the Consolidated Securities Action into two subclasses:

•

Complaints based on purchases of our common stock were grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S (the “Stockholder Securities Action”), which was further divided into complaints based on purchases of our common stock in the open market (grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S) and claims based on the receipt of our common stock in mergers (grouped under the caption HealthSouth Merger Cases, Consolidated Case No. CV-98-2777-S). Although the plaintiffs in the HealthSouth Merger Cases have separate counsel and have filed separate claims, the HealthSouth Merger Cases are otherwise consolidated with the Stockholder Securities Action for all purposes.

•

Complaints based on purchases of our debt securities were grouped under the caption In re HealthSouth Corp. Bondholder Litigation, Consolidated Case No. CV-03-BE-1502-S (the “Bondholder Securities Action”).

On January 8, 2004, the plaintiffs in the Consolidated Securities Action filed a consolidated class action complaint. The complaint names us as a defendant, as well as more than 30 of our current and former employees, officers and directors, the underwriters of our debt securities, and our former auditor. The complaint alleges, among other things, (1) that we misrepresented or failed to disclose certain material facts concerning our business and financial condition and the impact of the Balanced Budget Act of 1997 on our operations in order to artificially inflate the price of our common stock, (2) that from January 14, 2002 through August 27, 2002, we misrepresented or failed to disclose certain material facts concerning our business and financial condition and the impact of the changes in Medicare reimbursement for outpatient therapy services on our operations in order to artificially inflate the price of our common stock, and that some of the individual defendants sold shares of such stock during the purported class period, and (3) that Richard M. Scrushy instructed certain former senior officers and accounting personnel to materially inflate our earnings to match Wall Street analysts’ expectations, and that senior officers of HealthSouth and other members of a self-described “family” held meetings to discuss the means by which our earnings could be inflated and that some of the individual defendants sold shares of our common stock during the purported class period. The consolidated class action complaint asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act, and claims under Sections 10(b), 14(a), 20(a) and 20A of the 1934 Act.

On February 22, 2006, we announced that we had reached a preliminary agreement in principle with the lead plaintiffs in the Stockholder Securities Action, the Bondholder Securities Action, and the derivative litigation, as well as with our insurance carriers, to settle claims filed in those actions against us and many of our former directors and officers. On September 26, 2006, the plaintiffs in the Stockholder Securities Action and the Bondholder Securities Action, HealthSouth, and certain individual former HealthSouth employees and board members entered into and filed a stipulation of partial settlement of this litigation. We also entered into definitive agreements with the lead plaintiffs in these actions and the derivative actions, as well as certain of our insurance carriers, to settle the litigation. These settlement agreements memorialized the terms contained in the preliminary agreement in principle entered into in February 2006. Under the settlement agreements, federal securities and fraud claims brought in the Consolidated Securities Action against us and certain of our former directors and officers were settled in exchange for aggregate consideration of $445 million, consisting of HealthSouth common stock and warrants valued at $215 million and cash payments by HealthSouth’s insurance carriers of $230 million. In addition, the settlement agreements provided that the plaintiffs in the Stockholder Securities Action and the Bondholder Securities Action will receive 25% of any net recoveries from future judgments obtained by us or on our behalf

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Notes to Consolidated Financial Statements

with respect to certain claims against Richard M. Scrushy, our former chairman and chief executive officer (excluding the $48 million judgment against Mr. Scrushy on January 3, 2006, as discussed in Note 25, Contingencies and Other Commitments), Ernst & Young LLP, our former auditor, and UBS, our former primary investment bank, each of which remains a defendant in the derivative actions as well as the Consolidated Securities Action. The settlement agreements were subject to the satisfaction of a number of conditions, including final approval of the United States District Court and the approval of bar orders in the Consolidated Securities Action and the derivative litigation by the United States District Court and the Alabama Circuit Court that would, among other things, preclude certain claims by the non-settling co-defendants against HealthSouth and the insurance carriers relating to matters covered by the settlement agreements. The settlement agreements also required HealthSouth to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts that they are legally obligated to pay to any non-settling defendants. As of December 31, 2006, we have not recorded a liability regarding these indemnifications, as we do not believe it is probable we will have to perform under the indemnification portion of these settlement agreements and any amount we would be required to pay is not estimable at this time.

On September 28, 2006, the United States District Court entered an order preliminarily approving the stipulation and settlement. Following a period to allow class members to opt out of the settlement and for objections to the settlement to be lodged, the Court held a hearing on January 8, 2007 and determined that the proposed settlement is fair, reasonable and adequate to the class members and that it should receive final approval. An order approving the settlement was entered on January 11, 2007. Individual class members representing approximately 205,000 shares of common stock and one bondholder with a face value of $1.5 million elected to be excluded from the settlement. The order approving the settlement bars claims by the non-settling defendants arising out of or relating to the Stockholder Securities Action, the Bondholder Securities Action, and the derivative litigation but does not prevent other security holders excluded from the settlement from asserting claims directly against the Company.

Despite approval of the securities class action settlement, there are class members who have elected to “opt out” of the securities class action settlement and pursue claims individually. In addition, AIG Global Investment Corporation (“AIG”), which failed to opt out of the class settlement on a timely basis, has requested that the court allow it to opt out despite missing the district court’s deadline. In the court’s Partial Final Judgment and Order of Dismissal with Prejudice dated January 11, 2007, the court found that allowing AIG to opt out after the deadline would result in serious prejudice to us and denied AIG’s request for an expansion of time to opt out. On January 26, 2007, AIG moved for reconsideration of the court’s decision on this issue. That motion is pending, and we cannot predict the outcome of these proceedings. If the court were to grant the motion for reconsideration, AIG would likely bring individual claims alleging substantial damages relating to the purchase by AIG and its affiliates of HealthSouth debt securities with an aggregate face amount exceeding $180 million. If the court were to deny the motion for reconsideration, and AIG were not successful with an appeal of that denial, we believe AIG’s individual claims would be precluded by the securities class action settlement.

We recorded a charge of $215.0 million as Government, class action, and related settlements expense in our 2005 consolidated statement of operations. During 2006, we reduced our liability for this settlement by approximately $31.2 million based on the value of our common stock and the associated common stock warrants on the date the order granting court approval was entered. In addition, we recorded a related receivable from our insurers in the amount of $230.0 million and increased the corresponding liability in the same amount to state the total liability at the aggregate value of the consideration to be exchanged—the securities to be issued by the Company and the cash to be paid by the insurers. The corresponding liability as of December 31, 2006 and 2005 is included in Current portion of government, class action, and related settlements in our consolidated balance sheets. The charge for this settlement will be revised in future periods to reflect additional changes in the fair value of the common stock and warrants until they are issued.

25.	Contingencies and Other Commitments:

Significant Legal Proceedings—

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially and adversely affect our results of operations and financial position in a given period.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Investigations and Proceedings Commenced by the SEC, the Department of Justice, and Other Governmental Authorities—

In September 2002, the SEC notified us that it was conducting an investigation of trading in our securities that occurred prior to an August 27, 2002 press release concerning the impact of new Medicare billing guidance on our expected earnings. On February 5, 2003, the United States District Court for the Northern District of Alabama issued a subpoena requiring us to provide various documents in connection with a criminal investigation of us and certain of our directors, officers, and employees being conducted by the United States Attorney for the Northern District of Alabama. On March 18, 2003, agents from the Federal Bureau of Investigation executed a search warrant at our headquarters in connection with the United States Attorney’s investigation and were provided access to a number of financial records and other materials. The agents simultaneously served a grand jury subpoena on us on behalf of the criminal division of the DOJ. Some of our employees also received subpoenas.

On March 19, 2003, the SEC filed a lawsuit captioned Securities and Exchange Commission v. HealthSouth Corp., et al., CV-03-J-0615-S, in the United States District Court for the Northern District of Alabama. The complaint alleges that we overstated earnings by at least $1.4 billion since 1999, and that this overstatement occurred because our then-chairman and chief executive officer, Richard M. Scrushy, insisted that we meet or exceed earnings expectations established by Wall Street analysts.

As discussed in greater detail in Note 23, SEC Settlement, on June 6, 2005, the SEC approved the SEC Settlement with us relating to this lawsuit. Under the terms of the SEC Settlement, we have agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws. We have also agreed to pay a $100 million civil penalty and disgorgement of $100 to the SEC in installments over two years, beginning in the fourth quarter of 2005. We consented to the entry of a final judgment (which judgment was entered by the United States District Court for the Northern District of Alabama, Southern Division) to implement the terms of the SEC Settlement. Mr. Scrushy remains a defendant in the lawsuit.

On April 10, 2003, the DOJ’s civil division notified us that it was expanding its investigation (which began with the lawsuit United States ex rel. Devage v. HealthSouth Corp., et al., C.A. No. SA-98-EA-0372-FV, filed in the United States District Court for the Western District of Texas) into allegations of fraud associated with Medicare cost reports submitted by us for fiscal years 1995 through 2002. We subsequently received subpoenas from the HHS-OIG and requests from the DOJ’s civil division for documents and other information regarding this investigation. As described in Note 22, Medicare Program Settlement, on December 30, 2004, we announced that we had entered into a global settlement agreement with the DOJ’s civil division and other parties to resolve the primary claims made in the Devage litigation, although the DOJ continues to review certain other matters, including self-disclosures made by us to the HHS-OIG.

Non-Prosecution Agreement—

On May 17, 2006, we announced that we reached a non-prosecution agreement (the “Non-Prosecution Agreement”) with the DOJ with respect to the accounting fraud committed by members of our former management. We have pledged to continue our cooperation with the DOJ and paid $3.0 million to the U.S. Postal Inspection Services Consumer Fraud Fund during 2006 in connection with the execution of the Non-Prosecution Agreement. This payment was recorded in Government, class action, and related settlements expense in our 2006 consolidated statement of operations.

Notwithstanding the foregoing, the DOJ has reserved the right to prosecute us for any crimes committed by our employees if we violate the terms of the Non-Prosecution Agreement. The Non-Prosecution Agreement expires on May 17, 2009.

Securities Litigation—

See Note 24, Securities Litigation Settlement, for a discussion of the settlement entered into with the lead plaintiffs in certain securities actions.

On November 24, 2004, an individual securities fraud action captioned Burke v. HealthSouth Corp., et al., 04-B-2451 (OES), was filed in the United States District Court of Colorado against us, some of our former directors and officers, and our former auditor. The complaint makes allegations similar to those in the Consolidated Securities Action, as defined in Note 24, Securities Litigation Settlement, and asserts claims under the federal securities laws and Colorado state law based on plaintiff’s alleged receipt of unexercised options and his open-market purchases of our stock. By order dated May 3, 2005,

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Notes to Consolidated Financial Statements

the action was transferred to the United States District Court for the Northern District of Alabama, where it remains pending. The plaintiff in this case has not opted out of the Consolidated Securities Action settlement discussed in Note 24, Securities Litigation Settlement. Although the deadline for opting out in the Consolidated Securities Action has passed, if the Burke action resumes, we will continue to vigorously defend ourselves in this case. However, based on the stage of litigation, and review of the current facts and circumstances, we are unable to determine an amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case should litigation continue or whether any resultant liability would have a material adverse effect on our financial position, results of operations, or cash flows.

Derivative Litigation—

Between 1998 and 2004, a number of lawsuits purporting to be derivative actions (i.e., lawsuits filed by shareholder plaintiffs on our behalf) were filed in several jurisdictions, including the Circuit Court for Jefferson County, Alabama, the Delaware Court of Chancery, and the United States District Court for the Northern District of Alabama. All derivative complaints filed in the Circuit Court of Jefferson County, Alabama since 2002 have been consolidated and stayed in favor of the first-filed action captioned Tucker v. Scrushy, CV-02-5212, filed August 28, 2002. The Tucker complaint names as defendants a number of former HealthSouth officers and directors. Tucker also asserts claims on our behalf against Ernst & Young LLP, UBS Group, UBS Investment Bank, and UBS Securities, LLC, as well as against MedCenterDirect.com, Source Medical Solutions, Inc., Capstone Capital Corp., Healthcare Realty Trust, and G.G. Enterprises. Two derivative lawsuits filed in the United States District Court for the Northern District of Alabama were consolidated under the caption In re HealthSouth Corp. Derivative Litigation, CV-02-BE-2565. The court stayed further action in this federal consolidated action in deference to litigation filed in state courts in Alabama and Delaware. Two derivative lawsuits filed in the Delaware Court of Chancery were consolidated under the caption In re HealthSouth Corp. Shareholders Litigation, Consolidated Case No. 19896. Plaintiffs’ counsel in this litigation and in Tucker agreed to litigate all claims asserted in those lawsuits in the Tucker litigation, except for claims relating to an agreement to retire a HealthSouth loan to Richard M. Scrushy with shares of our stock (the “Buyback Claim”). On November 24, 2003, the court granted the plaintiffs’ motion for summary judgment on the Buyback Claim and rescinded the retirement of Scrushy’s loan. The court’s judgment was affirmed on appeal. We have collected a judgment of $12.5 million, net of attorneys’ fees awarded by the court. See also Note 13, Shareholders’ Deficit.

When originally filed, the primary allegations in the Tucker case involved self-dealing by Mr. Scrushy and other insiders through transactions with various entities allegedly controlled by Mr. Scrushy. The complaint was amended four times to add additional defendants and include claims of accounting fraud, improper Medicare billing practices, and additional self-dealing transactions. On January 3, 2006, the Alabama Circuit Court in the Tucker case granted the plaintiff’s motion for summary judgment against Mr. Scrushy on a claim for the restitution of incentive bonuses Scrushy received for years 1996 through 2002. Including pre-judgment interest, the court’s total award was approximately $48 million, which amount was affirmed by the Alabama Supreme Court on August 25, 2006. The judgment does not resolve other claims brought by the plaintiffs against Mr. Scrushy. With interest, the final judgment amount was approximately $52.8 million.

As of December 31, 2006, we had collected approximately $47.9 million of this judgment and had entered into an agreement with Mr. Scrushy which required him to pledge certain parcels of real estate as security for payment of the remainder of the amount. Of the $47.9 million collected as of December 31, 2006, approximately $14.8 million was collected via Mr. Scrushy’s return of 723,921 shares of HealthSouth common stock and approximately $21.5 million represents the right of offset discussed below under “Litigation by and Against Richard M. Scrushy.” During 2006, we recorded $47.8 million as Recovery of amounts due from Richard M. Scrushy in our consolidated statement of operations, with the remaining $5.0 million of the total award recorded as Interest income. As of December 31, 2006, the remainder of the amount owed to us by Mr. Scrushy, or $4.9 million plus interest, is included in Other current assets in our consolidated balance sheet. This amount was received in February 2007.

Additionally, we have entered into an agreement with the plaintiffs’ attorneys in the Tucker litigation under which we have agreed to pay them a fee of $17.5 million for obtaining this judgment. This fee is included in Professional fees—accounting, tax, and legal in our 2006 consolidated statement of operations. As of December 31, 2006, we had a remaining balance of approximately $5.9 million of this fee owed to the plaintiffs’ attorneys. This liability is included in Other current liabilities in our consolidated balance sheet. The remaining balance was paid in February 2007.

On September 26, 2006, certain parties to the Tucker litigation entered into and filed a stipulation of settlement. The substantive terms of the settlement are consistent with the preliminary agreement reached in February 2006. Of the $445 million to be paid in accordance with the settlement of the Consolidated Securities Action, $100 million is being credited to the plaintiffs in the Tucker litigation. On September 27, 2006, the Alabama Circuit Court entered an order preliminarily

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Notes to Consolidated Financial Statements

approving the stipulation and settlement. The Court held a hearing on January 9, 2007 to determine the fairness, reasonableness and adequacy of the settlement, whether the settlement should be finally approved by the Court, and to hear and determine any objections to the settlement. The settlement was approved, and an order granting such approval was entered on January 11, 2007. All objections to the settlement were withdrawn, and no individual class members opted out of the settlement. Additionally, we reached an agreement with the plaintiffs’ attorneys in the Tucker litigation under which we have agreed to pay them a fee of $15 million in connection with the settlement of the Consolidated Securities Action (which is in addition to the $17.5 million fee discussed above). This fee is included in Professional fees—accounting, tax, and legal in our 2006 consolidated statement of operations and in Other current liabilities in our consolidated balance sheet as of December 31, 2006. This fee is due upon the earlier of our sale of the 723,921 shares of HealthSouth stock Mr. Scrushy returned to us (as noted above) or June 30, 2007.

Litigation by and Against Former Independent Auditor—

On March 18, 2005, Ernst & Young LLP filed a lawsuit captioned Ernst & Young LLP v. HealthSouth Corp., CV-05-1618, in the Circuit Court of Jefferson County, Alabama. The complaint asserts that the filing of the claims against us was for the purpose of suspending any statute of limitations applicable to those claims. The complaint alleges that we provided Ernst & Young LLP with fraudulent management representation letters, financial statements, invoices, bank reconciliations, and journal entries in an effort to conceal accounting fraud. Ernst & Young LLP claims that as a result of our actions, Ernst & Young LLP’s reputation has been injured and it has and will incur damages, expense, and legal fees. Ernst & Young LLP seeks recoupment and setoff of any recovery against Ernst & Young LLP in the Tucker case, as well as litigation fees and expenses, damages for loss of business and injury to reputation, and such other relief to which it may be entitled. On April 1, 2005, we answered Ernst & Young LLP’s claims and asserted counterclaims alleging, among other things, that from 1996 through 2002, when Ernst & Young LLP served as our independent auditor, Ernst & Young LLP acted recklessly and with gross negligence in performing its duties, and specifically that Ernst & Young LLP failed to perform reviews and audits of our financial statements with due professional care as required by law and by its contractual agreements with us. Our counterclaims further allege that Ernst & Young LLP either knew of or, in the exercise of due care, should have discovered and investigated the fraudulent and improper accounting practices being directed by Richard M. Scrushy and certain other officers and employees, and should have reported them to our board of directors and the Audit Committee. The counterclaims seek compensatory and punitive damages, disgorgement of fees received from us by Ernst & Young LLP, and attorneys’ fees and costs. Upon Ernst & Young LLP’s motion, the Alabama state court referred Ernst & Young LLP’s claims and HealthSouth’s counterclaims to arbitration. On July 12, 2006, the derivative plaintiff filed an arbitration demand on behalf of HealthSouth against Ernst & Young LLP. On August 7, 2006, Ernst & Young LLP filed an answering statement and counterclaim in the arbitration reasserting the claims made in state court.

We intend to vigorously defend ourselves in this case. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case. We also intend to vigorously pursue our claim against Ernst & Young LLP.

ERISA Litigation—

In 2003, six lawsuits were filed in the United States District Court for the Northern District of Alabama against us and some of our current and former officers and directors alleging breaches of fiduciary duties in connection with the administration of our Employee Stock Benefit Plan (the “ESOP”). These lawsuits were consolidated under the caption In re HealthSouth Corp. ERISA Litigation, Consolidated Case No. CV-03-BE-1700-S (the “ERISA Action”). The plaintiffs filed a consolidated complaint on December 19, 2003 that alleged, generally, that fiduciaries to the ESOP breached their duties to loyally and prudently manage and administer the ESOP and its assets in violation of sections 404 and 405 of the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (“ERISA”), by failing to monitor the administration of the ESOP, failing to diversify the portfolio held by the ESOP, and failing to provide other fiduciaries with material information about the ESOP. The plaintiffs sought actual damages including losses suffered by the plan, imposition of a constructive trust, equitable and injunctive relief against further alleged violations of ERISA, costs pursuant to 29 U.S.C. § 1132(g), and attorneys’ fees. The plaintiffs also sought damages related to losses under the plan as a result of alleged imprudent investment of plan assets, restoration of any profits made by the defendants through use of plan assets, and restoration of profits that the plan would have made if the defendants had fulfilled their fiduciary obligations. Pursuant to an Amended Class Action Settlement Agreement entered into on March 6, 2006, all parties agreed to a global settlement of the claims in the ERISA Action. Under the terms of this settlement, Michael Martin, a former chief financial officer of the Company, contributed $350,000 to resolve claims against him, Richard M. Scrushy and our insurance carriers contributed $3.5 million to resolve claims against him, and HealthSouth and its insurance carriers contributed $25 million to settle claims against all remaining

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Notes to Consolidated Financial Statements

defendants, including HealthSouth. In addition, we were required to contribute the first $1.0 million recovered from Mr. Scrushy for the restitution of incentive bonuses paid to him during 1996 through 2002. On June 28, 2006, the Court granted final approval to the Amended Class Action Settlement Agreement and the ERISA Action was dismissed with prejudice.

Insurance Coverage Litigation—

In 2003, approximately 14 insurance companies filed complaints in state and federal courts in Alabama, Delaware, and Georgia alleging that the insurance policies issued by those companies to us and/or some of our directors and officers should be rescinded on grounds of fraudulent inducement. The complaints also sought a declaration that we and/or some of our current and former directors and officers are not covered under various insurance policies. These lawsuits challenged the majority of our director and officer liability policies, including our primary director and officer liability policy in effect for the claims at issue. Actions filed by insurance companies in the United States District Court for the Northern District of Alabama were consolidated for pretrial and discovery purposes under the caption In re HealthSouth Corp. Insurance Litigation, Consolidated Case No. CV-03-BE-1139-S. Four lawsuits filed by insurance companies in the Circuit Court of Jefferson County, Alabama were consolidated with the Tucker case for discovery and other pretrial purposes. Cases related to insurance coverage that were filed in Georgia and Delaware have been dismissed. We filed counterclaims against a number of the plaintiffs in these cases alleging, among other things, bad faith for wrongful failure to provide coverage.

On September 26, 2006, in connection with the settlement of the Consolidated Securities Action and derivative litigation (as discussed in Note 24, Securities Litigation Settlement), we executed a settlement agreement with the insurers that is substantively consistent with the preliminary agreement in principle reached in February 2006. The settlement agreement also requires HealthSouth to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts that they are legally obligated to pay to any non-settling defendants.

Litigation by and Against Richard M. Scrushy—

After the dismissal of several lawsuits filed against us by Richard M. Scrushy, on December 9, 2005, Mr. Scrushy filed a complaint in the Circuit Court of Jefferson County, Alabama, captioned Scrushy v. HealthSouth, CV-05-7364. The complaint alleges that, as a result of Mr. Scrushy’s removal from the position of chief executive officer in March 2003, we owe him “in excess of $70 million” pursuant to an employment agreement dated as of September 17, 2002. In addition, on or about December 19, 2005, Mr. Scrushy filed a demand for arbitration with the American Arbitration Association pursuant to an indemnity agreement with us. The arbitration demand sought to require us to pay expenses which he estimated exceeded $31 million incurred by Mr. Scrushy, including attorneys’ fees, in connection with the defense of criminal fraud claims against him and in connection with a preliminary hearing in the SEC litigation.

On October 17, 2006, the arbitrator issued a final award of approximately $17.0 million to Mr. Scrushy and further ruled that Mr. Scrushy was entitled to payment by HealthSouth of approximately $4.0 million in pre-judgment interest and attorneys’ fees and expenses incurred by Scrushy in connection with the arbitration proceeding. On August 31, 2006, HealthSouth and the Tucker plaintiffs filed a joint motion in the Tucker case to offset the entire award to Mr. Scrushy in the arbitration, including fees and interest, against the approximately $48 million judgment against Mr. Scrushy in Tucker for repayment of his bonuses, which judgment is accruing interest. Mr. Scrushy opposed that effort, and on October 17, 2006 filed a lawsuit captioned Scrushy v. HealthSouth Corporation, CA No. 2483-N, in the Delaware Court of Chancery for New Castle County seeking confirmation of the arbitration award in that court. A settlement was reached with Mr. Scrushy by which he agreed to an offset of the arbitrator’s award in the amount of $21.5 million, which amount is included in the amount collected from Mr. Scrushy on the Tucker judgment. We accrued an estimate of these legal fees as of December 31, 2005 and 2004, which was included in Professional fees—accounting, tax, and legal in our consolidated statements of operations for the years ended December 31, 2005 and 2004 and Other current liabilities in our consolidated balance sheets as of December 31, 2005 and 2004 in connection with the arbitration demand. Based on the arbitrator’s ruling, we may have an obligation to indemnify Mr. Scrushy for certain costs associated with ongoing litigation. As of December 31, 2006, an estimate of these legal fees is included in Other current liabilities in our consolidated balance sheet.

Litigation by Other Former Officers—

On August 22, 2003, Anthony Tanner, our former Secretary and Executive Vice President—Administration, filed a petition in the Circuit Court of Jefferson County, Alabama, captioned In re Tanner, CV-03-5378, seeking permission to obtain certain information through the discovery process prior to filing a lawsuit. That petition was voluntarily dismissed with prejudice on August 11, 2004. On December 29, 2004, Mr. Tanner filed a lawsuit in the Circuit Court of Jefferson County, Alabama, captioned Tanner v. HealthSouth Corp., CV-04-7715, alleging that we breached his employment contract

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Notes to Consolidated Financial Statements

by failing to pay certain retirement benefits. The complaint requested damages, a declaratory judgment, and a preliminary injunction to require payment of past due amounts under the contract and reinstatement of the claimed retirement benefits. The parties settled this case pursuant to a General Release executed on March 21, 2006 and filed a Joint Stipulation of Dismissal with the court on March 24, 2006. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

Litigation Against Former Officers—

On June 10, 2004, we filed a collection action in the Circuit Court of Jefferson County, Alabama, captioned HealthSouth Corp. v. James Goodreau, CV-04-3619, to collect unpaid loans in the original principal amount of $55,500 that we made to James A. Goodreau, our former Director of Corporate Security, while he was a HealthSouth employee. Mr. Goodreau asserted counterclaims against us seeking compensatory damages in the approximate amount of $6 million dollars, plus punitive damages, based upon his contention that he was promised lifetime employment with us by Mr. Scrushy and that he was wrongfully terminated by us in May of 2003. On September 26, 2006 the Circuit Court entered an order on our motion for summary judgment requiring Mr. Goodreau to repay the loans plus accrued interest and to reimburse us for the reasonable attorneys’ fees that we have incurred to collect those loans. Mr. Goodreau’s counterclaims were tried by a jury and on October 27, 2006, the jury returned an award in Mr. Goodreau’s favor in the approximate amount of $1.9 million, which we recorded in Current portion of government, class action, and related settlements in our consolidated balance sheet as of December 31, 2006. We have filed a notice of appeal for this award to the Alabama Supreme Court.

On July 28, 2005, we filed a collection action in the Circuit Court of Jefferson County, Alabama captioned HealthSouth Corp. v. William T. Owens, CV-05-4420, to collect unpaid loans in the original principal amount of approximately $1.0 million that we made to William T. Owens, our former chief financial officer, while he was a HealthSouth employee. On March 27, 2006, the court entered a Final Judgment in our favor and against Mr. Owens for approximately $1.4 million, which includes principal, accrued interest, and our attorneys’ fees.

On August 30, 2004, we filed a collection action in the United States District Court for the Northern District of Alabama, captioned HealthSouth Corp. v. Daniel J. Riviere, CV-04-CO-2592-S, to collect unpaid loans in the original principal amount of approximately $3.2 million that we made to Daniel J. Riviere, our former President—Ambulatory Services Division, while he was a HealthSouth employee. On April 5, 2005, Mr. Riviere commenced a Chapter 7 bankruptcy case in the U.S. Bankruptcy Court for the Northern District of Florida, Case No. 05-30718-LMK. We entered into a settlement agreement with Mr. Riviere and his bankruptcy trustee settling the disputes made the subject of the lawsuit, which was approved by the bankruptcy court on November 8, 2005. On August 23, 2006, we received a payment of $1.6 million from Mr. Riviere, as required by the settlement agreement.

Certain Regulatory Actions—

The False Claims Act, 18 U.S.C. § 287, allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These so-called qui tam, or “whistleblower,” cases are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government, and the presiding court. We settled one consolidated qui tam lawsuit filed in 2004, the Devage matter, which is discussed in Note 22, Medicare Program Settlement. It is possible that qui tam lawsuits other than those discussed in these financial statements have been filed against us and that we are unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

On April 1, 1999, a plaintiff relator filed a lawsuit under the False Claims Act captioned United States ex rel. Mathews v. Alexandria Rehabilitation Hospital, CV-99-0604, in the United States District Court for the Western District of Louisiana. On February 29, 2000, the United States elected not to intervene in the lawsuit. The complaint, as amended, alleged, among other things, that we filed fraudulent reimbursement claims under the Medicare program on a nationwide basis. A trial date of October 9, 2007 has been set in the case. On November 14, 2006, the plaintiff relator filed a motion for partial summary judgment. We filed a cross-motion for summary judgment on January 16, 2007. We intend to vigorously defend ourselves against the claims alleged by the plaintiff relator. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case.

On October 27, 2006, we settled two sealed lawsuits brought under the federal False Claims Act, related to services provided at our inpatient rehabilitation hospitals. These lawsuits, captioned United States ex rel. Knight v. HealthSouth, et al.,

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Civil No. 5:03cv367, and United States ex rel. Bateman Gibson v. HealthSouth, et al., Civil No. 04-2668, were filed in the United States District Court for the Northern District of Florida and the United States District Court for the Western District of Tennessee, respectively. Each lawsuit was filed under seal by a qui tam relator and related to purchasing policies for orthotic and prosthetic devices. The complaints alleged that we began a practice of engaging in improper billing practices relating to certain prosthetic and orthotic devices in 1994 that resulted in false claims under the federal Medicare program. Pursuant to the settlement, we paid $4.0 million to the United States and entered into an addendum to our Corporate Integrity Agreement. The addendum requires additional compliance training and annual audits of billing practices relating to prosthetic and orthotic devices. The addendum has a term of three years and will run concurrently with our existing five-year Corporate Integrity Agreement. This $4.0 million settlement is included in Government, class action, and related settlements expense in our 2006 consolidated statement of operations.

Americans with Disabilities Act Litigation—

On April 19, 2001 a nationwide class action captioned Michael Yelapi, et al. v. St. Petersburg Surgery Center, et al., Case No: 8:01-CV-787-T-17EAJ, was filed in the United States District Court for the Middle District of Florida alleging violations of the Americans with Disabilities Act, 42 U.S.C. § 12181, et seq. (the “ADA”), and the Rehabilitation Act of 1973, 92 U.S.C. § 792 et seq. (the “Rehabilitation Act”), at our facilities. The complaint alleged violations of the ADA and Rehabilitation Act for the purported failure to remove barriers and provide accessibility to our facilities, including reception and admitting areas, signage, restrooms, phones, paths of access, elevators, treatment and changing rooms, parking, and door hardware. As a result of these alleged violations, the plaintiffs sought an injunction ordering that we pay attorneys’ fees and make necessary modifications to achieve compliance with the ADA and the Rehabilitation Act. We entered into a settlement agreement with the plaintiffs that provides for inspection of our facilities and requires us to correct any deficiencies under the ADA and the Rehabilitation Act. The settlement agreement was approved by the court on December 29, 2005 and did not have a material effect on our financial position, results of operations, or cash flows.

General Medicine, Meadowbrook, and Greystone Ventures Actions—

On August 16, 2004, General Medicine, P.C. (“General Medicine”) filed a lawsuit against us captioned General Medicine, P.C. v. HealthSouth Corp., CV-04-958, in the Circuit Court of Shelby County, Alabama, seeking to recover unpaid amounts under a consent judgment (the “Consent Judgment”) between the parties to a lawsuit filed in the United States District Court for the Eastern District of Michigan (the “Michigan Action”). Under the Consent Judgment, Horizon/CMS Healthcare Corporation (“Horizon/CMS”), a former HealthSouth subsidiary sold to Meadowbrook pursuant to a stock purchase agreement, consented to the entry of a final judgment in the amount of $376 million in favor of General Medicine for the alleged wrongful termination of a contract with General Medicine. The Consent Judgment further provided that all amounts due under the Consent Judgment except for $0.3 million paid by Meadowbrook must be collected from us. The complaint alleged that while Horizon/CMS was a wholly owned subsidiary of HealthSouth and General Medicine was an existing creditor of Horizon/CMS, we caused Horizon/CMS to transfer its assets to us for less than a reasonably equivalent value and/or with the actual intent to defraud creditors of Horizon/CMS, including General Medicine, in violation of the Alabama Uniform Fraudulent Transfer Act. General Medicine’s complaint requests relief including recovery of the unpaid amount of the Consent Judgment, the avoidance of the subject transfers of assets, attachment of the assets transferred to us, appointment of a receiver over the transferred properties, and a monetary judgment for the value of properties transferred.

We filed an answer denying liability to General Medicine, and on February 28, 2005, the General Medicine case was transferred to the Circuit Court of Jefferson County, Alabama, and assigned case number CV-05-1483. We asserted counterclaims against Meadowbrook, General Medicine, and Horizon/CMS for fraud, injurious falsehood, tortious interference with business relations, bad faith, conspiracy, unjust enrichment, and other causes of action. In our counterclaims, we allege that the Consent Judgment is the product of fraud, collusion and bad faith by Meadowbrook, General Medicine, and Horizon/CMS and, further, that these parties are guilty of a conspiracy to manufacture a lawsuit against HealthSouth in favor of General Medicine and to divert the assets of Horizon/CMS to Meadowbrook and away from creditors, including HealthSouth. On January 3, 2006, we filed a motion for summary judgment challenging General Medicine’s standing under the Alabama Uniform Fraudulent Transfer Act to bring this action against us to collect monies allegedly owed by Horizon/CMS. After the court’s denial of our motion, we filed a petition for writ of mandamus with the Supreme Court of Alabama requesting a reversal of that decision, which was denied.

After our sale of all of our stock in Horizon/CMS to Meadowbrook, Meadowbrook changed its name to Greystone Ventures, Inc. (“Greystone”). On June 8, 2006, Greystone and Horizon/CMS filed a lawsuit against us in the Circuit Court of Jefferson County, Alabama captioned Greystone Ventures, Inc., et al. v. HealthSouth Corporation, CV-2006-03403. The

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

complaint alleges that we received a settlement from Gulf Insurance Company in June of 2004 in the approximate amount of $4.0 million dollars, and that some or all of the proceeds of that settlement belong to Horizon/CMS and Greystone. The complaint further alleges that we are liable to Horizon/CMS and Greystone for conversion, fraudulent failure to disclose, money had and received, unjust enrichment, negligence and wantonness in connection with our alleged failure to pay the proceeds of the Gulf Insurance Company settlement to Greystone and Horizon/CMS. We filed an answer on July 17, 2006 denying that we have any liability to Greystone or Horizon/CMS with regard to allegations made in their complaint. This case is currently in the discovery phase.

We intend to vigorously defend ourselves against the claims alleged by the plaintiffs in the above captioned actions. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of these cases.

For additional information about Meadowbrook, see Note 21, Related Party Transactions.

Massachusetts Real Estate Actions—

Following our intervention in a lawsuit filed on February 3, 2003 by HRPT Properties Trust (“HRPT”) against Senior Residential Care/North Andover, Limited Partnership (“SRC”) in the Land Court for the Commonwealth of Massachusetts captioned HRPT Properties Trust v. Senior Residential Care/North Andover, Limited Partnership, Misc. Case No. 287313, to claim ownership of certain parcels of real estate in North Andover pursuant to an agreement that involved the conveyance of five nursing homes and to effect a transfer of title to the disputed property by HRPT to us or our nominee, we were named as a defendant in a lawsuit filed on April 16, 2003, in the same court by Senior Housing Properties Trust (“SNH”) and its wholly owned subsidiary, HRES1 Properties Trust (“HRES1”), captioned Senior Housing Properties Trust and HRES1 Properties Trust v. HealthSouth Corporation, Misc. Case No. 289182. In their complaint, SNH and HRES1 alleged that certain of our representatives made false statements regarding our financial position, thereby inducing HRES1 to enter into lease terms and other arrangements to which it would not have otherwise agreed, and sought damages, rescission, and reformation of the lease pursuant to which we, through subsidiaries, operated the Braintree Rehabilitation Hospital in Braintree, Massachusetts (the “Braintree Hospital”) and the New England Rehabilitation Hospital in Woburn, Massachusetts (the “New England Hospital”). We denied the allegations and asserted claims against HRPT and counterclaims against SNH and HRES1 for breach of contract, reformation, and fraud based on the failure to convey title to the property in North Andover and sought damages incurred as a result of that failure to convey. The two actions in the Land Court were consolidated for all purposes.

We filed a lawsuit in a related action on November 2, 2004, in the Commonwealth of Massachusetts, Middlesex County Superior Court, captioned HealthSouth Corporation v. HRES1 Properties Trust, Case No. 04-4345, in response to our receipt of a notice from HRES1 purporting to terminate our lease governing the Braintree Hospital and the New England Hospital due to our alleged failure to furnish quarterly and annual financial information pursuant to the terms of the lease. We asserted violations of the Massachusetts unfair and deceptive business practices statute, sought a declaration that we were not in default of our obligations under the lease, and an injunction preventing HRES1 from terminating the lease, taking possession of the property on which the hospitals and facilities were located, or assuming or acquiring the hospital businesses and any licenses related thereto. HRES1 and SNH, its parent, filed a counterclaim seeking a declaration that it lawfully terminated the lease and an order requiring us to use our best efforts to transfer the licenses for the hospitals and to continue to manage the hospitals during the time necessary to affect such transfer.

Following a bench trial regarding issues relating to the parties’ relationship post-termination, the court entered a judgment dated January 18, 2006 that required us to use our best efforts to accomplish the license transfer while managing the facilities for HRES1’s account and to pay HRES1 the net cash proceeds of the hospitals less direct operating expenses and a management fee equal to 5% of net patient revenues for the period from October 26, 2004 through the date that a successor operator assumed control over the facilities. In accordance with the judgment, we cooperated with HRES1 in its efforts to accomplish the license transfer, during which time we managed the facilities for HRES1’s account. Effective September 30, 2006, Five Star Quality Care, Inc., an entity affiliated with SNH, HRES1, and HRPT, obtained regulatory approval related to the license transfer from the Massachusetts Department of Public Health and commenced management and operation of the facilities. Through December 31, 2006, we paid approximately $18.1 million representing the net cash proceeds of the hospitals for the period between October 26, 2004 and September 30, 2006, which amount includes approximately $10.2 million previously paid to HRES1 as rent during the period from October 26, 2004 through December 31, 2005. Based on the judgment, our results of operations for the year ended December 31, 2006 include only a management fee received from our management of the applicable facilities. On November 8, 2006, all remaining claims in

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

the Massachusetts Real Estate Actions were settled, all appeals and pending litigation between SNH and its affiliates and HealthSouth and our various affiliates were dismissed and we made payments to the plaintiffs of approximately $7 million. In connection with that settlement, we conveyed an unused property in North Andover, Massachusetts, agreed to pay an increased rent for the period we operated the Braintree Hospital and the New England Hospital, and reimbursed certain transition costs in connection with the transfer of the hospital lease from us to Five Star Quality Care, Inc.

Other Litigation—

On September 17, 1998, John Darling, who was one of the federal False Claims Act relators in the now-settled Devage case, filed a lawsuit captioned Darling v. HealthSouth Sports Medicine & Rehabilitation, et al., 98-6110-CI-20, in the Circuit Court for Pinellas County, Florida. The complaint alleged that Mr. Darling was injured while receiving physical therapy during a 1996 visit to a HealthSouth outpatient rehabilitation facility in Clearwater, Florida. The complaint was amended in December 2004 to add a punitive damages claim. This amended complaint alleged that fraudulent misrepresentations and omissions by us resulted in the injury to Mr. Darling. The court ordered the parties to participate in non-binding arbitration which resulted in a finding in our favor on December 27, 2005. We entered into a settlement agreement with Mr. Darling on February 3, 2007 pursuant to which we must pay certain damages pursuant to a confidential settlement agreement. The cost of the settlement is included in Government, class action, and related settlements expense in our 2006 consolidated statement of operations and in Current portion of government, class action, and related settlements in our consolidated balance sheet as of December 31, 2006.

We have been named as a defendant in two lawsuits brought by individuals in the Circuit Court of Jefferson County, Alabama, Nichols v. HealthSouth Corp., CV-03-2023, filed March 28, 2003, and Hilsman v. Ernst & Young, HealthSouth Corp., et al., CV-03-7790, filed December 12, 2003. The plaintiffs allege that we, some of our former officers, and our former auditor engaged in a scheme to overstate and misrepresent our earnings and financial position. The plaintiffs seek compensatory and punitive damages. On March 24, 2003, a lawsuit captioned Warren v. HealthSouth Corp., et al., CV-03-5967, was filed in the Circuit Court of Montgomery County, Alabama. The lawsuit, which claims damages for the defendants’ alleged negligence, wantonness, fraud and breach of fiduciary duty, was transferred to the Circuit Court of Jefferson County, Alabama. Each of these three lawsuits described in this paragraph was consolidated with the Tucker case for discovery and other pretrial purposes. The plaintiffs in these cases are subject to the Consolidated Securities Action settlement discussed in Note 24, Securities Litigation Settlement, and thereby foreclosed from pursuing these state court actions based on purchases made during the class period unless they opted out of that settlement. The plaintiffs in Warren v. HealthSouth Corp., et al. did not opt out of the settlement. The plaintiffs in Hilsman v. Ernst & Young, et al. attempted to opt out of the settlement, but their election was deemed invalid by the agent. At present, it is unclear whether the plaintiffs in the Hilsman action will challenge this determination. The Nichols lawsuit asserts claims on behalf of a number of plaintiffs, all but three of whom opted out of the settlement. John Kapoor, who claimed to have purchased over 900,000 shares of stock, attempted to opt-out, but his attempt was deemed invalid by the court. It is unclear whether Mr. Kapoor will challenge this determination. The remaining Nichols plaintiffs that opted out of the settlement claim losses of approximately $5.4 million. We intend to vigorously defend ourselves in these cases. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of these cases.

On December 28, 2004, we commenced a collection action in the Circuit Court of Jefferson County, Alabama, captioned HealthSouth Medical Center, Inc. v. Neurological Surgery Associates, P.C., CV-04-7700, to collect unpaid loans in the original principal amount of approximately $0.3 million made to Neurological Surgery Associates, P.C. (“NSA”), pursuant to a written Practice Guaranty Agreement. The purpose of the loans was to enable NSA to employ a physician who would bring necessary specialty skills to patients served by both NSA and the acute-care hospital in Birmingham, Alabama we recently sold. NSA has asserted counterclaims alleging that we breached verbal promises to lease space and employees from NSA, to pay NSA for billing and coding services performed by NSA on behalf of the subject physician-employee, and to pay NSA to manage the subject physician-employee. On December 21, 2006, NSA filed an Amendment to Counterclaim asserting new counterclaims against us and adding NSA’s principal, Dr. Swaid Swaid, M.D., as a counterclaim plaintiff. NSA and Dr. Swaid allege that we are liable to them in connection with the subject Practice Guaranty Agreement under a variety of legal theories, including fraud, breach of fiduciary duty, conspiracy, abuse of process, breach of contract and unjust enrichment. Dr. Swaid also alleges that we breached a Medical Director Agreement with him. The Amendment to Counterclaim seeks unspecified damages and other relief. This case is currently in the discovery phase. We intend to vigorously defend ourselves against these counterclaims. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

On June 2, 2003, Vanderbilt Health Services, Inc. and Vanderbilt University filed a lawsuit captioned Vanderbilt Health Services, Inc. and Vanderbilt University v. HealthSouth Corporation, Case No. 03-1544-III, in the Chancery Court for Davidson County, Tennessee. We are partners with the plaintiffs in a partnership that operates a rehabilitation hospital in Nashville, Tennessee. In the complaint, the plaintiffs allege that we violated the terms of a non-competition provision in the partnership agreement in connection with our purchase of a number of rehabilitation clinics in the Nashville area. Effective as of January 20, 2006, we settled this case and obtained a full and final release of all claims. The settlement did not have a material effect on our financial position, results of operations, or cash flows.

On July 19, 2005, Gary Bellinger filed a pro se complaint captioned Gary Bellinger v. Eric Hanson, d/b/a U.S. Strategies, Inc., Medika Group, Ltd., Laserlife, Inc., & Relife, Inc., and Richard Scrushy, d/b/a HealthSouth, Case No. 05-06898-B, in the District Court, Dallas County, Texas, 44th Judicial District. Mr. Bellinger claims the defendants violated the terms of a distribution agreement with his company, Laser Bio Therapy, Inc., resulting in that company’s bankruptcy. He has sued for breach of contract, breach of fiduciary duty, and fraud, and claims compensatory damages of $270 million and punitive damages of $10 million. On April 12, 2006, the judge entered an order dismissing us from the case without prejudice.

On June 2, 2006, we were named as a defendant in a lawsuit captioned Brockovich v. HealthSouth Corporation, et al., Case No. SACV06-546-DOC(MLGx), filed under the Medicare Secondary Payor statute, 42 U.S.C. § 1395y(b), in the United States District Court for the Central District of California, Southern Division, against HealthSouth, HealthSouth Hospital Corporation, HCS, Ltd., and certain insurance companies. The complaint alleged that HealthSouth charged Medicare to treat illnesses that it caused, at least in part, by medical error or neglect and seeks recovery of unspecified damages. On October 24, 2006, the court dismissed the plaintiff’s complaint with prejudice due to lack of constitutional standing. This case has been appealed to the Ninth Circuit Court of Appeals where it remains pending.

Litigation Reserves—

Total accrued legal fees as of December 31, 2006 and 2005 included in Other current liabilities in our consolidated balance sheets approximated $34.5 million and $47.6 million, respectively. See Note 1, Summary of Significant Accounting Policies, “Litigation Reserve.”

Other Matters—

The reconstruction of our historical financial records has resulted in the restatement of not only our 2001 and 2000 consolidated financial statements, but also the financial statements of certain of our subsidiary partnerships. The process of communicating the effect of these restatements to the outside partners has begun, and will continue in 2007. These restatements have had a negative impact on our relationships with our partners and may result in litigation against us. We have and may continue to incur additional charges to reduce the economic impact to our partners.

As of December 31, 2006, we have recorded charges of approximately $47.9 million related to these issues based on the current status of negotiations with our partners. These negotiations are ongoing, and this estimate may change in future periods.

In addition, as it is our obligation as a participant in Medicare and other federal health care programs, we routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, we have made, and will continue to make, disclosures to the HHS-OIG relating to amounts that we suspect represent over-reimbursements from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, the Company refunding amounts to Medicare or other federal health care programs.

Other Commitments—

We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under these agreements are $43.2 million in 2007, $15.2 million in 2008, $9.8 million in 2009, $1.7 million in 2010, $1.6 million in 2011, and $21.9 million thereafter. These contracts primarily relate to software licensing and support, telecommunications, equipment maintenance within our diagnostic segment, and medical supplies. The amount due after 2011 primarily represents a 20-year Master License and Services Agreement with IDX Information Systems Corporation, a provider of health information software applications, for their Flowcast and Imagecast/PACS systems for our diagnostic segment.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

We also have commitments under severance agreements with former employees. Payments under these agreements approximate $0.7 million in 2007, $0.5 million in 2008, $0.2 million in 2009, $0.2 million in 2010, $0.2 million in 2011, and $2.6 million thereafter.

26.	Segment Reporting:

Our reportable segments are consistent with how we currently manage the business and view the patients we serve. We have divided our business into operating segments, defined as components of an enterprise about which financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. HealthSouth’s chief operating decision maker is its chief executive officer.

We define segment operating earnings as income before (1) interest income; (2) interest expense and amortization of debt discounts and fees; (3) gain or loss on early extinguishment of debt; (4) gain or loss on sale of investments, (5) gain or loss on our interest rate swap, and (6) income tax expense or benefit. We also do not allocate corporate overhead to our operating segments. The chief operating decision maker of HealthSouth uses segment operating earnings as an analytical indicator for purposes of allocating resources to a particular segment and assessing segment performance. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies.

Our internal financial reporting and management structure is focused on the major types of services provided by HealthSouth. The following is a description of our operating segments:

•

Inpatient includes the operations of 92 freestanding IRFs, 10 LTCHs, and 81 outpatient facilities located in IRFs or in satellite facilities near our IRFs as of December 31, 2006. In addition to HealthSouth facilities, our inpatient segment manages 11 inpatient rehabilitation units, 3 outpatient facilities, and 2 gamma knife radiosurgery centers through management contracts.

Our IRFs provide comprehensive services to patients who require intensive institutional rehabilitation care. Inpatient rehabilitation patients typically experience significant physical disabilities due to various conditions, such as head injury, spinal cord injury, stroke, certain orthopedic problems, and neuromuscular disease. Our inpatient rehabilitation facilities provide the medical, nursing, therapy, and ancillary services required to comply with local, state, and federal regulations, as well as accreditation standards of the Joint Commission on Accreditation of Healthcare Organizations (the “JCAHO”). Some facilities are also accredited by the Commission on Accreditation of Rehabilitation Facilities. All of our inpatient rehabilitation facilities utilize an interdisciplinary team approach to the rehabilitation process and involve the patient and family, as well as the payor, in the determination of the goals for the patient. Internal case managers monitor each patient’s progress and provide documentation of patient status, achievement of goals, functional outcomes, and efficiency.

•

Surgery Centers includes the operations of our network of 144 freestanding ASCs and 3 surgical hospitals as of December 31, 2006. Our ambulatory surgery centers provide the facilities and medical support staff necessary for physicians to perform nonemergency surgical procedures in various specialties, such as orthopedic, GI, ophthalmology, plastic, and general surgery. Our typical ambulatory surgery center is a freestanding facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery, and administration. To ensure consistent quality of care, each of our surgery centers has a medical advisory committee that implements quality control procedures and reviews the professional credentials of physicians applying for medical staff privileges at the center. In addition, all but a few unique specialty centers are certified by the JCAHO.

•

Outpatient includes the operations of our network of 582 outpatient rehabilitation centers as of December 31, 2006. It also includes outpatient facilities owned by other health care providers that we manage. Our outpatient rehabilitation centers offer a range of rehabilitative health care services, including physical therapy and occupational therapy that are tailored to the individual patient’s needs, focusing predominantly on orthopedic, sports-related, work-related, hand and spine injuries, and various neurological/neuromuscular conditions. Outpatient treatments include physical, occupational/hand, and aquatic therapies.

•

Diagnostic includes the operations of our network of 61 diagnostic centers as of December 31, 2006. Our diagnostic centers provide outpatient diagnostic imaging services, including MRI, CT, X-ray, ultrasound,

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

mammography, and nuclear medicine services, as well as fluoroscopy. Not all services are provided at all sites; however, most of our diagnostic centers are multi-modality centers offering multiple types of service.

•

Corporate and Other includes all revenue-producing activities that are managed directly from our corporate office and that do not fall within one of the four operating segments discussed above, including the operation of the conference center located on our corporate campus, our clinical research activities, and other services that are generally intended to complement our patient care activities. All our corporate departments and related overhead are also contained within this segment. These departments, which include among others accounting, communications, compliance, human resources, information technology, internal audit, legal, payor strategies, reimbursement, tax, and treasury, provide support functions to our operating segments. This segment also includes HCS.

As part of the continued implementation of our strategic plan, management continues to evaluate the role of each segment and the services provided within each segment. Based on this evaluation, in the second quarter of 2006, our management realigned five electro-shock wave lithotripter units from our diagnostic segment to our corporate and other segment, as the services performed by these lithotripter units are not diagnostic services. We also realigned five occupational medicine centers from our corporate and other segment into our outpatient segment, as these centers provide therapy services that are consistent with other services provided by our outpatient segment. Prior periods have been reclassified to conform to this presentation.

Substantially all revenues for our services are generated through external customers. During the years ended December 31, 2006, 2005, and 2004, approximately 47.4%, 47.7%, and 48.0%, respectively of our Net operating revenues related to patients participating in the Medicare program.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Selected financial information for our operating segments for each of the three years ended December 31, 2006, is as follows (in millions):

	Inpatient	Surgery Centers	Outpatient	Diagnostic	Corporate and Other	Total
Year Ended December 31, 2006
Net operating revenues	$ 1,724.8	$ 737.0	$ 326.6	$ 186.9	$ 48.4	$ 3,023.7
Intersegment revenues	–	–	–	–	23.6	23.6
Operating earnings (loss)	359.5	93.3	26.7	(26.6)	(313.4)	139.5
Interest income	4.7	5.5	0.4	0.2	19.5	30.3
Interest expense	12.1	6.3	5.3	1.0	325.0	349.7
Depreciation and amortization	64.7	29.4	13.7	17.6	22.8	148.2
Impairments	0.3	2.4	1.0	1.8	9.7	15.2
Equity earnings of affiliates	6.7	12.2	–	0.6	1.8	21.3
Total assets	1,456.7	823.0	104.4	109.9	867.3	3,361.3
Investment in and advances to
nonconsolidated affiliates	27.4	20.2	–	0.7	11.0	59.3
Capital expenditures	49.8	26.0	8.6	9.6	5.2	99.2
Year Ended December 31, 2005
Net operating revenues	$ 1,769.1	$ 755.5	$ 371.1	$ 197.5	$ 84.9	$ 3,178.1
Intersegment revenues	–	–	–	–	61.1	61.1
Operating earnings (loss)	388.7	85.3	31.7	2.0	(527.6)	(19.9)
Interest income	2.8	3.1	0.5	0.1	22.3	28.8
Interest expense	11.1	6.4	2.5	2.5	326.7	349.2
Depreciation and amortization	65.0	35.6	13.2	23.4	25.4	162.6
Impairments	1.3	3.9	0.8	3.5	33.8	43.3
Equity earnings of affiliates	11.3	16.7	0.1	–	1.3	29.4
Total assets	1,510.5	884.8	121.1	130.2	948.6	3,595.2
Investment in and advances to
nonconsolidated affiliates	26.2	16.3	0.1	0.1	3.7	46.4
Capital expenditures	38.3	17.4	12.8	1.8	22.7	93.0
Year Ended December 31, 2004
Net operating revenues	$ 1,979.5	$ 794.3	$ 431.1	$ 197.7	$ 94.4	$ 3,497.0
Intersegment revenues	–	–	–	–	87.3	87.3
Operating earnings (loss)	433.7	88.3	38.8	(2.6)	(311.2)	247.0
Interest income	1.3	1.3	0.2	–	19.1	21.9
Interest expense	13.7	6.7	1.5	1.9	286.4	310.2
Depreciation and amortization	74.1	36.2	14.1	21.9	25.9	172.2
Impairments	–	2.0	3.5	0.8	30.2	36.5
Equity earnings of affiliates	10.0	(2.6)	0.1	–	2.4	9.9
Total assets	1,578.5	938.2	142.7	157.6	1,268.0	4,085.0
Investment in and advances to
nonconsolidated affiliates	24.2	5.3	0.2	0.3	11.0	41.0
Capital expenditures	38.1	30.0	9.8	10.3	68.5	156.7

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Segment Reconciliations (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Net operating revenues:
Total segment net operating revenues	$ 3,023.7	$ 3,178.1	$ 3,497.0
Elimination of intersegment revenues	(23.6)	(61.1)	(87.3)
Total consolidated net operating revenues	$ 3,000.1	$ 3,117.0	$ 3,409.7
Interest income:
Total segment interest income	$ 30.3	$ 28.8	$ 21.9
Elimination of intersegment interest income	(14.6)	(11.7)	(8.8)
Total consolidated interest income	$ 15.7	$ 17.1	$ 13.1
Interest expense:
Total segment interest expense	$ 349.7	$ 349.2	$ 310.2
Elimination of intersegment interest expense	(14.6)	(11.7)	(8.8)
Total consolidated interest expense	$ 335.1	$ 337.5	$ 301.4
Loss from continuing operations:
Total segment operating earnings (loss)	$ 139.5	$ (19.9)	$ 247.0
Interest income	15.7	17.1	13.1
Interest expense and amortization of debt discounts
and fees	(335.1)	(337.5)	(301.4)
Loss on interest rate swap	(10.5)	–	–
Loss on early extinguishment of debt	(365.6)	–	–
(Loss) gain on sale of investments	(1.9)	(0.1)	4.0
Loss from continuing operations before income
tax expense	$ (557.9)	$ (340.4)	$ (37.3)
Total assets:
Total assets for reportable segments	$ 3,361.3	$ 3,595.2	$ 4,085.0
Elimination of intersegment assets	(1.7)	(3.0)	(2.0)
Total assets	$ 3,359.6	$ 3,592.2	$ 4,083.0

Geographic area data is as follows (in millions):

	For the Year Ended December 31,
	2006	2005	2004
Net operating revenues:
United States	$ 2,992.5	$ 3,108.3	$ 3,402.5
Puerto Rico	7.6	8.7	7.2
Total consolidated net operating revenues	$ 3,000.1	$ 3,117.0	$ 3,409.7
Property and equipment, net
United States	$ 1,094.9	$ 1,178.9	$ 1,305.9
Puerto Rico	1.1	0.4	0.5
Total property and equipment, net	$ 1,096.0	$ 1,179.3	$ 1,306.4

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

27.	Quarterly Data (Unaudited):
	2006
	First*	Second*	Third*	Fourth	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$ 772.3	$ 770.7	$ 726.9	$ 730.2	$ 3,000.1
Operating earnings	42.0	36.8	46.3	14.4	139.5
Recovery of amounts due from
Richard M. Scrushy	–	–	(35.0)	(12.8)	(47.8)
Government, class action, and related
settlements expense	0.1	17.2	28.4	(6.9)	38.8
Loss on early extinguishment of debt	361.1	4.5	–	–	365.6
Loss from continuing operations	(421.1)	(36.0)	(71.4)	(70.5)	(599.0)
Loss from discontinued operations, net of
income tax expense	(14.0)	(6.4)	(4.7)	(0.9)	(26.0)
Net loss	$ (435.1)	$ (42.4)	$ (76.1)	$ (71.4)	$ (625.0)
Convertible perpetual preferred dividends	–	(9.2)	(6.5)	(6.5)	(22.2)
Net loss available to common shareholders	$ (435.1)	$ (51.6)	$ (82.6)	$ (77.9)	$ (647.2)
Basic and diluted earnings per common share:
Loss from continuing operations
available to common shareholders	$ (5.29)	$ (0.57)	$ (0.98)	$ (0.97)	$ (7.81)
Loss from discontinued operations,
net of tax	(0.18)	(0.08)	(0.06)	(0.01)	(0.33)
Net loss per share available to common
shareholders	$ (5.47)	$ (0.65)	$ (1.04)	$ (0.98)	$ (8.14)

	2005
	First*	Second*	Third*	Fourth*	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$ 823.9	$ 798.3	$ 761.4	$ 733.4	$ 3,117.0
Operating (loss) earnings	(148.6)	39.0	91.8	(2.1)	(19.9)
Recovery of amounts due from
Meadowbrook	–	–	(37.9)	–	(37.9)
Government, class action, and related
settlements expense	215.0	–	–	–	215.0
(Loss) income from continuing operations**	(241.1)	(55.9)	2.2	(84.0)	(378.8)
Loss from discontinued operations, net of
income tax expense	(17.1)	(6.5)	(13.7)	(29.9)	(67.2)
Net loss	$ (258.2)	$ (62.4)	$ (11.5)	$ (113.9)	$ (446.0)
Basic and diluted earnings per common share:
(Loss) income from continuing operations
available to common shareholders**	$ (3.04)	$ (0.70)	$ 0.03	$ (1.06)	$ (4.77)
Loss from discontinued operations,
net of tax	(0.22)	(0.08)	(0.17)	(0.38)	(0.85)
Net loss per share available to common
shareholders	$ (3.26)	$ (0.78)	$ (0.14)	$ (1.44)	$ (5.62)

*Amounts are presented using facilities identified as of December 31, 2006 that met the requirements of FASB Statement No. 144 to be reported as discontinued operations.

**Although we had income from continuing operations during the third quarter of 2005, basic and diluted earnings per common share are both $0.03 per share. Therefore, no separate calculation of diluted earnings per common share is presented.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

28.	Condensed Consolidating Financial Information:

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors are 100% owned by HealthSouth, and all guarantees are full and unconditional and joint and several. HealthSouth’s investments in its consolidated subsidiaries, as well as guarantor subsidiaries’ investments in non-guarantor subsidiaries and non-guarantor subsidiaries’ investments in guarantor subsidiaries, are presented under the equity method of accounting.

As described in Note 9, Long-term Debt, the terms of our Credit Agreement restrict us from declaring or paying cash dividends on our common stock unless: (1) we are not in default under our Credit Agreement and (2) the amount of the dividend, when added to the aggregate amount of certain other defined payments made during the same fiscal year, does not exceed certain maximum thresholds. However, as described in Note 12, Convertible Perpetual Preferred Stock, our Series A Preferred Stock generally provides for the payment of cash dividends, subject to certain limitations.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

	As of December 31, 2006
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 19.8	$ 2.8	$ 18.0	$ –	$ 40.6
Current portion of restricted cash	3.0	–	96.6	–	99.6
Current portion of restricted marketable
securities	–	–	37.5	–	37.5
Accounts receivable, net	24.7	179.4	163.3	–	367.4
Insurance recoveries receivable	230.0	–	–	–	230.0
Other current assets	65.2	47.5	48.2	(55.7)	105.2
Total current assets	342.7	229.7	363.6	(55.7)	880.3
Property and equipment, net	130.1	586.3	379.6	–	1,096.0
Goodwill	–	318.3	578.6	–	896.9
Intangible assets, net	0.8	24.9	28.4	–	54.1
Investment in and advances to nonconsolidated
affiliates	1.3	30.0	29.7	(1.7)	59.3
Other long-term assets	278.4	66.7	134.2	(106.3)	373.0
Intercompany receivable (payable)	9.0	262.3	(69.8)	(201.5)	–
Total assets	$ 762.3	$ 1,518.2	$ 1,444.3	$ (365.2)	$ 3,359.6
Liabilities and Shareholders’
(Deficit) Equity
Current liabilities:
Current portion of long-term debt	$ 21.7	$ 11.3	$ 4.0	$ –	$ 37.0
Accounts payable	38.5	32.8	33.8	–	105.1
Accrued expenses and other current
liabilities	315.8	44.6	103.5	(15.4)	448.5
Refunds due patients and other third-
party payors	100.1	0.2	0.1	–	100.4
Current portion of government, class
action, and related settlements	570.6	–	–	–	570.6
Total current liabilities	1,046.7	88.9	141.4	(15.4)	1,261.6
Long-term debt, net of current portion	3,232.2	81.7	88.4	(37.0)	3,365.3
Other long-term liabilities	133.4	13.3	115.7	(3.6)	258.8
Intercompany (receivable) payable	(1,852.8)	953.2	1,282.8	(383.2)	–
	2,559.5	1,137.1	1,628.3	(439.2)	4,885.7
Commitments and contingencies
Minority interest in equity of consolidated
affiliates	–	–	267.5	3.6	271.1
Convertible perpetual preferred stock	387.4	–	–	–	387.4

Shareholders’ (deficit) equity	(2,184.6)	381.1	(451.5)	70.4	(2,184.6)
Total liabilities and shareholders’
(deficit) equity	$ 762.3	$ 1,518.2	$ 1,444.3	$ (365.2)	$ 3,359.6

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

	As of December 31, 2005
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 162.2	$ 0.1	$ 12.2	$ –	$ 174.5
Current portion of restricted cash	2.5	–	148.9	–	151.4
Marketable securities	23.0	–	0.8	–	23.8
Accounts receivable, net	23.6	191.4	177.0	–	392.0
Other current assets	74.8	47.3	49.6	(39.1)	132.6
Total current assets	286.1	238.8	388.5	(39.1)	874.3
Property and equipment, net	164.9	622.7	391.7	–	1,179.3
Goodwill	1.4	320.4	589.6	–	911.4
Intangible assets, net	0.1	28.0	23.4	–	51.5
Investment in and advances to nonconsolidated
affiliates	3.0	27.0	17.6	(1.2)	46.4
Other long-term assets	324.4	158.6	206.3	(160.0)	529.3
Intercompany (payable) receivable	(74.2)	259.0	(70.4)	(114.4)	–
Total assets	$ 705.7	$ 1,654.5	$ 1,546.7	$ (314.7)	$ 3,592.2
Liabilities and Shareholders’
(Deficit) Equity
Current liabilities:
Current portion of long-term debt	$ 12.6	$ 14.8	$ 6.4	$ –	$ 33.8
Accounts payable	49.8	34.8	36.6	–	121.2
Accrued expenses and other current
liabilities	385.4	38.4	66.6	(12.1)	478.3
Refunds due patients and other third-
party payors	143.2	0.1	0.1	–	143.4
Current portion of government, class
action, and related settlements	333.1	–	–	–	333.1
Total current liabilities	924.1	88.1	109.7	(12.1)	1,109.8
Long-term debt, net of current portion	3,185.5	113.7	95.9	(27.0)	3,368.1
Government, class action, and related
settlements, net of current portion	135.2	–	–	–	135.2
Other long-term liabilities	101.9	10.1	134.1	–	246.1
Intercompany (receivable) payable	(2,100.3)	1,193.6	1,362.2	(455.5)	–
	2,246.4	1,405.5	1,701.9	(494.6)	4,859.2
Commitments and contingencies
Minority interest in equity of consolidated
affiliates	–	1.6	272.1	–	273.7

Shareholders’ (deficit) equity	(1,540.7)	247.4	(427.3)	179.9	(1,540.7)
Total liabilities and shareholders’
(deficit) equity	$ 705.7	$ 1,654.5	$ 1,546.7	$ (314.7)	$ 3,592.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the year ended December 31, 2006
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$ 187.1	$ 1,453.3	$ 1,396.7	$ (37.0)	$ 3,000.1
Operating expenses:
Salaries and benefits	195.9	674.6	535.0	(7.1)	1,398.4
Professional and medical director fees	16.3	37.8	17.9	–	72.0
Supplies	7.9	81.1	198.8	–	287.8
Other operating expenses	79.7	210.6	193.2	(26.3)	457.2
Provision for doubtful accounts	8.1	69.4	41.8	–	119.3
Depreciation and amortization	29.6	67.0	51.6	–	148.2
Occupancy costs	6.1	62.4	76.5	(3.6)	141.4
Recovery of amounts due from Richard M.
Scrushy	(47.8)	–	–	–	(47.8)
Loss (gain) on disposal of assets	1.0	1.8	(7.3)	–	(4.5)
Impairment of intangible and long-lived
assets	8.9	2.5	3.8	–	15.2
Government, class action, and related
settlements expense	35.4	3.3	0.1	–	38.8
Professional fees—accounting, tax, and
legal	162.7	0.9	–	–	163.6
Total operating expenses	503.8	1,211.4	1,111.4	(37.0)	2,789.6
Loss on early extinguishment of debt	365.3	0.3	–	–	365.6
Interest expense and amortization of debt
discounts and fees	323.7	10.0	16.0	(14.6)	335.1
Interest income	(12.6)	(2.7)	(15.0)	14.6	(15.7)
Loss (gain) on sale of investments	0.1	2.7	(0.9)	–	1.9
Loss on interest rate swap	10.5	–	–	–	10.5
Equity in net income of nonconsolidated
affiliates	(1.5)	(8.2)	(11.6)	–	(21.3)
Equity in net income of consolidated affiliates	(145.2)	(109.4)	(0.9)	255.5	–
Minority interests in earnings of consolidated
affiliates	–	–	92.3	–	92.3
Management fees	(120.3)	60.3	60.0	–	–
(Loss) income from continuing operations
before income tax (benefit) expense	(736.7)	288.9	145.4	(255.5)	(557.9)
Provision for income tax (benefit) expense	(122.6)	122.4	41.3	–	41.1
(Loss) income from continuing operations	(614.1)	166.5	104.1	(255.5)	(599.0)
Loss from discontinued operations, net of
income tax expense	(10.9)	(15.1)	–	–	(26.0)
Net (loss) income	(625.0)	151.4	104.1	(255.5)	(625.0)
Convertible perpetual preferred dividends	(22.2)	–	–	–	(22.2)
Net (loss) income available to common
shareholders	$ (647.2)	$ 151.4	$ 104.1	$ (255.5)	$ (647.2)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the year ended December 31, 2005
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$ 199.1	$ 1,535.5	$ 1,456.8	$ (74.4)	$ 3,117.0
Operating expenses:
Salaries and benefits	176.7	689.5	541.9	(22.0)	1,386.1
Professional and medical director fees	13.4	39.4	18.8	–	71.6
Supplies	6.9	84.2	203.1	–	294.2
Other operating expenses	154.8	207.2	228.2	(49.8)	540.4
Provision for doubtful accounts	3.0	56.1	35.2	–	94.3
Depreciation and amortization	29.8	73.3	59.5	–	162.6
Occupancy costs	(21.7)	59.5	77.9	(2.6)	113.1
Recovery of amounts due from
Meadowbrook	(37.9)	–	–	–	(37.9)
Loss on disposal of assets	2.5	8.4	5.7	–	16.6
Impairment of intangible and long-lived
assets	8.9	28.8	5.6	–	43.3
Government, class action, and related
settlements expense	215.0	–	–	–	215.0
Professional fees—accounting, tax, and
legal	169.5	0.3	–	–	169.8
Total operating expenses	720.9	1,246.7	1,175.9	(74.4)	3,069.1
Interest expense and amortization of debt
discounts and fees	324.4	12.0	12.8	(11.7)	337.5
Interest income	(16.8)	(1.7)	(10.3)	11.7	(17.1)
Loss (gain) on sale of investments	0.8	(0.3)	(0.4)	–	0.1
Equity in net income of nonconsolidated
affiliates	(0.9)	(17.5)	(11.0)	–	(29.4)
Equity in net income of consolidated affiliates	(93.9)	(68.0)	(1.4)	163.3	–
Minority interests in earnings of consolidated
affiliates	–	1.1	96.1	–	97.2
Management fees	(181.4)	106.7	74.7	–	–
(Loss) income from continuing operations
before income tax (benefit) expense	(554.0)	256.5	120.4	(163.3)	(340.4)
Provision for income tax (benefit) expense	(136.3)	141.4	33.3	–	38.4
(Loss) income from continuing operations	(417.7)	115.1	87.1	(163.3)	(378.8)
Loss from discontinued operations, net of
income tax expense	(28.3)	(18.0)	(20.9)	–	(67.2)
Net (loss) income	$ (446.0)	$ 97.1	$ 66.2	$ (163.3)	$ (446.0)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the year ended December 31, 2004
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$ 182.1	$ 1,645.7	$ 1,669.2	$ (87.3)	$ 3,409.7
Operating expenses:
Salaries and benefits	192.4	739.5	639.9	–	1,571.8
Professional and medical director fees	5.3	43.5	23.5	–	72.3
Supplies	7.9	91.6	218.7	–	318.2
Other operating expenses	69.2	190.9	233.5	(65.4)	428.2
Provision for doubtful accounts	3.8	70.0	35.8	–	109.6
Depreciation and amortization	29.9	80.3	62.0	–	172.2
Occupancy costs	20.1	64.5	89.7	(21.9)	152.4
Loss on disposal of assets	0.5	8.0	1.7	–	10.2
Impairment of intangible and long-lived
assets	0.5	31.2	4.8	–	36.5
Professional fees—accounting, tax, and
legal	206.2	–	–	–	206.2
Total operating expenses	535.8	1,319.5	1,309.6	(87.3)	3,077.6
(Gain) loss on early extinguishment of debt	(0.1)	0.1	–	–	–
Interest expense and amortization of debt
discounts and fees	284.3	14.5	11.4	(8.8)	301.4
Interest income	(15.8)	(1.1)	(5.0)	8.8	(13.1)
Gain on sale of investments	(0.5)	(2.9)	(0.6)	–	(4.0)
Equity in net income of nonconsolidated
affiliates	(0.4)	(1.4)	(8.1)	–	(9.9)
Equity in net income of consolidated affiliates	(103.3)	(115.9)	0.7	218.5	–
Minority interests in earnings of consolidated
affiliates	–	2.4	92.6	–	95.0
Management fees	(246.5)	133.3	113.2	–	–
(Loss) income from continuing operations
before income tax (benefit) expense	(271.4)	297.2	155.4	(218.5)	(37.3)
Provision for income tax (benefit) expense	(153.3)	123.8	41.4	–	11.9
(Loss) income from continuing operations	(118.1)	173.4	114.0	(218.5)	(49.2)
Loss from discontinued operations, net of
income tax expense	(56.4)	(32.2)	(36.7)	–	(125.3)
Net (loss) income	$ (174.5)	$ 141.2	$ 77.3	$ (218.5)	$ (174.5)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2006
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash (used in) provided by operating
activities	$ (522.2)	$ 187.9	$ 253.8	$ (39.9)	$ (120.4)
Cash flows from investing activities:
Capital expenditures	$ –	$ (52.3)	$ (46.9)	$ –	$ (99.2)
Proceeds from sale of assets	0.1	3.3	7.8	–	11.2
Proceeds from sale and maturities of
marketable securities	31.2	–	0.9	–	32.1
Proceeds from sale and maturities of restricted
marketable securities	–	–	10.0	–	10.0
Purchase of investments	(8.1)	–	(7.6)	–	(15.7)
Purchase of restricted investments	–	–	(77.5)	–	(77.5)
Proceeds from sale of equity interests of
consolidated affiliates	–	2.5	20.2	–	22.7
Repurchases of equity interests of consolidated
affiliates	–	–	(11.0)	–	(11.0)
Net change in restricted cash	(0.6)	–	138.4	–	137.8
Other	1.6	(1.1)	(10.9)	–	(10.4)
Net cash provided by investing activities of
discontinued operations	1.5	43.5	14.3	–	59.3
Net cash provided by (used in) investing
activities	$ 25.7	$ (4.1)	$ 37.7	$ –	$ 59.3
Cash flows from financing activities:
Checks in excess of bank balance	$ (16.5)	$ –	$ –	$ –	$ (16.5)
Principal borrowings on notes	3,050.0	–	–	–	3,050.0
Proceeds from bond issuance	1,000.0	–	–	–	1,000.0
Principal payments on debt	(4,436.1)	(17.2)	(0.7)	–	(4,454.0)
Borrowings on revolving credit facility	170.0	–	–	–	170.0
Principal payments under capital lease
obligations	(1.8)	(11.5)	(6.1)	–	(19.4)
Issuance of convertible perpetual preferred stock	400.0	–	–	–	400.0
Dividends on convertible perpetual preferred
stock	(15.7)	–	–	–	(15.7)
Preferred stock issuance costs	(12.6)	–	–	–	(12.6)
Debt issuance costs	(79.8)	–	–	–	(79.8)
Proceeds from repayment of notes receivable
from shareholders, officers, and
management employees	0.1	–	–	–	0.1
Distributions to minority interests of
consolidated affiliates	–	–	(96.1)	–	(96.1)
Change in intercompany advances	296.6	(152.1)	(184.4)	39.9	–
Net cash used in financing activities of
discontinued operations	(0.1)	(0.5)	(0.7)	–	(1.3)
Net cash provided by (used in)
financing activities	$ 354.1	$ (181.3)	$ (288.0)	$ 39.9	$ (75.3)
Effect of exchange rate changes on cash and
cash equivalents	$ –	$ –	$ 0.1	$ –	$ 0.1
(Decrease) increase in cash and cash equivalents	$ (142.4)	$ 2.5	$ 3.6	$ –	$ (136.3)
Cash and cash equivalents at beginning of
year	162.2	0.1	12.2	–	174.5
Cash and cash equivalents of discontinued
operations at beginning of year	–	0.2	2.8	–	3.0
Less: Cash and cash equivalents of
discontinued operations at end of year	–	–	(0.6)	–	(0.6)
Cash and cash equivalents at end of year	$ 19.8	$ 2.8	$ 18.0	$ –	$ 40.6

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2005
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash (used in) provided by operating
activities	$ (309.5)	$ 78.6	$ 196.3	$ 31.7	$ (2.9)
Cash flows from investing activities:
Capital expenditures	$ (29.1)	$ (36.7)	$ (27.2)	$ –	$ (93.0)
Proceeds from sale of assets	0.2	2.0	8.2	–	10.4
Proceeds from sale and maturities of
marketable securities	47.1	–	0.1	–	47.2
Purchase of investments	(69.8)	–	(0.8)	–	(70.6)
Proceeds from sale of equity interests of
consolidated affiliates	–	0.1	18.7	–	18.8
Repurchases of equity interests of
consolidated affiliates	–	–	(11.5)	–	(11.5)
Net change in restricted cash	23.0	–	(25.0)	–	(2.0)
Other	–	(1.2)	–	–	(1.2)
Net cash provided by investing activities of
discontinued operations	–	0.1	–	–	0.1
Net cash used in investing activities	$ (28.6)	$ (35.7)	$ (37.5)	$ –	$ (101.8)
Cash flows from financing activities:
Checks in excess of bank balance	$ 7.7	$ –	$ –	$ –	$ 7.7
Principal borrowings on notes	200.0	–	0.1	–	200.1
Principal payments on debt	(246.7)	(3.4)	(1.9)	–	(252.0)
Principal payments under capital lease
obligations	(1.6)	(17.8)	(8.3)	–	(27.7)
Debt issuance costs	(17.9)	–	–	–	(17.9)
Proceeds from repayment of notes receivable
from shareholders, officers, and
management employees	13.8	–	–	–	13.8
Distributions to minority interests of
consolidated affiliates	–	(1.0)	(89.0)	–	(90.0)
Change in intercompany advances	271.4	(20.6)	(219.1)	(31.7)	–
Net cash used in financing activities of
discontinued operations	(0.2)	(5.0)	(0.8)	–	(6.0)
Net cash provided by (used in)
financing activities	$ 226.5	$ (47.8)	$ (319.0)	$ (31.7)	$ (172.0)
Effect of exchange rate changes on cash and
cash equivalents	$ –	$ –	$ (1.2)	$ –	$ (1.2)
Decrease in cash and cash equivalents	$ (111.6)	$ (4.9)	$ (161.4)	$ –	$ (277.9)
Cash and cash equivalents at beginning of
year	273.5	5.1	171.5	–	450.1
Cash and cash equivalents of discontinued
operations at beginning of year	0.3	0.1	4.9	–	5.3
Less: Cash and cash equivalents of
discontinued operations at end of year	–	(0.2)	(2.8)	–	(3.0)
Cash and cash equivalents at end of year	$ 162.2	$ 0.1	$ 12.2	$ –	$ 174.5

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2004
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash (used in) provided by operating
activities	$ (156.1)	$ 211.9	$ 338.0	$ (3.0)	$ 390.8
Cash flows from investing activities:
Capital expenditures	$ (30.6)	$ (86.0)	$ (40.1)	$ –	$ (156.7)
Proceeds from sale of assets	–	11.5	5.1	–	16.6
Proceeds from sale of equity interests of
consolidated affiliates	–	0.1	4.4	–	4.5
Repurchases of equity interests of
consolidated affiliates	–	–	(4.9)	–	(4.9)
Net change in restricted cash	(9.4)	0.7	(56.4)	–	(65.1)
Other	0.8	0.4	1.0	–	2.2
Net cash (used in) provided by investing
activities of discontinued operations	(0.1)	–	17.6	–	17.5
Net cash used in investing activities	$ (39.3)	$ (73.3)	$ (73.3)	$ –	$ (185.9)
Cash flows from financing activities:
Checks in excess of bank balance	$ (9.1)	$ –	$ –	$ –	$ (9.1)
Proceeds from bond issuance	327.6	–	–	–	327.6
Principal payments on debt	(351.6)	(3.8)	(4.0)	–	(359.4)
Principal payments under capital lease
obligations	(4.2)	(13.6)	(8.4)	–	(26.2)
Debt issuance costs	(11.1)	–	–	–	(11.1)
Consent fees paid	(80.2)	–	–	–	(80.2)
Stock warrants issued	27.5	–	–	–	27.5
Distributions to minority interests of
consolidated affiliates	–	(1.8)	(86.5)	–	(88.3)
Change in intercompany advances	293.2	(151.7)	(144.5)	3.0	–
Other	19.9	–	(20.0)	–	(0.1)
Net cash used in financing activities of
discontinued operations	(0.2)	(4.1)	(1.1)	–	(5.4)
Net cash provided by (used in)
financing activities	$ 211.8	$ (175.0)	$ (264.5)	$ 3.0	$ (224.7)
Effect of exchange rate changes on cash and
cash equivalents	$ –	$ –	$ 1.3	$ –	$ 1.3
Increase (decrease) in cash and cash
equivalents	$ 16.4	$ (36.4)	$ 1.5	$ –	$ (18.5)
Cash and cash equivalents at beginning of
year	256.9	39.4	165.7	–	462.0
Cash and cash equivalents of discontinued
operations at beginning of year	0.5	2.2	9.2	–	11.9
Less: Cash and cash equivalents of
discontinued operations at end of year	(0.3)	(0.1)	(4.9)	–	(5.3)
Cash and cash equivalents at end of year	$ 273.5	$ 5.1	$ 171.5	$ –	$ 450.1